   As filed with the Securities and Exchange Commission on November 20, 1998.

                                                 Registration No. 333-
                                                                      ----------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------
                          ARONEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                2834                      76-0196535
(State or other jurisdiction         (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification Number)

                          8707 Technology Forest Place
                         The Woodlands, Texas 77381-1191
                                 (281) 367-1666
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           ---------------------------

                                 GEOFFREY F. COX
                             CHIEF EXECUTIVE OFFICER
                          8707 TECHNOLOGY FOREST PLACE
                         THE WOODLANDS, TEXAS 77381-1191
                                 (281) 367-1666
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                   COPY TO:

                                JEFFREY L. WADE
                             ANDREWS & KURTH L.L.P.
                        2170 BUCKTHORNE PLACE, SUITE 150
                           THE WOODLANDS, TEXAS 77380
                                 (713) 220-4801

                           ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                          ---------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM             AMOUNT OF
        TO BE REGISTERED               REGISTERED    OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      4,500,000 shares           $3.16                    $14,220,000                  $3,953
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on November 18, 1998.
                           ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to by these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1998

                                   PROSPECTUS

                                4,500,000 SHARES

                      [ARONEX PHARMACEUTICALS, INC. LOGO]

                                  COMMON STOCK

     This prospectus relates to a public offering of shares of common stock of Aronex Pharmaceuticals, Inc. The Company's common stock is traded on the Nasdaq National Market under the symbol "ARNX." On November 18, 1998, the last reported sales price of the Company's common stock on the Nasdaq National Market was $3 1/16 per share.


     Aronex Pharmaceuticals is an emerging biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. The Company currently has four medicines in various stages of clinical development. The Company also has proprietary technologies in drug formulation and drug delivery.

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.



                                                    Per Share              Total
                                                    ---------              -----
Public Offering Price........................... $                     $
Commissions and Fees............................ $                     $
Proceeds to the Company......................... $                     $

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Aronex Pharmaceuticals is offering the common stock, on an all or none basis, to selected investors purchasing for investment. The Company has retained Paramount Capital, Inc. to act as its agent to arrange this transaction. The agent must sell all 4,500,000 shares if any are sold. The agent is required to use only its best efforts to sell all 4,500,000 shares. The agent will not accept investor funds until indications of interest have been received for the full amount of the offering, at which time the Company will request effectiveness of the registration statement of which this prospectus is a part. Only after the registration statement has been declared effective will the agent accept investor funds, which will be placed in an escrow account with State Street Bank and Trust Co., as escrow agent. The agent will distribute confirmation and definitive prospectuses to all investors at the time of pricing and inform investors of the closing date, which will be scheduled three days after pricing.


                    The date of this prospectus is                      , 1998

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully.

                                   THE COMPANY

     Aronex Pharmaceuticals, Inc. is an emerging biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. The Company's strategy is to identify and develop medicines based upon either refinements of proven therapies or novel mechanisms of action against specific disease targets. The Company has a portfolio of clinical products that it believes provides a balanced development and commercialization risk profile. The Company believes its focus on medicines for cancer and infectious diseases for which current therapy is inadequate will provide synergies in development and product marketing and will facilitate expedited commercialization of its products.

     Aronex Pharmaceuticals currently has four products in various stages of ongoing clinical development. The Company also has one product in a clinical trial sponsored by an academic collaborator. In addition, the Company has proprietary technologies in drug formulation and drug delivery. The following table lists the Company's clinical products, along with their initial indications and clinical status:


               PRODUCT                      INDICATIONS                              CLINICAL STATUS
               -------                      -----------                              ---------------
NYOTRAN(R).......................   Presumed Fungal Infections                 Phase III
                                    Cryptococcal Meningitis                    Phase III
                                    Candidemia                                 Phase II completed
                                    Aspergillus Salvage                        Phase II
ATRAGEN(R).......................   Acute Promyelocytic Leukemia               Phase II  (pivotal)
                                    Non-Hodgkin's Lymphoma                     Phase II
                                    Kaposi's Sarcoma                           Phase II completed
Annamycin........................   Breast Cancer                              Phase II
Zintevir(R)......................   HIV Infection                              Phase I/II
Platar...........................   Lung Cancer                                Phase II (institutional IND)

     The Company has established strategic alliances and collaboration arrangements with leading corporations and academic institutions, including alliances with Abbott Laboratories and Genzyme Corporation and a collaboration with The University of Texas M.D. Anderson Cancer Center.

NYOTRAN(R)

     Aronex Pharmaceuticals is developing NYOTRAN(R) for the treatment of systemic fungal infections. Systemic fungal infections threaten patients who have suppressed immune systems due to the adverse effects of chemotherapy, HIV infection or anti-rejection therapy for organ transplants. NYOTRAN is a lipid-based, intravenous formulation of nystatin, an established, widely-used topical anti-fungal agent. Nystatin has not previously been used in treating systemic fungal infections because of its toxicity. The Company formulated NYOTRAN to reduce the toxicity of "free" nystatin, allowing it to be administered at doses that the Company believes will be effective in treating a broad spectrum of fungal infections including Aspergillus (mold based) and Candida (yeast based) fungal infections. NYOTRAN is currently in Phase III comparative clinical trials for presumed fungal infections, Phase III clinical trials for Cryptoccocal meningitis and Phase II Aspergillus salvage trials. The Company expects to complete the clinical trials for presumed fungal infections in late 1998. If these clinical trials are successful, the Company expects to file a New Drug Application, or NDA, with the United States Food and Drug Administration in 1999.

     In November 1998, the Company entered into a license agreement with Abbott Laboratories for NYOTRAN. The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN, subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain copromotion rights retained by the Company in the United States and Canada. Abbott has agreed to pay the Company up-front payments of $2.8 million under the license agreement and has agreed to purchase 837,989 shares of the Company's common stock for $3.0 million under a related stock purchase agreement. Abbott has also agreed to provide funding for the continuing clinical development of NYOTRAN and to make subsequent milestone payments as specified regulatory goals and sales targets are achieved. Abbott will also pay to the Company escalating royalties on all product sales of NYOTRAN.

     The Company estimates that each year over 300,000 patients worldwide develop systemic fungal infections. The number of patients developing systemic fungal infections continues to increase because of the aging population, more aggressive use of chemotherapy, advances in medical therapies and the development of resistant fungal strains.

ATRAGEN(R)

     Aronex Pharmaceuticals is developing ATRAGEN(R) for the treatment of acute promyelocytic leukemia and certain other cancers. ATRAGEN is a lipid-based, intravenous formulation of all-trans retinoic acid, or ATRA, an orally active derivative of vitamin A that is effective in treating certain leukemias. The Company believes that the rate at which the oral formulation of ATRA is metabolized lowers the amount of drug that reaches the cancer target and may reduce its effectiveness. The oral formulation of ATRA can also cause an adverse effect called ATRA syndrome, consisting of fever and pulmonary distress. The Company formulated ATRAGEN to overcome these limitations. ATRAGEN is currently in a pivotal Phase II clinical evaluation for its potential to induce remission and prevent relapse of acute promyelocytic leukemia in patients. The Company completed patient enrollment of the Phase II clinical trials in the third quarter of 1998 and expects to file an NDA by the end of 1998.

     The Company estimates that approximately 2,000 new cases worldwide of acute promyelocytic leukemia are diagnosed annually. The Company believes that ATRAGEN may also be useful in treating other types of cancer, and plans to evaluate the efficacy of ATRAGEN in other hematologic malignancies and solid tumors. In mid-1998, the Company initiated a Phase II clinical trial in non-Hodgkin's lymphoma and plans to initiate clinical trials in other indications in the near future. The Company estimates that each year approximately 1,000,000 patients worldwide develop the various types of cancer identified as potential indications for ATRAGEN.

ANNAMYCIN

     Aronex Pharmaceuticals is developing Annamycin for the treatment of breast cancer. Annamycin is a lipid- based formulation of a novel anthracycline, a class of compounds that includes doxorubicin and many other widely-used anti-cancer agents. Acquired tumor resistance and severe cardiotoxicity limit the effectiveness of many anthracyclines. The Company believes that Annamycin may overcome acquired tumor resistance, commonly referred to as "multi-drug resistance," by circumventing a mechanism behind multi-drug resistance that transports most types of anti-cancer drugs out of tumor cells. The Company believes that Annamycin may also offer reduced cardiotoxicity compared to other anthracyclines. Annamycin is currently in Phase II clinical trials in breast cancer patients who have failed treatment with other therapies.

     The American Cancer Society estimates that each year there are approximately 179,000 new cases of breast cancer in the United States. The Company believes Annamycin may also be useful in treating other varieties of solid tumors, leukemias and lymphomas.

ZINTEVIR(R)

     Aronex Pharmaceuticals is developing Zintevir(R) for the treatment of human immunodeficiency virus infection. The drugs currently approved in the United States for treatment of HIV infection consist of reverse transcriptase inhibitors, such as AZT, ddI, ddC, d4T and 3TC, and protease inhibitors, such as saquinavir, ritinovir and indinavir. By contrast, Zintevir's primary mechanism of action is the inhibition of HIV-1 integrase, a key enzyme in catalyzing the integration of HIV within human cells. Zintevir is in a Phase I/II clinical trial designed to determine its ability to reduce viral load and to gather data on its safety and pharmacokinetics at multiple escalating doses in HIV-positive patients. The Company expects to complete the Phase I/II clinical trial by the end of 1998.

PLATAR

         Aronex Pharmaceuticals is evaluating the novel platinum analogue Platar for the treatment of solid tumors. The University of Texas M.D. Anderson Cancer Center is currently conducting a Phase II clinical trial of Platar for the treatment of mesothelioma, a type of lung cancer, under an institutional Investigational New Drug Application.

COMPANY BACKGROUND AND STRATEGY

         Aronex Pharmaceuticals was incorporated in 1986 as Argus
Pharmaceuticals, Inc. Argus changed its name to Aronex Pharmaceuticals, Inc. when it acquired Oncologix, Inc. and Triplex Pharmaceutical Corporation through a three-way merger in September 1995. Since the merger, Aronex Pharmaceuticals has established a strategy to build on the following strengths:

         o         a clear focus in cancer and infectious diseases
         o a well-defined and diverse group of products at various stages of clinical development
         o         technologies in drug development and delivery
         o a diverse group of corporate partners and academic affiliations
         o anexperienced team of biopharmaceutical personnel able to identify and develop new products, design and implement complex clinical trials, manage regulatory issues, develop manufacturing processes and implement the commercialization of products

         The Company's corporate headquarters are located at 8707 Technology Forest Place, The Woodlands, Texas 77381-1191, and its telephone number is (281) 367-1666.

                                  THE OFFERING


Common stock offered by the Company............... 4,500,000 shares
Common stock to be outstanding after
the offering...................................... 20,841,734 shares (1)
Use of proceeds................................... To fund preclinical and clinical testing of the Company's product candidates, continued research and development and capital expenditures and for general corporate purposes.
Nasdaq National Market symbol..................... ARNX

---------------------------

(1) Reflects completion of the sale of 837,989 shares of common stock to Abbott Laboratories with a scheduled closing date of November 30, 1998. Excludes (i) 2,915,573 shares of common stock that may be acquired on the exercise of outstanding options, (ii) 176,941 shares that may be acquired on the exercise of outstanding warrants and (iii) 450,000 shares that may be acquired on the exercise of warrants that will be issued to Paramount Capital, Inc., the placement agent for this offering, upon completion of the offering. Also excludes shares of common stock with a value of $5.0 million that may be issued under contingent stock rights issued to former Triplex stock and option holders if the Company obtains data from clinical trials of Zintevir on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file a New Drug Application. See also "Description on Capital Stock" on p. 46.

                          SUMMARY FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                       NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                                  SEPTEMBER 30,
                           --------------------------------------------------------------------- -------------------------
                               1993          1994         1995           1996          1997          1997           1998
                           ------------  ------------ -------------  ------------ -------------- -------------  ----------
                                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Revenues:
Research and development
   grants and contracts... $      48     $     197    $  1,248       $ 2,670      $    841       $    591       $    329
Interest income...........       217           534         452         1,692         2,059          1,632          1,013
                           ---------     ---------    --------       -------      --------       --------       --------
        Total revenues....       265           731       1,700         4,362         2,900          2,223          1,342
Expenses:
Research and development..     4,491         7,637       8,347(1)     10,357        13,993          9,864         15,399
Purchase of in-process
   research and
   development............        --            --       8,383(2)        242(2)      3,000(3)       3,000(3)          --
General and administrative     1,876         1,950       2,215         1,620         2,641          1,477          2,448
Interest expense and other       123           196         184           173           257            160             41
                           ---------     ---------    --------       -------      --------       --------       --------
        Total expenses....     6,490         9,783      19,129        12,392        19,891         14,501         17,888
                           ---------     ---------    --------       -------      --------       --------       --------
Net loss.................. $  (6,225)    $  (9,052)   $(17,429)      $(8,030)     $(16,991)      $(12,278)      $(16,546)
                           =========     =========    ========       =======      ========       ========       ========
Basic and diluted loss per
   share(4)............... $   (1.72)    $   (1.76)   $  (2.69)      $ (0.62)     $  (1.14)      $  (0.83)      $  (1.07)
                           =========     =========    ========       =======      ========       ========        =======
Weighted average shares
   used in computing basic
   and diluted loss per
   share(4)...............     3,602         5,153       6,488        13,048        14,896         14,714         15,475


                                                                                     SEPTEMBER 30, 1998
                                                                                     ------------------
                                                                                       PRO FORMA (5)      PRO FORMA
                                                                        ACTUAL          (UNAUDITED)     AS ADJUSTED (6)
                                                                      -----------      -----------      -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term and long-term investments...... $   16,015       $   19,015       $   31,421
Total assets.........................................................     18,522           21,522           33,928
Total long-term obligations..........................................      1,047            1,047            1,047
Deficit accumulated during development stage.........................    (85,750)         (85,750)         (85,750)
Total stockholders' equity...........................................     11,353           14,353           26,759

---------------------------


(1) The Company's research and development expenses for the year ended December 31, 1995 do not include the research and development expenses incurred by Triplex or Oncologix prior to September 11, 1995, the effective date of the threeway merger of Argus, Oncologix and Triplex, and accordingly are not indicative of the research and development expenses that would have been incurred by the Company for the full year had such merger been effective at the beginning of the year.
(2) The amount shown as purchase of in-process research and development reflects a non-cash charge for the excess of the purchase price over the fair value of the net assets acquired. See Note 4 of Notes to Financial Statements on page F-14.
(3) Represents the fair market value of common stock issued under the contingent stock rights issued relating to the three-way merger. See
         Note 4 of Notes to Financial Statements on page F-14.
(4) See Note 2 of Notes to Financial Statements on page F-12 for a description of the computation of loss per share.
(5) Adjusted to reflect the completion of the sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million with a scheduled closing date of November 30, 1998.
(6) Adjusted to reflect (i) the completion of the sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million with a scheduled closing date of November 30, 1998, and (ii) the sale of the 4,500,000 shares of common stock offered hereby at an estimated price of $31/16 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" on page 12.

                    CAUTION AS TO FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and the Company's actual results could differ materially from those anticipated in the forward-looking statements, including those listed below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.


                                  RISK FACTORS

         INVESTING IN THE COMPANY'S COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN THE COMMON STOCK.

UNCERTAINTY OF CLINICAL TRIAL RESULTS

         Before approving a drug for commercial sale as a treatment for a disease, the United States Food and Drug Administration and other regulatory authorities generally require that the safety and efficacy of a drug be supported by results from adequate and well-controlled pivotal clinical trials in which the drug is used to treat patients suffering from the disease. The Company cannot necessarily predict the results of pivotal clinical trials of its products from the results of preclinical studies and initial clinical trials. As a result, the Company cannot necessarily predict whether its pivotal clinical trials will adequately demonstrate the drug's safety and efficacy. Furthermore, the FDA and other regulatory authorities may differ with the Company as to the sufficiency of the results of the Company's pivotal clinical trials. In some cases, the Company may need to conduct additional clinical trials before filing a New Drug Application. If the Company's pivotal clinical trails do not demonstrate the safety or efficacy of its products, or if the Company otherwise fails to obtain regulatory approval for its products, the Company will not be able to generate revenues from the commercial sale of its products.

         Pivotal clinical trials are very costly and time-consuming. The speed with which the Company is able to enroll patients in clinical trials, which is affected by the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for the study, affects the cost of the Company's clinical trials and the Company's ability to complete clinical trials on schedule. Delays in patient enrollment may result in increased costs, program delays, or both.

EARLY STAGE OF DEVELOPMENT

          The Company's business is at an early stage of development. The Company has not yet generated any revenues from the commercial sale of its products, and it does not expect to generate any significant revenues from product sales for at least several years. The Company can offer no assurance that it will ever generate revenues from product sales or that it will ever become profitable because of a variety of risks inherent in its business, including risks that:

         o clinical trials may not demonstrate the safety and efficacy of the Company's products;
         o completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;
         o the Company may not be able to obtain regulatory approval of its products, or may experience delays in obtaining such approvals;
         o the Company may not be able to manufacture its drugs economically on a commercial scale; o the Company and its licensees may not be able to successfully market the Company's products;
         o physicians may not prescribe the Company's products, or patients may not accept such products;
         o others may have proprietary rights which prevent the Company from marketing its products; and
         o        competitors may sell similar, superior or lower-cost drugs.

HISTORY OF OPERATING LOSSES AND ANTICIPATED FUTURE LOSSES

         Aronex Pharmaceuticals has incurred losses and has had negative cash flows from operations since it was founded. The Company has funded its activities primarily from sales of its stock and, to a lesser extent, from revenues under research and development agreements and grants. As of September 30, 1998, the Company's accumulated deficit was $85.8 million. To date, the Company has dedicated most of its financial resources to the research and development of products, general and administrative expenses, and the prosecution of patents and patent applications.

         The Company expects to incur operating losses for at least the next several years. The Company expects to spend substantial amounts on research and development of its products, including preclinical studies and clinical trials, and, if the Company obtains necessary regulatory approvals, on sales and marketing efforts. The Company can offer no assurance that it will ever become profitable or that it will remain profitable if and when it becomes profitable.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

         The Company will continue to require substantial additional funds to fund its operations. The Company expects that its existing financial resources, together with the estimated proceeds of this offering, will be sufficient to fund its capital requirements through 1999, and together with expected payments from Abbott Laboratories (assuming the achievement of milestones), will be sufficient to fund its capital requirements through mid-2001. After that time, the Company will need to raise substantial additional capital to fund operations. It is possible that changes in the Company's research and development plans, acquisitions or other events will require the Company to make unexpected large future expenditures. Excluding the proceeds of this offering and payments expected from Abbott Laboratories, the Company expects that its existing financial resources would be sufficient to fund its capital requirements into late 1999. The Company's independent public accountants have informed the Company that if the Company's available capital resources at the time of their audit of the financial statements for the year ending December 31, 1998 are not adequate to fund its anticipated operations through December 31, 1999, their report on those statements will include an explanatory fourth paragraph expressing substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         To satisfy its capital requirements, the Company intends to seek additional funding in the public or private capital markets or through collaboration agreements with partners. If the results of the Company's clinical trials are not favorable, it will be much more difficult for the Company to raise additional funds. The Company does not know if future funding will be available at all or on acceptable terms. If the Company is not able to obtain funding from investors, the Company may find it necessary to curtail its research and development programs or to obtain funds through arrangements that may require the Company to relinquish rights to some or all of its products or to declare bankruptcy. If the Company raises funds by selling more stock, your share ownership in the Company will be diluted. In addition, the Company may grant future investors rights which are superior to those of the common stock which you are purchasing.

GOVERNMENT REGULATION AND UNCERTAINTY OF REGULATORY APPROVAL

         The FDA and other regulatory agencies in the United States and other countries regulate nearly all of the Company's activities, including the Company's research and development activities, preclinical studies and clinical trials, and the manufacture, marketing and labeling of the Company's products. The United States Federal Food, Drug and Cosmetic Act, the regulations issued under that act and other federal and state laws govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. The process of obtaining the necessary regulatory approvals for a drug takes years, is very expensive and involves substantial risks, including the risks the Company may:

         o        fail to obtain necessary regulatory approvals;
         o        experience delays in obtaining necessary regulatory approvals;
                  or
         o obtain regulatory approvals which limit the indicated uses for which the product may be marketed.

Such failures, delays or limitations, if significant, may reduce or eliminate the Company's ability to successfully commercialize its products and generate revenues and profits.

         The FDA and other regulatory authorities will continue to review the Company's products and periodically inspect the facilities used to manufacture those products both before and after the grant of regulatory approvals. The FDA will require post-marketing reporting to monitor the safety of the Company's products. In addition, the companies that manufacture the Company's products and their manufacturing facilities:

         o        must be inspected and approved by the FDA;
         o        are subject to biennial inspections by the FDA; and
         o must comply with the FDA's Good Manufacturing Practices, or GMP, requirements.

To supply drug products for use in the United States, foreign manufacturing establishments also must comply with the FDA's GMP requirements and are subject to periodic inspection by the FDA or by regulatory authorities in their own countries under reciprocal agreements with the FDA. If the FDA or other regulatory authorities identify problems with respect to a product, manufacturer or facility, they may impose restrictions which may include warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

         The Company does not have drug manufacturing capability. Instead, it relies on its corporate partners or contract manufacturers to manufacture its products. As a result, its ability to control the manufacture of its products and compliance with GMP requirements is limited. Because FDA inspection and approval of manufacturing facilities and quality procedures for a drug are required for approval of a New Drug Application for that drug, any failure of the manufacturers of its products to satisfy the Company's need for sufficient quantities of products made in accordance with specifications or to comply with GMP requirements could delay or otherwise negatively affect its ability to obtain regulatory approval of its products.

         The Company or its licensees must obtain regulatory approvals in countries other than the United States before marketing products in those countries. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, the Company or its licensees may obtain regulatory approval for a product in a particular country, but then be subject to price regulation which prevents the sale of the product at satisfactory prices.

         The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of these materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If such an accident occurs, the Company could be held liable for resulting damages, which could be substantial. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. The Company may incur substantial costs to comply with and substantial fines or penalties if it violates any of these laws or regulations.

UNCERTAINTIES RELATING TO PATENTS AND PROPRIETARY RIGHTS

         The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. In part as a result of these still developing standards, the Company's ability to obtain and enforce patents protecting its products is uncertain and involves complex legal and factual questions. Some of the United States patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the use of certain compounds to treat specified conditions. Composition-of-matter patents are not available for some of the Company's product candidates.

         The Company cannot be certain that the inventors of subject matter covered by patents and patent applications that it owns or licenses were the first to invent or the first to file patent applications for such inventions. Furthermore, the Company can offer no assurance that any patents will issue from any pending or future patent applications it owns or has licensed. Existing or future patents owned by or licensed to the Company may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Finally, the Company can offer no assurance that any rights it has under any issued patents will provide it with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

         The Company could incur substantial costs in proceedings before the United States Patent and Trademark Office and other regulatory authorities, including interference proceedings. These proceedings could result in adverse decisions about the patentability of the Company's inventions and products, or the enforceability, validity or scope of protection offered by the Company's patents. The Company is currently involved in an interference proceeding before the United States Patent and Trademark Office regarding Platar.

         Litigation in the pharmaceutical and biotechnology industry regarding patents and other proprietary rights has been significant and widespread. Patent litigation is costly and time consuming, and the Company may not have sufficient resources to bring such litigation to a successful conclusion. The manufacture, use or sale of the Company's products may infringe on the patent rights of others. If the Company is unable to avoid infringement of the patent rights of others, it may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. The Company may not be able to obtain a license on acceptable terms, or at all. If the Company does not obtain a license, and fails successfully to defend an infringement action or to have such patents declared invalid, the Company may incur substantial money damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses. The Company may not have identified all United States and foreign patents that pose a risk of infringement.

         The Company also relies on trade secrets and other unpatented proprietary information in its business. The Company seeks to protect trade secrets and proprietary information through confidentiality agreements with its employees, consultants, advisors and collaborators. These agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. In addition, the Company's trade secrets and proprietary information could be independently discovered by others. Costly and time-consuming litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

MANUFACTURING UNCERTAINTIES; RELIANCE ON THIRD-PARTY SUPPLIERS

         The Company does not have facilities necessary to manufacture its products in accordance with FDA Good Manufacturing Practices. The Company generally uses contract manufacturers to produce larger quantities of its products for clinical testing, although it expects Abbott Laboratories to supply the quantities of NYOTRAN necessary to conduct its remaining clinical trials of that product. The Company and the manufacturers of its products have not entered into any written agreements other than periodic purchase orders for the supply of the products they manufacture on its behalf. The Company does not expect to establish any significant manufacturing capacity in the near future. Instead, the Company intends to rely on corporate partners and contract manufacturers for the manufacture and supply of its products. To the extent it relies on contract manufacturers, the Company may not be able to obtain supplies of its products on terms or in quantities which it finds acceptable. The Company's dependence on third parties for the manufacture of its products may also reduce the Company's profit margins and its ability to develop and deliver products with sufficient speed. In addition, third-party manufacturers may not provide supplies to the Company when and as needed. If the Company is unable to obtain adequate supplies, its business will be materially adversely affected.

         The Company currently can obtain the raw materials needed to produce its products in quantities that are sufficient to satisfy its clinical development product needs. Some of the Company's products, such as Annamycin, are new syntheses and are not yet available in commercial quantities. Raw materials necessary for the manufacture of the Company's products may not be available in sufficient quantities or at a reasonable cost in the future. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair the Company's competitive position and potential profitability.

SALES AND MARKETING

         The Company has no experience in sales, marketing or distribution. As a result, the Company must develop a sales and marketing force with supporting distribution capability or enter into marketing and distribution arrangements with companies that have established capabilities in those areas. The Company has entered into agreements with Abbott Laboratories and Grupo Ferrer Internacional, S.A. for the marketing, sale and distribution of NYOTRAN, while retaining certain copromotion rights in the United States and Canada. In addition, the Company has entered into an agreement with Genzyme Corporation under which Genzyme may acquire the right to market and sell ATRAGEN, subject to certain conditions and certain rights of the Company. If Genzyme does not acquire marketing rights with respect to ATRAGEN, or the Company reacquires such rights, the Company plans to enter into marketing arrangements with one or more pharmaceutical companies for that product. The Company also plans to enter into marketing agreements with one or more pharmaceutical companies to market other products that it may develop. The Company will have to make significant expenditures to the extent it elects to develop its own sales, marketing or distribution capabilities.

         To the extent that the Company has licensing, marketing or distribution arrangements under which third parties market its products, its ability to generate revenues and profits will depend upon the efforts of such third parties. In addition, the Company's licensing, marketing or distribution arrangements with such parties may have terms which are not favorable to the Company. The Company may not be successful in establishing sales, marketing and distribution capabilities, to the extent it elects to do so. The Company or its collaborators may not be successful in gaining market acceptance for any products that the Company may develop. If the Company fails to establish marketing capabilities or enter into marketing arrangements with third parties, or if the Company or its marketing partners fail to market a product successfully, the Company's ability to generate revenues and profits will be reduced or eliminated.

COLLABORATIVE ARRANGEMENTS

         The Company's strategy involves entering into arrangements with corporate, government and academic collaborators, licensors, licensees and others. As a consequence, the Company's success may depend on the success of these other parties in performing their responsibilities. The Company may not be able to establish additional collaborative arrangements or license agreements that it needs to develop and commercialize its products. Even if established, the Company's collaborative or license agreements may not be successful. Some of the Company's collaborative agreements and license agreements provide for milestone payments to the Company, and others require the Company to pay milestone payments to others. The Company may not be able to achieve the milestones that trigger payments to the Company; in addition, payments by the Company may not result in the development of marketable products by its collaborators.

INTENSE COMPETITION

         The biotechnology and pharmaceutical industries are intensely competitive. The Company believes that competition will be intense for all of its product candidates. The Company's competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms, and universities and other research institutions. Many of these competitors have greater financial and other resources than the Company. These competitors may succeed in developing products, including liposomes and liposomal products, that are safer, more effective or less costly than the Company's products. Even if the Company's products prove to be more effective than those developed by its competitors, its competitors may be more successful because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If the Company commences significant commercial sales of its products, it or its collaborators will compete in areas in which the Company has little or no experience, such as manufacturing and marketing.

         Some of the Company's competitors are active in the development of liposome and liposomal research and product development to treat cancer and certain fungal infections. Those competitors include The Liposome Company, Inc., NeXstar Pharmaceuticals, Inc., and SEQUUS Pharmaceuticals, Inc. Each of these companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat diseases targeted by the Company could reduce the market acceptance of the Company's products. The presence of directly competitive products could also result in intense price competition, which could reduce the Company's revenues and profits.

RAPID TECHNOLOGICAL CHANGE

         Biotechnology and related pharmaceutical technology have undergone and continue to be subject to rapid and significant change. The Company expects that the technologies associated with biotechnology research and development will continue to develop rapidly. The Company's future will depend in large part on its ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that the Company develops may become obsolete before it recovers any expenses incurred in developing those products.

THIRD-PARTY REIMBURSEMENT

         The Company's ability to commercialize its products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of the Company's products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize reimbursement for the Company's products, even if they are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for the Company's products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

         Third-party payors in the United States or foreign countries may not offer reimbursement for the Company's products, or may withdraw approvals for or limit the amount or availability of such reimbursement such that the demand for or price of the Company's products falls. The unavailability or inadequacy of third-party reimbursement for the Company's products could have a material adverse effect on the Company. The Company cannot predict what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation might have on the Company's business.

POTENTIAL PRODUCT LIABILITY CLAIMS; AVAILABILITY OF INSURANCE

         The Company may be subject to product liability claims if the use of its products is alleged to injure subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. Product liability claims could result in a recall of the Company's products or a change in the indications for which they may be used. The Company presently has product liability insurance coverage for claims arising from the use of its products in clinical trials. This insurance may not be adequate to cover claims. Furthermore, product liability insurance is becoming increasingly expensive. As a result, the Company may not be able to maintain its current insurance coverage, obtain additional insurance for clinical trials or for commercial sales or obtain insurance at a reasonable cost or in sufficient amounts to protect the Company against losses that could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

         The Company believes that its ability to successfully implement its business strategy is highly dependent on its management and scientific team. The loss of services of one or more of the Company's executive officers might hinder the achievement of its development objectives. The Company is also highly dependent on its ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. The Company may not be able to continue to hire and retain the qualified personnel that it needs for its business. Loss of the services of or failure to recruit key scientific and technical personnel could substantially hurt the Company and its product development efforts.

IMMEDIATE AND SUBSTANTIAL DILUTION; CONTINGENT STOCK RIGHTS; ABSENCE OF
DIVIDENDS

         Purchasers of common stock in the offering will experience immediate and substantial dilution in the net tangible book value per share. At an assumed public offering price of $31/16 per share, the dilution to purchasers of the common stock in this offering would have been $1.78 per share as of September 30, 1998. These investors will also experience additional dilution upon the exercise of outstanding options and warrants. In addition, pursuant to the terms of its 1995 merger with Triplex Pharmaceutical Corporation, the Company is obligated to issue shares of common stock to certain former security holders of Triplex if the Company obtains data from clinical trials of Zintevir on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file a New Drug Application. If that event occurs, these rights will result in the issuance of up to an aggregate of $5.0 million of common stock, valued for such purpose at the current market value of the common stock at the time the event requiring issuance of such shares occurs. The Company does not anticipate paying cash dividends in the foreseeable future.

LIMITED TRADING VOLUME; POSSIBLE STOCK PRICE VOLATILITY

         The historical trading volume of the Company's common stock has been limited. An active public market for the common stock may not develop or be sustained. The trading price of the common stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to a number of factors. These factors could include announcements of research activities, technological innovations or new products by the Company or its competitors, changes in government regulations, developments concerning proprietary rights, quarterly variations in operating results, litigation, clinical trials of products, approval or denial of New Drug Applications, general market conditions, the liquidity of the Company, the Company's ability to raise additional funds and other events. The market price of the common stock, and the market prices for securities of emerging biotechnology companies generally, has fluctuated dramatically in recent years. These fluctuations have sometimes been unrelated to the operating performance of the affected companies. General fluctuations in the stock markets may also affect the price of the common stock.

ANTI-TAKEOVER PROVISIONS

         The Company's certificate of incorporation:

         o        provides for staggered terms of office for directors;
         o requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings;
         o prohibits stockholders from calling special meetings of stockholders; and
         o authorizes the Board of Directors of the company to issue up to 10,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

         These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock. The Company also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

YEAR 2000 ISSUES

         The Company is evaluating Year 2000 issues and their potential impact on its information systems and computer technologies. All evaluation costs will be expensed as incurred. Year 2000 issues are not expected to have a significant impact on the Company's ongoing results of operations.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 4,500,000 shares of the Company's common stock offered hereby at an assumed public offering price of $3 1/16 per share (the last sale price of the common stock on November 18, 1998) are estimated to be approximately $12.4 million.

         The Company anticipates that the net proceeds of this offering will be used to fund the continued clinical and preclinical development of the Company's existing products, the continued research and development of medicines for the treatment of cancer and infectious diseases, capital expenditures and other general corporate purposes. Exact allocation of the proceeds for such purposes and timing of the expenditures will vary depending on numerous factors, including the hiring of additional personnel, the progress of the Company's research and development programs, the results of clinical and preclinical trials of its products, the cost and timing of regulatory approvals, technological advances, the commercial potential of its products, the terms of any collaborative arrangements entered into by the Company and the status of competitive products. The Company's Board of Directors has significant discretion in the application of such funds.

         Pending application of the proceeds described above, the Company intends to invest the net proceeds in cash equivalents and short-term investments, including United States government securities and high-grade corporate investments, commercial paper and bankers acceptances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company intends to invest and use the net proceeds so as not to be considered an investment company under the Investment Company Act of 1940.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends on the common stock. The Company currently intends to retain earnings, if any, to support the development of the Company's business and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's board of directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                          PRICE RANGE OF COMMON STOCK

         The Company's common stock is traded on the Nasdaq National Market under the symbol "ARNX." The following table sets forth the range of high and low sales prices per share of common stock, as reported on the Nasdaq National Market, during the periods presented. The information provided in the table gives effect to a one-for-two reverse split of the Company's common stock effected in July 1996.


YEAR ENDED DECEMBER 31, 1996:                                                      HIGH                  LOW
                                                                               ------------         -----------
     1st Quarter.............................................................  $     13 1/2         $     6 1/2
     2nd Quarter.............................................................        15                   7 7/8
     3rd Quarter.............................................................        12 3/4               6 1/2
     4th Quarter.............................................................        10 1/4               7 1/8

YEAR ENDED DECEMBER 31, 1997:
     1st Quarter.............................................................  $     10 1/8         $     5 1/8
     2nd Quarter.............................................................         6 7/8               3
     3rd Quarter.............................................................         7 5/8               3 5/8
     4th Quarter.............................................................         7 1/4               3 11/16

YEAR ENDED DECEMBER 31, 1998:
     1st Quarter.............................................................  $      4 3/4               3
     2nd Quarter.............................................................         4 7/8               2 1/4
     3rd Quarter.............................................................         4                   2 1/32
     4th Quarter (through November 18, 1998).................................         4 5/16              2 1/16

         The last sale price of the common stock as reported on the Nasdaq National Market on November 18, 1998 was $3 1/16 per share. At November 18, 1998, there were approximately 200 holders of record and approximately 4,400 beneficial owners of the Company's common stock.

                                    DILUTION

         The pro forma net tangible book value of the Company's common stock as of September 30, 1998, adjusted to reflect the completion of the sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million with a scheduled closing date of November 30, 1998, would have been $14,353,000, or $0.88 per share. Net tangible book value per share represents the total tangible assets of the Company reduced by its total liabilities and divided by the number of shares of common stock outstanding as of September 30, 1998. After giving effect to the sale of the common stock offered hereby at an assumed public offering price of $31/16 per share and the deduction of the commissions and estimated offering expenses payable by the Company in connection therewith, the pro forma net tangible book value of the Company as of September 30, 1998, as adjusted, would have been $26,759,000, or $1.28 per share. This represents an immediate increase in the net tangible book value of $0.40 per share to existing stockholders and an immediate dilution of $1.78 per share to new investors purchasing shares of common stock in this offering. The following table illustrates the per share dilution to new investors purchasing common stock in this offering:


Assumed public offering price per share(1)...........................................                      $ 3.06
      Pro forma net tangible book value per share as of September 30, 1998 (2).......           0.88
      Increase per share attributable to new investors...............................           0.40
                                                                                             -------
Pro forma net tangible book value as adjusted for this offering (2)(3)...............                      $ 1.28
                                                                                                           ------
Dilution per share to new investors (2)(3)...........................................                      $ 1.78
                                                                                                           ======

---------------------------


(1) Before deducting commissions and estimated offering expenses payable by the Company.
(2) Assumes no exercise of any outstanding options or warrants to purchase common stock or issuance of common stock under outstanding contingent stock rights. As of September 30, 1998, there were outstanding options to purchase an aggregate of 2,624,776 shares of common stock at a weighted average exercise price of $5.25 per share, outstanding warrants to purchase an aggregate of 176,941 shares of common stock at a weighted average exercise price of $11.53 per share and outstanding contingent stock rights issued to former Triplex stock and option holders pursuant to which the Company may be required to issue shares of common stock with a fair market value on the date of issuance of up to approximately $5.0 million if the Company obtains data from clinical trials of Zintevir on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file a New Drug Application. See "Description of Capital Stock -Warrants" and "Description of Capital Stock -- Contingent Stock Rights."
(3) Assumes no exercise of the warrants to purchase an aggregate of 450,000 shares of common stock to be issued to Paramount Capital, Inc. or its designees in connection with this offering. See "Plan of Distribution."

                                 CAPITALIZATION

         The following table sets forth (i) the actual capitalization of the Company as of September 30, 1998, (ii) the pro forma capitalization of the Company as of September 30, 1998 giving effect to the sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million with a scheduled closing date of November 30, 1998, and (iii) the pro forma as adjusted capitalization of the Company as of September 30, 1998 giving effect to the sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million with a scheduled closing date of November 30, 1998 and the sale by the Company of the shares of common stock offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                    SEPTEMBER 30, 1998
                                                                           -----------------------------------------
                                                                                                         PRO FORMA
                                                                             ACTUAL       PRO FORMA     AS ADJUSTED
                                                                           -----------  -------------  -------------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                        (UNAUDITED)
   Long-term obligations (1)..............................................   $   1,047      $   1,047      $   1,047
                                                                             ---------      ---------      ---------
   Stockholders' equity (2) ............................................
   Preferred stock $.001 par value, 5,000,000 shares authorized,
     none issued and outstanding .......................................            --             --             --
   Common stock $.001 par value, 30,000,000 shares authorized,
   15,503,745 shares issued and outstanding, actual; 16,341,734
   shares, pro forma; 20,841,734 shares, pro forma as adjusted (3) .....            15             16             21
   Additional paid-in capital ..........................................        97,660        100,659        113,060
   Common stock warrants ...............................................            50             50             50
   Treasury stock ......................................................           (11)           (11)           (11)
   Deferred compensation ...............................................          (545)          (545)          (545)
   Unrealized loss on securities available-for-sale ....................           (66)           (66)           (66)
   Deficit accumulated during development stage ........................       (85,750)       (85,750)       (85,750)
                                                                             ---------      ---------      ---------
   Total stockholders' equity ..........................................        11,353         14,353         26,759
                                                                             ---------      ---------      ---------
        Total capitalization.............................................       12,400      $  15,400      $  27,806
                                                                             =========      =========      =========

---------------------------


(1)      See Note 5 of  Notes to Financial Statements.
(2)      See Notes 6 and 7 of  Notes to Financial Statements.
(3) Excludes (i) 2,624,776 shares of common stock issuable as of September 30, 1998 upon the exercise of outstanding options at a weighted average exercise price of $5.25 per share, (ii) 176,941 shares of common stock issuable as of September 30, 1998 upon the exercise of outstanding warrants at a weighted average exercise price of $11.53 per share and
         (iii) shares of common stock with a fair market value on the date of issuance of up to approximately $5.0 million which may be issued pursuant to outstanding contingent stock rights issued to former Triplex stock and option holders if the Company obtains data from clinical trials of Zintevir on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file a New Drug Application. See "Description of Capital Stock -- Warrants" and "Description of Capital Stock -- Contingent Stock Rights." Also excludes 450,000 shares of common stock issuable upon the exercise of warrants to be issued to Paramount Capital, Inc. or its designees in connection with this offering. See "Plan of Distribution."

                             SELECTED FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT SHARE DATA)

         The selected financial data set forth below are derived from the Company's financial statements as of and for each of the years in the five-year period ended December 31, 1997, and as of and for the nine month periods ending September 30, 1997 and 1998. The Company's financial statements as of and for each of the years in the five year period ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants. Although the following unaudited financial statements for the nine months ended September 30, 1998 have not been audited by Arthur Andersen LLP, they have informed the Company that if the conditions described in Note 1 of the Notes to Financial Statements continue to exist at the time of their audit of the financial statements for the year ended December 31, 1998, their report on those statements will include an explanatory fourth paragraph expressing substantial doubt about the Company's ability to continue as a going concern. On September 11, 1995, Aronex Pharmaceuticals, Triplex and Oncologix effected a three-way merger, which was accounted for under the purchase method of accounting. The selected financial data prior to September 11, 1995 represent the operations and balance sheet data of Aronex Pharmaceuticals, while the selected financial data from and after September 11, 1995 represent the combined operations and balance sheet data of the merged companies. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                       NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                                SEPTEMBER 30,
                           --------------------------------------------------------------------- ---------------------
                               1993          1994         1995           1996          1997          1997           1998
                           ------------  ------------ -------------  ------------ -------------- -------------  --------
                                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Revenues:
Research and development
   grants and contracts... $      48     $     197    $  1,248       $  2,670     $    841       $    591       $      329
Interest income...........       217           534         452          1,692        2,059          1,632            1,013
                           ---------     ---------    --------       --------     --------       --------       ----------
         Total revenues...       265           731       1,700          4,362        2,900          2,223            1,342
Expenses:
Research and development..     4,491         7,637       8,347(1)      10,357       13,993          9,864           15,399
Purchase of in-process
   research and development      --            --        8,383(2)         242 (2)    3,000(3)       3,000  (3)          --
General and administrative     1,876         1,950       2,215          1,620        2,641          1,477            2,448
Interest expense and other       123           196         184            173          257            160               41
                           ---------     ---------    --------       --------     --------       --------       ----------
         Total expenses...     6,490         9,783      19,129         12,392       19,891         14,501           17,888
                           ---------     ---------    --------       --------     --------       --------       ----------
Net loss.................. $  (6,225)    $  (9,052)   $(17,429)      $ (8,030)    $(16,991)      $(12,278)      $  (16,546)
                           ---------     =========    ========       ========     --------       ========       ==========
Basic and diluted loss per
   share(4)............... $  (1.72)     $   (1.76)   $  (2.69)      $  (0.62)    $  (1.14)      $  (0.83)      $    (1.07)
                           --------      =========    ========       ========     ========       --------       ==========
Weighted average shares
   used in computing basic
   and diluted loss per
   share(4)                   3,602          5,153       6,488         13,048       14,896         14,714           15,475


                                                       DECEMBER 31,                                   SEPTEMBER 30,
                           --------------------------------------------------------------------- -----------------------
                               1993          1994         1995           1996          1997         1997          1998
                           ------------  ------------ -------------  ------------ -------------- ----------    ---------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
   short-term and long-term
   investments............ $ 19,642      $ 10,019     $ 12,015       $ 41,388     $ 29,954       $   32,738    $   16,015
Total assets..............   21,187        12,958       15,530         44,281       32,125       $   35,588        18,522
Total long-term obligations     913         1,218        1,574            146            6               13         1,047
Deficit accumulated during
   development stage......  (17,702)      (26,754)     (44,183)       (52,213)     (69,204)         (64,491)      (85,750)
Total stockholders' equity   19,471        10,660       11,994         40,477       27,379           31,810        11,353

---------------------------


(1) The Company's research and development expenses for the year ended December 31, 1995 do not include the research and development expenses incurred by Triplex or Oncologix prior to September 11, 1995, the effective date of the three-way merger between Aronex Pharmaceuticals, Oncologix and Triplex, and accordingly are not indicative of the research and development expenses that would have been incurred by the Company for the full year had such merger been effective at the beginning of the year.
(2) The amount shown as purchase of in-process research and development reflects a non-cash charge for the excess of the purchase price over the fair value of the net assets acquired. See Note 4 of Notes to Financial Statements.
(3) Represents the fair market value of common stock issued under the contingent stock rights issued relating to the three-way merger. See
         Note 4 of Notes to Financial Statements.
(4) See Note 2 of Notes to Financial Statements for a description of the computation of loss per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Since its inception in 1986, Aronex Pharmaceuticals, Inc. has primarily devoted its resources to fund research, drug discovery and development. The Company has been unprofitable to date and expects to incur substantial operating losses for the next several years as it expends its resources for product research and development, preclinical and clinical testing and regulatory compliance. The Company has sustained losses of approximately $85.8 million through September 30, 1998. The Company has financed its research and development activities and operations primarily through public and private offerings of securities. The Company's operating results have fluctuated significantly during each quarter, and the Company anticipates that such fluctuations, largely attributable to varying commitments and expenditures for clinical trials and research and development, will continue for the next several years.

RESULTS OF OPERATIONS

         Nine Month Periods Ended September 30, 1997 and 1998

         Revenues from research and development grants and contracts decreased 44% to $329,000 for the nine months ended September 30, 1998 from $591,000 for the nine months ended September 30, 1997. For the nine months ended September 30, 1997, research and development revenue was composed of (i) $150,000 in revenue from the initiation of a license agreement with F. Hoffman-LaRoche Ltd. (formerly Boehringer Mannheim GmbH), (ii) $166,000 in development revenue from Targeted Genetics, Incorporated and (iii) $250,000 in the third quarter of 1997 from a gene therapy licensing agreement with Genzyme Corporation. The Company has not received any revenues in 1998 under the agreement with Hoffman-LaRoche, which was terminated in September 1998. The three-year agreement with Targeted Genetics ended in the second quarter of 1997. The majority of research and development revenue for the nine months ended September 30, 1998 represents Small Business Innovative Research (SBIR) grant revenue relating to Zintevir(R).

         Interest income decreased 38% to $1.0 million for the nine months ended September 30, 1998 from $1.6 million for the nine months ended September 30, 1997. The decrease in interest income resulted from a decrease of funds available for investment.

         Research and development expenses increased 56% to $15.4 million for the nine months ended September 30, 1998 from $9.9 million for the nine months ended September 30, 1997. The increase in research and development expenses resulted primarily from an increase of $4.4 million in clinical investigation costs for the nine months ended September 30, 1998. The majority of these costs relate to clinical trials of the Company's lead products, NYOTRAN(R) and ATRAGEN(R). The increase in research and development expenses also reflects an increase of $1.3 million in medical affairs and regulatory salaries and payroll costs for the nine months ended September 30, 1998, as the number of personnel in these departments increased significantly from the same period in 1997.

         The costs of $3.0 million incurred for the purchase of in-process research and development in the third quarter of 1997 related to a non-cash research and development charge incurred in connection with the issuance of common stock under the contingent rights issued in the merger with Triplex Pharmaceutical Corporation. The Company issued an aggregate of 686,472 shares of common stock with an aggregate value of $3.0 million under these contingent rights because equity milestone payments of $5.0 million were not received from Genzyme relating to ATRAGEN on or before September 11, 1997.

         General and administrative expenses increased 60% to $2.4 million for the nine months ended September 30, 1998 from $1.5 million for the nine months ended September 30, 1997. The increase in general and administrative expenses resulted primarily from (i) an increase of $601,000 in salaries and payroll costs; (ii) an increase of $119,000 relating to business development activities;
(iii) an increase of $64,000 in investor and public relations expenses and (iv) the addition of $159,000 in marketing expenses, relating primarily to ATRAGEN, for the nine month period ended

September 30, 1998. Several new positions have been added since the first quarter of 1997 and a Chief Executive Officer was added in the fourth quarter of 1997. Additionally, the Company's former President, who resigned in January 1998, is entitled to certain severance payments in accordance with a termination and severance agreement with the Company. These severance payments, which continue through January 1999, were recorded as compensation expense in the first quarter of 1998. See Note 11 of Notes to Financial Statements.

         Interest expense and other decreased 74% to $41,000 for the nine months ended September 30, 1998 from $160,000 for the nine months ended September 30, 1997. The decrease in interest expense and other resulted primarily from a loss of $107,000 in the quarter ended September 30, 1997 from the disposition of equipment and leasehold improvements that had been used in research activities eliminated in early 1997 and a decrease in interest expense for the first half of 1998 resulting from a reduction in the average amount of capital lease obligations and indebtedness used to fund the acquisition of laboratory equipment.

         Net loss increased 35% to $16.6 million for the nine months ended September 30, 1998 from $12.3 million for the nine months ended September 30, 1997. The increase in net loss resulted primarily from the increase in research and development expenses.

         Years Ended December 31, 1996 and 1997

         Research and development grants and revenues decreased 70% to $0.8 million in 1997 from $2.7 million in 1996. The decrease in 1997 research and development grants and revenues was due primarily to the following factors: (i) the Company received no revenues from Hoechst Marion Roussel, Inc. in 1997 compared with $1.3 million in revenues from Hoechst in 1996, as a result of the expiration of the Company's research and development agreement with Hoechst at the end of 1996; (ii) the Company received no revenues under its collaborative agreement with Genzyme during 1997 as compared with $576,000 in revenues under the Genzyme agreement in 1996, as a result of the termination of Genzyme's funding obligations under the agreement; and (iii) the Company received $166,000 in revenues under a research and development agreement with Targeted Genetics in 1997 as compared with $597,000 in revenues from Targeted Genetics in 1996, as a result of the expiration of the agreement with Targeted Genetics in the second quarter of 1997. The decrease in research and development grants and revenues in 1997 was partially offset by the Company's receipt in 1997 of $250,000 under the Company's license agreement with Roche and an additional $250,000 under a new license agreement with Genzyme relating to gene therapy.

         Interest income increased 24% to $2.1 million in 1997 from $1.7 million in 1996, due primarily to an increase of funds available for investment during the first half of 1997 resulting from cash received from a public offering of common stock completed in May 1996.

         Research and development expenses increased 35% to $14.0 million in 1997 from $10.4 million in 1996. This increase in research and development expenses was due primarily to: (i) an increase of $1.2 million in clinical investigation costs relating mostly to NYOTRAN; (ii) an increase of $1.6 million in salaries and payroll costs, including costs relating to the hiring of senior pharmaceutical development and medical affairs executives; (iii) an increase of $687,000 in drug materials and manufacturing costs, relating mainly to NYOTRAN and Zintevir; and (iv) an increase of $678,000 in outside pharmacology studies, relating mainly to ATRAGEN. These increases were partially offset by a decrease of $1.2 million in research expenses resulting from the elimination of the majority of the Company's internal research efforts in the second quarter of 1997, relating in part to the termination of research funding from Hoechst.

         The costs of $3.0 million incurred for the purchase of in-process research and development in 1997 related to a non-cash research and development charge incurred in connection with the issuance of 686,472 shares of common stock, with an aggregate fair market value at the time of issuance of $3.0 million, under the contingent rights issued in the Triplex merger. The issuance of such shares under the contingent rights was required because equity milestone payments of $5.0 million were not received from Genzyme relating to ATRAGEN on or before September 11, 1997. (See Note 4 of Notes to Financial Statements). In-process research and development costs of $242,000 in 1996 represent charges incurred relating to the Company's 1995 mergers with Triplex and Oncologix, Inc. including the non-cash settlement of a lawsuit filed by certain stockholders of Oncologix in connection with the mergers in September 1995.

         General and administrative expenses increased 63% to $2.6 million in 1997 from $1.6 million in 1996. The increase in general and administrative expenses was primarily due to the following: (i) an increase of $721,000 in salaries and payroll costs, including costs relating to the hiring of a new Chief Executive Officer and a Vice President of Marketing and Business Development; and (ii) an increase of $195,000 in stock and stock option compensation expense.

         The Company's net loss increased 111% to $16.9 million in 1997 from $8.0 million in 1996. The increase was primarily a result of the following: (i) an increase of $3.6 million in research and development expenses due to increased salaries and payroll costs and other expenses relating to advancing the Company's products; (ii) a $3.0 million charge relating to the issuance of shares of common stock under the contingent stock agreement (see Note 4 of Notes to the Financial Statements); (iii) an increase of $1.0 million in general and administrative expenses relating mainly to increased salaries and payroll costs, including salary and hiring costs for several new positions; and (iv) a decrease of $1.9 million in research and development grants and revenues, attributable primarily to the loss of revenues from the Hoechst agreement.

         Years Ended December 31, 1995 and 1996

         Research and development grants and revenues increased 125% to $2.7 million in 1996 from $1.2 million in 1995. The increase in research and development grants and revenues was due primarily to: (i) the Company's recognition of $576,000 in revenues during the third and fourth quarters of 1996 relating to pharmaceutical development work performed in connection with the Company's collaborative agreement with Genzyme; and (ii) the Company's recognition of revenues of $1.3 million from Hoechst. The Company did not recognize any revenue relating to the Genzyme agreement in 1995, as all such amounts were being deferred in accordance with the agreement, and recognized revenues of $350,000 in 1995 under the Hoechst agreement, representing amounts received after its assumption of Triplex's rights under that agreement in the Company's 1995 merger with Triplex.

         Interest income increased 276% to $1.7 million in 1996 from $452,000 in 1995, due primarily to an increase of funds available for investment resulting from cash received from the exercise of warrants and a public offering of common stock completed in May 1996.

         Research and development expenses increased 25% to $10.4 million in 1996 from $8.3 million in 1995, due primarily to the addition of Triplex's research department following the Triplex merger and increased clinical investigation costs relating to the Company's NYOTRAN and Zintevir products.

         In-process research and development costs of $242,000 in 1996 and $8.4 million in 1995 represent charges incurred in connection with the Triplex and Oncologix mergers in September 1995 representing the excess of the purchase price and other costs of the mergers over the fair value of the assets acquired in the mergers. The charges in 1996 include the non-cash settlement of a lawsuit filed by certain stockholders of Oncologix.

         General and administrative expenses decreased 27% to $1.6 million in 1996 from $2.2 million in 1995, primarily due to: (i) non-recurring operating expenses incurred on behalf of Oncologix and paid in 1995 by the Company pursuant to the terms of the Oncologix merger agreement; and (ii) a decrease in salary and personnel costs from 1995 due to severance payments made to the Company's former President in 1995.

         The Company's net loss decreased 54% to $8.0 million in 1996 from $17.4 million in 1995, due primarily to the $8.4 million charge in 1995 for in-process research and development costs in connection with the Triplex and Oncologix mergers.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company's primary source of cash has been from financing activities, which have consisted primarily of sales of equity securities. The Company has raised an aggregate of approximately $75 million from the sale of equity securities from its inception through September 30, 1998. In July 1992, the Company raised net proceeds of approximately $10.7 million in the initial public offering of its common stock. In September 1993, the Company entered into a collaborative agreement with Genzyme Corporation relating to the development and commercialization of ATRAGEN, in connection with which the Company received net proceeds of approximately $4.5 million from the sale of common stock to Genzyme. In November 1993 and May 1996, the Company raised net proceeds of approximately $11.5 and $32.1 million, respectively, in public offerings of common stock. From October 1995 through September 30, 1998, the Company received aggregate net proceeds of approximately $6.5 million from the exercise of certain warrants issued in its 1995 merger with Oncologix. In November 1998, the Company entered into a license agreement with Abbott Laboratories relating to NYOTRAN, in connection with which Abbott has agreed to purchase 837,989 shares of the Company's common stock for $3.0 million with a scheduled closing date of November 30, 1998. From its inception until September 30, 1998, the Company also received an aggregate of $5.1 million cash from collaborative arrangements and SBIR grants.

         In September 1996, Genzyme advanced Aronex Pharmaceuticals $2.0 million relating to a $5.0 million equity milestone under the Company's collaborative agreement with Genzyme. Early in 1997, Genzyme and the Company entered into an amendment to the agreement pursuant to which (i) Genzyme was released from any further obligation to perform development work for ATRAGEN and (ii) the license granted to Genzyme under the agreement was converted to an option to acquire the right to market and sell ATRAGEN worldwide (with the Company retaining co-promotion rights in the United States). If Genzyme exercises its option, Genzyme will be required to pay the Company $3.0 million and product royalties and the Company will be entitled to retain the $2.0 million advance. The Company has the right to reacquire such marketing rights at any time within six months following Genzyme's exercise of the option, by returning to Genzyme the $3.0 million received in connection with Genzyme's exercise of the option and repaying Genzyme the $2.0 million advance. If the Company reacquires such marketing rights, it will also required to pay Genzyme product royalties, including $500,000 in minimum royalties in the first year following its reacquisition of such rights. If Genzyme does not exercise its option prior to its expiration, the Company will be required to repay Genzyme the $2.0 million advance and to pay product royalties, including $500,000 in minimum royalties in the first year following the expiration of the option. Genzyme's option to acquire such rights expires six months after the filing of a New Drug Application for ATRAGEN. The Company presently expects to file an NDA for ATRAGEN by the end of 1998.

         The Company's primary use of cash to date has been in operating activities to fund research and development, including preclinical studies and clinical trials, and general and administrative expenses. Cash of $14.0 million and $8.1 million was used in operating activities during the first nine months of 1998 and 1997, respectively. The Company had cash, cash-equivalents and short-term and long-term investments of $16.0 million as of September 30, 1998, consisting primarily of cash and money market accounts, and United States government securities and investment grade commercial paper.

         The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if Food and Drug Administration and other regulatory approvals are obtained. The Company expects that its existing financial resources, together with the estimated proceeds of this offering, will be sufficient to fund its capital requirements through 1999, and together with expected payments from Abbott (assuming the achievement of milestones), will be sufficient to fund its capital requirements through mid-2001. Thereafter, the Company will need to raise substantial additional capital to fund its operations. Excluding the proceeds of this offering and payments expected from Abbott Laboratories, the Company expects that its existing financial resources would be sufficient to fund its capital requirements into late 1999. The Company's independent public accountants have informed the Company that if the Company's available capital resources at the time of their audit of the financial statements for the year ending December 31, 1998 are not adequate to fund its anticipated operations through December 31, 1999, their report on those statements will include an explanatory fourth paragraph expressing substantial doubt about the Company's ability to continue as a going concern. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development and clinical trial programs; the extent and terms of any future collaborative research, manufacturing, marketing or other funding arrangements; the costs and timing of seeking regulatory approvals of the Company's products; the Company's ability to obtain regulatory approvals; the success of the Company's sales and marketing programs; costs of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and changes in economic, regulatory or competitive conditions of the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to the Company's products can be conducted at projected costs. There can be no assurance that changes in the Company's research and development plans, acquisitions, or other events will not result in accelerated or unexpected expenditures. To satisfy its capital requirements, the Company may seek to raise additional funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of its current or future clinical trials are not favorable. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company on favorable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products. If the Company is successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of the Company's common stock.

YEAR 2000

         Year 2000 issues result from the inability of certain computer programs or computerized equipment to accurately calculate, store or use a date subsequent to December 31, 1999. The erroneous date can be interpreted in a number of different ways; typically the year 2000 is represented as the year 1900. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business.

         The Company is in the process of assessing all financial and operational systems and equipment to ensure year 2000 compliance. The Company has completed its initial review of its financial and operational systems and equipment, including those associated with embedded systems with the exception of certain personal computer and network hardware which it is continuing to assess. Except for the personal computer and network hardware that remains under assessment, the Company has either obtained certifications as to year 2000 compliance from vendors or has tested the year 2000 compliance of substantially all its systems and equipment, and has taken the steps it believes will be necessary to remediate year 2000 problems associated with the systems and equipment that it determined not to be year 2000 compliant. The Company is in the process of assessing its remediated systems and equipment, and plans to complete that assessment, as well as its continuing assessment of certain personal computer and network hardware, by January 31, 1999. The Company believes that the potential impact, if any, of its systems not being year 2000 compliant will not materially affect the Company's ability to continue its research and development activities.

         The Company is in the process of contacting its consultants and other suppliers of goods and services, as well as its corporate partners, to assess the possible impact of year 2000 compliance of their systems and equipment on the Company. The Company plans to complete its assessment of such matters by July 31, 1999. The Company believes that the potential impact, if any, of the systems of its consultants, suppliers and corporate partners not being year 2000 compliant will not materially affect the Company's ability to continue its research and development activities.

         Based on its assessments and remediation efforts to date, the Company does not anticipate that it will incur any significant costs relating to the assessment and remediation of year 2000 issues. However, there can be no assurance that the Company or its consultants, suppliers and corporate partners will successfully be able to identify and remedy all potential year 2000 problems or that a system failure resulting from a failure to identify any such problems would not have a material adverse effect on the Company.

                                    BUSINESS

GENERAL

         Aronex Pharmaceuticals, Inc. is an emerging biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. The Company's strategy is to identify and develop medicines based upon either refinements of proven therapies or novel mechanisms of action against specific disease targets. The Company has a portfolio of clinical products that it believes provides a balanced development and commercialization risk profile. The Company believes its focus on medicines for cancer and infectious diseases for which current therapy is inadequate will provide synergies in development and product marketing and will facilitate expedited commercialization of its products.

         Aronex Pharmaceuticals currently has four products in various stages of ongoing clinical development:

         o NYOTRAN(R) for the treatment of systemic fungal infections,
         o ATRAGEN(R) for the treatment of cancer,
         o Annamycin for the treatment of cancers with multi-drug resistance, and
         o Zintevir(R) for the treatment of human immunodeficiency virus ("HIV") infection.

         The Company has one product, Platar, in a clinical trial sponsored by an academic collaborator. In addition, the Company has proprietary technologies in drug formulation and drug delivery.

         The Company has strategic alliances and collaboration arrangements with leading corporations and academic institutions, including alliances with Abbott Laboratories and Genzyme Corporation and a collaboration with The University of Texas M.D. Anderson Cancer Center.

BUSINESS STRATEGY

         Aronex Pharmaceuticals has implemented a comprehensive strategy to become a commercial biopharmaceutical company involved in the identification, development and commercialization of novel medicines for treating cancer and infectious diseases. The Company's strategy encompasses five key elements.

         Therapeutic Focus. The Company has adopted a clear therapeutic focus aimed at identifying and developing novel medicines to satisfy clearly defined, unsatisfied needs in the treatment of cancer and infectious diseases. The Company believes that this focus provides synergies in the development of its products as a result of common patient populations, and will provide synergies in the marketing and commercialization of its products as a result of the common hospital-based sales and distribution channels and concentrated customer base associated with such products. In addition, the Company believes its focus on medicines for cancer and infectious diseases for which current therapy is inadequate may facilitate expedited commercialization of its products.

         Balanced Product Portfolio. The Company has a portfolio of clinical products that it believes provides a balanced development and commercialization risk profile. Two of the Company's products are liposomal formulations of drugs that are currently on the market, designed to improve effectiveness and reduce adverse side effects. The Company believes that this should contribute to a reduction in the development risks associated with such products. Two of the Company's products are new compounds with novel mechanisms of action against a specific disease target. While these products are associated with a greater degree of development risk, the Company believes that these products may have a substantial impact against the diseases they are intended to treat. The Company believes that this balanced development and commercialization risk profile limits its dependence on a single product.

         Expedited Drug Development Programs. The Company believes that it has created an effective pharmaceutical development infrastructure. With expertise in preclinical development, drug formulation and delivery, quality assurance, quality control and analytical chemistry, drug manufacturing, regulatory and clinical affairs, the Company believes that it has the ability to effectively advance preclinical and clinical products through the development pipeline.

         Leveraged Research and Technological Resources. The Company relies on several sources to provide potential opportunities to expand its pipeline of products for commercialization. Using its academic and corporate collaborations, the Company seeks late-stage preclinical products for advancement into the Company's clinical pipeline as well as early- stage clinical products with prospects for rapid clinical development. Additional opportunities are available through the Company's existing capabilities in drug formulation and delivery.

         Marketing and Commercialization Strategy. The Company's marketing and commercialization effort is designed to create a revenue stream utilizing two diverse methods. The Company intends to market products in the United States through its own sales and marketing efforts and to market products overseas and those requiring broader marketing and distribution efforts through licensing arrangements with corporate partners.

CLINICAL AND SCIENTIFIC BACKGROUND

         Aronex Pharmaceuticals' development programs are aimed at the identification and development of innovative medicines to treat cancer and infectious diseases for which current therapy is inadequate. The effectiveness of the current generation of anti-cancer and anti-infective drugs is limited because of two significant factors. First, cancer cells frequently become resistant to commonly used anti-cancer drugs, and organisms responsible for infectious diseases may also acquire resistance to anti-infective drugs. This resistance results in the ultimate progression of many cancers and some infections, such as HIV. Second, these drugs, particularly cancer drugs, are generally toxic because their lack of selectivity results in significant side effects on normal cells. The Company is targeting the development of drugs for cancer and infectious diseases that are selective in their actions, with specific mechanisms of action and more favorable safety profiles.

         Infectious Diseases

         The immune system, the major line of defense against infection, may be weakened by diseases, such as HIV and diabetes, or by drugs or agents used for the treatment of other medical conditions, such as chemotherapy in cancer patients or immunosuppressive (anti-rejection) therapy in patients receiving organ transplants. A weak immune system predisposes patients to opportunistic infections caused by otherwise harmless microbes. These microbes may be fungi such as Aspergillus and Candida, viruses or bacteria. Some of these "opportunist" microbes can be or become resistant to existing therapies. Drugs with new mechanisms of action and/or improved safety profiles are needed to treat fungal, viral and bacterial diseases and to overcome the toxicity limitations associated with certain existing drugs.

         Cancer

         The American Cancer Society estimates that more than 1.2 million new cases of cancer will be diagnosed and more than 500,000 people will die of cancer in 1998 in the United States. Major classes of cancer include (i) solid tumors, the most common of which are breast cancer (approximately 179,000 new cases in the United States annually) and cancers of the lung (approximately 171,000 new cases in the United States annually), (ii) cancers of the lymphoid system (approximately 62,000 new cases of lymphoma in the United States annually) and (iii) cancers of the blood (approximately 29,000 new cases of leukemia in the United States annually). Chemotherapy, surgery and radiation are the major components in the treatment of cancer. Chemotherapy is usually the primary treatment for cancers, such as hematologic malignancies, which cannot be excised by surgery. In addition, chemotherapy is increasingly being used as an adjunct to radiation and surgery to improve efficacy and reduce the incidence of metastasis (the spread of cancer), and as primary therapy for some solid tumors. The standard strategy for chemotherapy is to destroy the malignant cells by exposing them to as much drug as the patient can tolerate. Clinicians attempt to design a combination of drugs, dosing schedule and method of administration that increases the probability that malignant cells will be destroyed, while minimizing the harm to healthy cells.

         Most current anti-cancer drugs have significant limitations. Certain cancers, such as colon, lung, kidney and pancreatic cancers, are inherently unresponsive to chemotherapeutic agents. Certain other cancers may initially respond to a chemotherapeutic agent, but cease to respond as the cancer cells acquire resistance to the drug during the course of therapy. As such cancer cells develop resistance to a specific chemotherapeutic agent, they often simultaneously become resistant to a wide variety of structurally unrelated agents through a phenomenon known as "multi-drug resistance." Finally, current anti-cancer drugs are generally highly toxic, with effects including bone marrow suppression and irreversible cardiotoxicity, which can prevent their administration in therapeutic doses.

         Aronex Pharmaceuticals' Approach to the Treatment of Cancer and Infectious Diseases

         The Company has a focused effort aimed at identifying highly-specific, novel medicines for the treatment of cancer and infectious diseases. The Company's research and development strategy is to augment its pipeline by partnering with academic centers such as The University of Texas M.D. Anderson Cancer Center and the National Institutes of Health (the "NIH"). These relationships are intended to permit the Company to identify opportunities which have already been validated in preclinical and, in some instances, clinical studies before the Company allocates resources for further evaluation and development. The Company also anticipates expansion of its product pipeline through acquisitions, licenses and joint ventures with corporate partners. This strategy is further intended to allow the Company to bypass the lengthy and uncertain drug discovery and screening process and to proceed quickly to product development and clinical evaluation. The Company believes that utilizing this strategy will allow it to maintain a full pipeline of innovative products for the treatment of cancer and infectious diseases. See "-- Collaborative Agreements."

PRODUCTS IN CLINICAL AND PRECLINICAL DEVELOPMENT

         The following table lists the Company's clinical products, along with their initial indications and clinical status:


      PRODUCT                           INDICATIONS                            CLINICAL STATUS(1)
INFECTIOUS DISEASES
NYOTRAN(R)........................ Presumed Fungal Infections                     Phase III
                                   Cryptococcal Meningitis                        Phase III
                                   Candidemia                                     Phase II completed(2)
                                   Aspergillus Salvage                            Phase II
Zintevir(R)....................... HIV Infection                                  Phase I/II

CANCER
ATRAGEN(R)........................ Acute Promyelocytic Leukemia                   Phase II  (pivotal)
                                   Non-Hodgkin's Lymphoma                         Phase II
                                   Kaposi's Sarcoma                               Phase II completed
Annamycin........................  Breast Cancer                                  Phase II
Platar...........................  Lung Cancer                                    Phase II(3)

---------------------------


(1) "Phase I" indicates that the first phase of human clinical studies is being conducted with a small number of subjects in order to gain evidence of safety, establish the maximum dose of the drug which may be safely administered to patients and to characterize the pharmacokinetics profile of a drug. "Phase I/II" indicates that a product is being tested in humans primarily for safety and drug distribution, while preliminary measures of efficacy are also observed. "Phase II" indicates that a product is being tested in humans for safety and preliminary evidence of efficacy. "Phase III" indicates that a product is being tested in multi-center studies generally designed to provide evidence of efficacy and further safety of the product in a large number of patients.

(2) This Phase II clinical trial has been completed. However, the Company is continuing to enroll patients for whom other therapies have not proven effective on a compassionate basis.

(3) This Phase II clinical trial is being conducted under an institutiona l Investigational New Drug application at M.D. Anderson.

         There can be no assurance that the results of any of the Company's clinical trials will be favorable or that its products will obtain regulatory approval for commercialization. See "Risk Factors -- Uncertainty of Clinical Trial Results."

INFECTIOUS DISEASES

         Aronex Pharmaceuticals' infectious disease program centers on the development of new agents for the treatment of infectious diseases, including those that occur in patients with weakened immune systems. The clinical program presently focuses on the development of NYOTRAN for life-threatening systemic fungal infections and Zintevir for the treatment of HIV infection.

         NYOTRAN(R) for Presumed Fungal Infections (Phase III), Candidemia (Phase II completed), Aspergillus Salvage (Phase II) and Cryptococcal Meningitis (Phase III)

         Systemic fungal infections are generally serious and may result in death. Most systemic fungal infections are caused by Candida (yeasts) and Aspergillus (molds) species. These life-threatening infections occur most often in patients with impaired immune defense mechanisms as a result of an underlying disease, such as HIV or diabetes, or the effects of treatments for other medical conditions, such as chemotherapy in cancer patients or immunosuppressive (anti-rejection) therapy in patients receiving organ transplants. The population of patients who become candidates for anti-fungal treatment is increasing because of a number of factors, including more aggressive use of chemotherapy in cancer patients, increases in organ and bone marrow transplants, increased use of in-dwelling catheters for prolonged periods and the spread of HIV.

         The Company believes that the drugs that are currently used to treat systemic fungal infections, including fluconazole, itraconazole, amphotericin B and liposomal formulations of amphotericin B, have limitations that present a need for new therapies. Data from recent in vitro studies as well as the Company's clinical trial data indicate that a number of fungal strains are becoming increasingly resistant to known therapies. Fluconazole and itraconazole are relatively safe and are effective in inhibiting fungal growth in Candida, but are not effective in inhibiting fungal growth in Aspergillus and are generally not effective in treating fungal infections in patients who are seriously ill and immunocompromised. Amphotericin B is very active against both Candida and Aspergillus but is highly toxic, although several companies have developed liposomal versions of amphotericin B that are designed to reduce the potential toxicity of amphotericin B.

         NYOTRAN is a lipid-based, intravenous formulation of nystatin, an established, widely-used topical antifungal agent. Although nystatin has proven to be a potent anti-fungal against a broad spectrum of fungi, including Candida, Cryptococcus, Histoplasma, Blastomyces and Aspergillus, its poor solubility and toxicity have previously precluded its systemic administration as a therapy for such fungal infections. Aronex Pharmaceuticals has developed a proprietary formulation to deliver NYOTRAN to reduce the toxicity of "free" nystatin. The Company believes NYOTRAN offers potential advantages over current systemic anti-fungal therapies. The Company's in vitro studies indicate that it is active against a range of fungal strains, including Candida, Aspergillus, Cryptococcus and Fusarium species, some of which are resistant to currently available anti-fungal therapies. While final clinical efficacy trials have not been completed, the Company believes that its Phase I and Phase II clinical trials suggest that NYOTRAN can be administered at doses that are effective in treating Aspergillus, Candida and Cryptococcus infections.

         The strategy for the development of NYOTRAN has involved several stages. The Company has conducted three Phase I clinical studies which demonstrated a favorable safety profile. The Company completed a Phase II open label study in patients with Candidemia evaluating NYOTRAN at multiple doses. Although this Phase II study has been completed, it remains open on a compassionate basis to enroll patients for whom other therapies have not been effective. Results from this study indicate that a dose of one-third the tolerated dose established in Phase I appears to be efficacious. Based upon data from this study, the Company initiated Phase III comparative multicenter trials of NYOTRAN against amphotericin B in patients with presumed fungal infections in the United States and in Europe. The Company expects to complete the clinical trials for presumed fungal infections in late 1998. In 1998, to expand the potential indications for NYOTRAN, the Company also initiated Phase II/III trials for patients with cryptococcal meningitis and Phase II Aspergillus salvage trials. The Company plans to file a New Drug Application (an "NDA") for NYOTRAN with the United States Food and Drug Administration (the "FDA") in 1999. Following the United States submission, Abbott Laboratories, the exclusive licensee for NYOTRAN, will begin to file additional international regulatory submissions. See "-- Government Regulation," "-- Collaborative Agreements -- Collaborative Agreement with Abbott Laboratories" and "Risk Factors -- Uncertainty of Clinical Trial Results."

         The active ingredient of NYOTRAN, nystatin, is available commercially. The Company has contracted for the manufacture of its clinical requirements of NYOTRAN by a contract manufacturer capable of satisfying the quantities required for clinical trials and anticipated quantities for initial commercial sales. The Company expects Abbott to manufacture the quantities of NYOTRAN necessary to conduct its remaining clinical trials and, following regulatory approval, to manufacture NYOTRAN for commercial sale.

         The Company estimates that each year over 300,000 patients worldwide develop systemic fungal infections. The current systemic anti-fungal market is estimated at more than $1.5 billion on an annual basis. The number of patients developing systemic fungal infections continues to increase because of the aging population, more aggressive use of chemotherapy, advances in medical therapies and the development of resistant fungal strains.

         Current treatment for systemic fungal infection is largely limited to amphotericin B, several liposomal formulations of amphotericin B and fluconazole. Amphotericin B has been a common choice for the treatment of systemic fungal infections. The clinical usefulness of amphotericin B is limited, however, because serious toxicity can occur at doses that are only marginally effective. Liposomal formulations of amphotericin B have been developed by several companies, including The Liposome Company, Inc., NeXstar Pharmaceuticals, Inc. and SEQUUS Pharmaceuticals, Inc. Each of these companies' products have regulatory approval in the United States and other countries. Each of these liposomal formulations shows a reduction in toxicity as compared to amphotericin B. Pfizer Inc.'s fluconazole, the world's largest selling anti-fungal product, is an oral formulation used for a wide range of less serious Candida indications. The Company is aware of other anti-fungal agents currently in clinical development.

         In November 1998, the Company entered into a license agreement with Abbott Laboratories for NYOTRAN. The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN, subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain copromotion rights retained by the Company in the United States and Canada. Abbott has agreed to pay the Company up-front payments of $2.8 million under the license agreement and has agreed to purchase 837,989 shares of the Company's common stock for $3.0 million under a related stock purchase agreement. Abbott has also agreed to provide funding for the continuing clinical development of NYOTRAN and to make subsequent milestone payments as specified regulatory goals and sales targets are achieved. Abbott has agreed to pay to the Company escalating royalties on all product sales of NYOTRAN. See "-- Collaborative Agreements -- Collaborative Agreement with Abbott Laboratories."

         M.D. Anderson has granted Aronex Pharmaceuticals the worldwide exclusive license to an issued patent directed to the use of a liposomal formulation of nystatin in the treatment of systemic fungal infections. A process which is of substantial pharmaceutical utility for making NYOTRAN is protected by another issued patent. A continuation of this process patent is currently being prosecuted seeking additional claims in this area. See "-- Patents and Proprietary Rights."

         Zintevir(R) for HIV Infection (Phase I/II)

         Aronex Pharmaceuticals is developing Zintevir(R) for the treatment of human immunodeficiency virus infection. The drugs currently approved in the United States for treatment of HIV infection consist of reverse transcriptase inhibitors, such as AZT, ddI, ddC, d4T and 3TC, and protease inhibitors, such as saquinavir, ritinovir and indinavir. By contrast, Zintevir's primary mechanism of action is the inhibition of HIV-1 integrase, a key enzyme in catalyzing the integration of HIV within human cells.

         Two Phase I trials on Zintevir have been completed. A Phase I single dose study of Zintevir was initiated at San Francisco General Hospital in October 1995. The primary objectives of this Phase I study were to determine the safety and pharmacokinetics profile of escalating single doses of Zintevir in patients with HIV infection. Single doses as high as 6 mg/kg were given. A Phase I multiple dose study was initiated at Harris Laboratories, Inc., a clinical research organization, in May 1996. The primary objectives of the multiple dose study were to determine the safety and pharmacokinetics profile of multiple intravenous doses of Zintevir and to evaluate the anti-HIV activity in HIV infected patients. Multiple doses as high as 3 mg/kg were administered every other day for a total of seven doses with minimal adverse events. Multiple doses as high as 6 mg/kg given every day for 14 days are being administered in a Phase I/II clinical trial begun in November 1997. This Phase I/II clinical trial is designed to determine Zintevir's ability to reduce viral load as well as to gather additional data on the product's safety and pharmacokinetics. The Company expects to complete the Phase I/II clinical trial by the end of 1998. See "Risk Factors -- Uncertainty of Clinical Trial Results."

         Although treatment with a combination of reverse transcriptase and protease inhibitors has been shown to reduce the level of HIV ribonucleic acid ("RNA") in the plasma to undetectable levels in many patients, HIV deoxyribonucleic acid ("DNA") continues to persist in the tissues of these patients. In addition, 25% of patients who have received combination therapy with reverse transcriptase and protease inhibitors do not respond to the treatment, either because of the patient's inability to withstand the combination therapy due to side effects or the failure of the combination therapy to produce an anti-viral effect.

         Certain of the currently-approved drugs for treating HIV cause toxicity in some patients. AZT may cause anemia as a result of bone marrow toxicity, and ddI, ddC and d4T may cause painful neuropathy. Although these toxicities are sometimes reversible, they are considered serious and dose-limiting and may prevent prolonged use. 3TC and saquinavir have been reported to have few serious side effects. Some of the new protease inhibitors are known to cause kidney stones and severe diarrhea. There is a continuing need for improved drugs for the treatment of HIV infection, particularly for drugs that have novel mechanisms of action and activity against AZT-resistant HIV strains.

         According to UNAIDS, a program sponsored by the United Nations, nearly 900,000 people in the United States and over 30 million people worldwide are infected with HIV. Since the early 1980's, more than 40 million individuals have contracted HIV and almost 12 million have died as a result. In the United States alone, over 600,000 AIDS cases had been reported by June 1997. The Company believes that substantial market potential exists for HIV agents with novel mechanisms of action, for use in combination with existing therapies.

         The use and composition of a group of compounds including Zintevir are the subject of one issued patent and four United States patent applications and eight foreign patent applications. These applications are either assigned wholly to Aronex Pharmaceuticals, or jointly to the Company and Baylor College of Medicine, in which latter case the Company has exclusively licensed Baylor's rights. The issued patent covers the inhibition of HIV production in cultured cells by a group of compounds including Zintevir. See "-- Patents and Proprietary Rights."

CANCER

         Aronex Pharmaceuticals' programs in cancer focus on developing medicines based upon either refinements of proven therapies or novel mechanisms of action against specific disease targets. The clinical program currently focuses on development of ATRAGEN(R) for hematological malignancies and solid tumors and Annamycin for breast cancer.

         ATRAGEN(R) for Acute Promyelocytic Leukemia (pivotal Phase II), Non-Hodgkin's Lymphoma (Phase II) and Kaposi's Sarcoma (Phase II completed)

         ATRAGEN, the Company's most advanced anti-cancer agent, is presently in clinical trials for the treatment of acute promyelocytic leukemia ("APL"). This indication represents a therapeutic area where new therapies are needed. Established chemotherapeutic agents have been effective in treating some cases of APL, but have been associated with serious side effects and frequent relapse. The oral formulation of the retinoid all-trans retinoic acid ("ATRA") has been approved by the FDA as a treatment for APL. ATRA and other retinoids (a family of molecules comprising both natural and synthetic derivatives of retinol, otherwise known as vitamin A) cause cell differentiation in contrast to most conventional chemotherapeutic agents. However, the Company believes the effectiveness of the oral formulation of ATRA may be reduced by the rate at which it is metabolized, which lowers the amount of drug that reaches the cancer target. The oral formulation of ATRA can also cause an adverse effect called ATRA syndrome, consisting of fever and pulmonary distress.

         ATRAGEN is a lipid-based, intravenous formulation of all-trans retinoic acid which has been studied in patients with APL and Kaposi's sarcoma. The Company's lipid formulation has been developed to change certain aspects of the drug's behavior in the body to overcome the known deficiencies of oral retinoids, such as the oral formulation of ATRA. ATRAGEN has a different pharmacokinetics and distribution profile, so that there may be a decrease in the proportion of the drug metabolized and an increase in the proportion that reaches the cancer target. Following ATRAGEN treatment, higher plasma concentrations of the drug are achieved than after oral ATRA therapy. Unlike oral administration, these drug levels are maintained throughout the course of therapy. These characteristics may provide more effective delivery of the drug to the bone marrow, liver and spleen, where most leukemic cells are found, and a better safety profile.

         Aronex Pharmaceuticals completed a Phase I clinical trial of ATRAGEN in 1995 in patients with cancers of the blood. Phase I data presented in the journal Blood during 1996 indicated that ATRAGEN sustains levels in the blood after prolonged dosing, is well tolerated, and shows evidence of activity against certain leukemias and lymphomas. The Company recently completed patient enrollment for the pivotal Phase II clinical evaluation of ATRAGEN for its potential to induce remission and prevent relapse of APL in patients that have experienced a recurrence of the cancer. Interim results from one of these trials, presented at the American Society for Hematology meeting in December 1997, demonstrated that ATRAGEN has activity against APL. The Company completed patient enrollment of the Phase II clinical trials in the third quarter of 1998 and expects to file an NDA by the end of 1998.

         ATRAGEN has also been assessed in Phase II clinical trials in collaboration with Genzyme Corporation for the treatment of Kaposi's sarcoma. Results from this trial indicated that ATRAGEN was generally well tolerated, with headaches and dry skin being the primary reported adverse events. The Company is not presently pursuing this indication, although it may do so in the future.

         The Company believes that ATRAGEN may also be useful in treating other types of cancer, and plans to evaluate the efficacy of ATRAGEN in other hematologic malignancies and solid tumors. In mid-1998, the Company initiated a Phase II clinical trial in non-Hodgkin's lymphoma and plans to initiate clinical trials in other indications in the near future. ATRAGEN has been designated an orphan drug for the treatment of acute and chronic leukemia by the FDA. See "-- Government Regulation" and "Risk Factors -- Uncertainty of Clinical Trial Results."

         The Company estimates that approximately 2,000 new cases worldwide of APL are diagnosed annually. The Company estimates that each year approximately 1,000,000 patients worldwide develop the various types of cancer identified as potential indications for ATRAGEN.

         In 1993, Aronex Pharmaceuticals entered into a collaborative agreement with Genzyme Corporation to develop and commercialize ATRAGEN for the treatment of cancer. This agreement has subsequently been modified, with the result that:
(i) the Company retains responsibility for the further clinical development of ATRAGEN and (ii) Genzyme has an option to acquire marketing rights to ATRAGEN, subject to the right of the Company to retain or reacquire such marketing rights and subject to certain other rights retained by the Company. See "-- Collaborative Agreements -Collaborative Agreement with Genzyme Corporation."

         The composition and method of use of ATRAGEN (liposomal Tretinoin) is the subject of a patent application, assigned to The University of Texas M.D. Anderson Cancer Center, as to which the rights of M.D. Anderson are exclusively licensed to the Company. These rights are subject to certain options held by Genzyme related to development of ATRAGEN. Claims to the ATRAGEN formulation have been allowed in the European Patent Office.
See "-- Patents and Proprietary Rights."

         Annamycin for Breast Cancer (Phase II)

         Annamycin is a new chemical entity belonging to the class of widely prescribed anti-cancer agents known as anthracyclines. This class of drug, which includes doxorubicin, daunorubicin and idarubicin, has been shown to be effective, either alone or in combination, against proliferating cancer cells. Anthracyclines currently on the market, however, suffer from two primary limitations. Cancer cells often develop a resistance to taxol, doxorubicin and related anthracyclines, rendering the treatment ineffective. This resistance, once developed by cancer cells, generally extends to include resistance to a variety of other chemotherapeutic agents, a phenomenon commonly referred to as multi-drug resistance. The best understood mechanism behind multi-drug resistance involves an increase in the production of P-glycoprotein, a trans-cell membrane pump. This pump transports drugs, including most types of anti-cancer drugs, out of tumor cells. Currently available anthracyclines also frequently result in severe toxic effects, including irreversible cardiotoxicity.

         Annamycin was designed to overcome these two major limitations. In contrast to conventional chemotherapeutic agents, Annamycin is structured so that it avoids the mechanism of operation of the trans-cell membrane pump believed to be one of the mechanisms responsible for multi-drug resistance. The Company's preclinical studies have shown that Annamycin, which is a lipid-based formulation of a novel anthracycline, may be active against multi-drug resistant tumor cells that over-express at least two of the pumps that are believed to be, at least in part, responsible for tumor cells becoming resistant to treatment. The Company's preclinical studies of Annamycin in animals bearing human tumors also indicate that Annamycin may be less cardiotoxic than doxorubicin. A Phase I dose-escalating clinical trial of Annamycin was completed in August 1997. Data from this trial were presented at the American Society of Clinical Oncology meeting in May 1997. Annamycin is currently being evaluated in Phase II multi-center clinical trials in breast cancer patients whose tumors are resistant to conventional therapies. The Company expects to complete Phase II clinical trials in 1998. Clinical trials to assess the efficacy of Annamycin in patients with other solid tumors and with various hematological malignancies are being planned. See "Risk Factors -- Uncertainty of Clinical Trial Results."

         The Company believes that there would be a substantial market for an agent which is active against multi-drug resistance and exhibits an improved safety profile over doxorubicin. The American Cancer Society estimates that each year there are approximately 179,000 new cases of breast cancer in the United States. Annamycin also may be useful in treating other varieties of solid tumors, leukemias and lymphomas. The Company plans to initiate Phase II clinical trials to evaluate the activity of Annamycin in acute myelocytic leukemia.

         While there are a range of chemotherapeutic agents used alone and in combination to treat breast cancer and other solid tumors, including doxorubicin, daunorubicin, liposomal formulations of doxorubicin and daunorubicin, taxol, platinum and cyclophosphamide, the Company does not believe that there are any medicines available that are active against multi-drug resistant tumors. Aronex Pharmaceuticals is aware of some agents currently in Phase II clinical trials that are designed to modulate multi-drug resistance, but for which no efficacy data are yet available. These agents would potentially be used in combination with chemotherapeutic agents.

         The Company's liposomal formulation of Annamycin is the subject of an issued patent, licensed exclusively to the Company by The University of Texas M.D. Anderson Cancer Center, that claims liposomal Annamycin and a method using liposomal Annamycin in treating cancer. In addition, a patent application has been filed with respect to an improved process for preparing Annamycin. Patent protection is also being sought for a specific formulation of liposomal Annamycin with improved processing characteristics. Annamycin itself is the subject of a patent that has been non-exclusively sublicensed to Aronex Pharmaceuticals by M.D. Anderson, which M.D. Anderson licensed from Ohio State University. See "-- Patents and Proprietary Rights."

         Platar for Lung Cancer (Institutional Phase II)

         The Company, in conjunction with The University of Texas M.D. Anderson Cancer Center, is developing the novel platinum analogue Platar for the treatment of solid tumors. Platar has been designed to overcome the toxicity and resistance that currently limits the usefulness of platinum, a chemotherapeutic agent widely used in the treatment of solid tumors. Platar was selected as the Company's lead candidate from a series of platinum anti-cancer compounds.

         Platar is currently being evaluated in a Phase II clinical trial, under an institutional Investigational New Drug application ("IND") at M.D. Anderson, for the treatment of mesothelioma, a type of lung cancer. This trial is sponsored by the Office of Orphan Drug Products at the FDA. A Phase I clinical trial was previously conducted under a physician's IND at M.D. Anderson.

         Platar is covered by a series of patents and a patent application, licensed exclusively to the Company by M.D. Anderson, relating to hydrophobic cis-platinum complexes and to stable liposomal formulations of the lipophilic platinum compounds. The claims of these patents are drawn to novel cis-platinum complexes having hydrophobic properties and possessing branched or unbranched-chain hydrocarbon substituents. Formulations containing the novel platinum complexes entrapped in liposomes and exhibiting improved drug stability are included. Anti-tumor compositions containing these stable cis-platinum containing liposomes and methods of using them to treat tumors are also covered. Claims to the product have been allowed by the European Patent Office. A patent application filed in the United States that may overlap claims included in the United States patents licensed to the Company is the subject of an ongoing interference proceeding in the United States Patent and Trademark Office. The Company cannot currently predict the outcome of this matter. See "-- Patents and Proprietary Rights."

         AR209: erbB-2 Targeted Therapy for Solid Tumors (Preclinical)

         AR209 is an innovative cancer therapy which Aronex Pharmaceuticals believes has potential for additional solid tumor indications, including lung, ovarian and stomach cancers. The Company believes the design of this product improves upon conventional cancer therapy by targeting specific cancer cells that contain the oncoprotein erbB-2. The erbB-2 protein occurs at high levels only in tumors and not in normal tissues. AR209 is an antibody-toxin complex composed of a targeting ligand and a fragment of the Pseudomonas exotoxin. This novel product is designed to bind to cancer cells that contain the erbB-2 oncoprotein and to be transported inside (internalized) where it kills the cancer cell. Preclinical studies indicate that AR209 causes regression of solid human tumors and is well tolerated.

         Aronex Pharmaceuticals has a worldwide license from the NIH to the Pseudomonas exotoxin used in the design of AR209. The Company also has an exclusive license to a United States government patent application covering antibodies targeting the erbB-2 oncoprotein. Patent applications covering the sequences of the e23 antibody used in the formulation of AR209 have also been filed. See "-- Patents and Proprietary Rights."

RESEARCH PIPELINE

         The Company's goal is to establish an effective and efficient pharmaceutical development infrastructure and capability to provide a continuing pipeline of products for commercialization. The Company's research and development strategy is to augment its pipeline by partnering with academic centers such as The University of Texas M.D. Anderson Cancer Center and the NIH, as well as with private research foundations. Such partnering will allow the Company to identify opportunities which have already been validated in preclinical and, in some instances, clinical studies before allocating resources for further evaluation and development. This approach will allow the Company to bypass the lengthy and uncertain drug discovery and screening process and to proceed quickly to product development and clinical evaluation. The Company believes that utilizing this strategy will allow it to maintain a full pipeline of innovative products for the treatment of cancer and infectious diseases. See "-- Collaborative Agreements."

COLLABORATIVE AGREEMENTS

         The Company's development strategy involves entering into selected development and licensing agreements with corporate partners to provide working capital to the Company as well as assist in the efficient development and marketing of certain of its products. See "Risk Factors -- Collaborative Arrangements."

         Collaborative Agreement with Abbott Laboratories

         In November 1998, the Company entered into a license agreement with Abbott Laboratories for NYOTRAN. The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN, subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain copromotion rights retained by the Company in the United States and Canada. Abbott has agreed to pay the Company up-front payments of $2.8 million under the license agreement and has agreed to purchase 837,989 shares of the Company's common stock for $3.0 million under a related stock purchase agreement. Abbott has also agreed to provide funding for the continuing clinical development of NYOTRAN and to make subsequent milestone payments as specified regulatory goals and sales targets are achieved. Abbott will also pay to the Company escalating royalties on all product sales of NYOTRAN.

         The licenses granted under the NYOTRAN agreement terminate on a country-by-country basis on the expiration of the last patent relating to such product in such country. The agreements are terminable by Abbott in the event certain regulatory milestone goals are not met or other specified events occur and are terminable by either party on the occurrence of a breach that is not cured by the breaching party within a certain time period after notice has been given to such breaching party.

         Relationship with Grupo Ferrer Internacional, S.A.

         In 1997, the Company entered into a supply and distribution agreement with Grupo Ferrer International, S.A. to commercialize and market NYOTRAN, under which Ferrer received the exclusive right to distribute and sell NYOTRAN in Spain and Portugal. In December 1997, the Company, in cooperation with Ferrer, filed a Marketing Authorization Application in Spain and Portugal seeking approval for NYOTRAN for the treatment of systemic fungal infections.

         Collaborative Agreement with Genzyme Corporation

         In 1993, the Company entered into a license and development agreement with Genzyme Corporation to develop and commercialize ATRAGEN. The initial focus of the collaboration was the development of ATRAGEN for the treatment of myelogenous leukemias and certain non-hematologic cancers. The Company and Genzyme shared clinical development responsibilities and research program funding through the end of 1996. Under the agreement, Genzyme was required to make up to $1.5 million in milestone payments to the Company upon the occurrence of certain events and to pay the Company royalties on sales of the product. Genzyme had the right to terminate the agreement in the event of a third party claim of infringement by products subject to the agreement. The Company had the right to terminate the agreement if Genzyme failed to satisfy certain milestones. In connection with the collaborative agreement, Genzyme made a net $4.5 million equity investment in the Company and agreed to make an additional $5.0 million equity investment in the Company if certain developmental goals were achieved.

         In September 1996, Genzyme advanced Aronex Pharmaceuticals $2.0 million relating to the $5.0 million equity milestone. Early in 1997, Genzyme and the Company entered into an amendment to the agreement pursuant to which (i) Genzyme was released from any further obligation to perform development work for ATRAGEN and (ii) the license granted to Genzyme under the agreement was converted to an option to acquire the right to market and sell ATRAGEN worldwide (with the Company retaining co-promotion rights in the United States). If Genzyme exercises its option, Genzyme will be required to pay the Company $3.0 million and product royalties and the Company will be entitled to retain the $2.0 million advance. The Company has the right to reacquire such marketing rights at any time within six months following Genzyme's exercise of the option, by returning to Genzyme the $3.0 million received in connection with Genzyme's exercise of the option and repaying Genzyme the $2.0 million advance. If the Company reacquires such marketing rights, it will also required to pay Genzyme product royalties, including $500,000 in minimum royalties in the first year following its reacquisition of such rights. If Genzyme does not exercise its option prior to its expiration, the Company will be required to repay Genzyme the $2.0 million advance and to pay product royalties, including $500,000 in minimum royalties in the first year following the expiration of the option. Genzyme's option to acquire such rights expires six months after the filing of a New Drug Application for ATRAGEN. The Company presently expects to file an NDA for ATRAGEN by the end of 1998.

         Relationship with The University of Texas M.D. Anderson Cancer Center

         Aronex Pharmaceuticals has two license agreements with The University of Texas M.D. Anderson Cancer Center which grant the Company exclusive rights to manufacture, use, market and sell products based upon certain technology developed at M.D. Anderson relating to the development of human monocyte or murine macrophage-derived cytotoxins which inhibit or destroy the proliferation of tumor cells, liposomal-encapsulated polyene antibiotics (except amphotericin
B), liposomal-encapsulated anthracyclines, liposomal-encapsulated platinum derivatives and liposomal- encapsulated retinoids. NYOTRAN(R), ATRAGEN(R), Annamycin and Platar are products derived from the Company's relationship with M.D. Anderson.

         The license agreements with M.D. Anderson require Aronex Pharmaceuticals to pay royalties for licensed technology based on specified percentages of cumulative net sales and royalties from sublicensees. The Company is also obligated to pay a milestone payment of $200,000 upon the filing of an NDA for each licensed product. Because it has not sold any products or processes to date, the Company has not paid any royalties under the license agreements. M.D. Anderson is responsible for the preparation, filing and prosecution of all patent applications, foreign and domestic, relating to technology developed at M.D. Anderson, and the Company reimburses M.D. Anderson for expenses incurred in connection with such activities.

         The license agreements generally remain in force until the expiration of the last patent subject to such agreements. Either party may terminate the license agreements after 60 days notice to the other party in the event of a material breach of the terms of such agreement. M.D. Anderson has the right to terminate either license agreement with 90 days notice for failure to convert the licensed subject matter to a commercial form; however, the Company believes its ongoing and active research and development efforts directed at commercial marketing of the licensed products currently satisfies this obligation.

         Aronex Pharmaceuticals and M.D. Anderson have entered into research and development contracts in conjunction with the license agreements which obligate the Company to fund research and development expenses incurred by the M.D. Anderson scientists that relate to the technology licensed by the Company. Such contracts grant the Company an exclusive worldwide license to technology related to the technology licensed under the license agreements and developed as a result of research funded by the Company. Such contracts also grant the Company a right of first refusal to acquire an exclusive worldwide license to certain technology developed at M.D. Anderson which is not the result of projects funded by the Company. Aronex Pharmaceuticals and M.D. Anderson agreed to the funding commitments for research projects under such contracts through September 30, 1999. If the Company defaults in the payment of research and development funding commitments due M.D. Anderson under such contracts, M.D. Anderson may suspend the related research and development projects or, if the Company's default continues for a period of 60 days, M.D. Anderson may terminate the related contract upon 60 days notice to Aronex Pharmaceuticals.

         Relationship with Baylor College of Medicine

         Aronex Pharmaceuticals had collaborative arrangements with Baylor College of Medicine, under licensing, consulting and research and development arrangements entered into by Triplex beginning in 1989. The Company has an exclusive, worldwide, royalty-free license from Baylor to certain technology developed by Baylor. The collaboration arrangements terminated in 1996. The license agreement terminates on the expiration of the last patent to expire that is licensed thereunder.

MANUFACTURING

         The Company does not have facilities necessary to manufacture its products in accordance with FDA Good Manufacturing Practices ("GMP"), but it does have the capability to develop formulations, analytical methods, process controls and manufacturing technology for its products. The Company generally uses contract manufacturers to produce larger quantities of its products for clinical testing, although it expects Abbott Laboratories to supply the quantities of NYOTRAN necessary to conduct its remaining clinical trials of that product. The Company and the manufacturers of its products have not entered into any written agreements other than periodic purchase orders for the supply of the products they manufacture on its behalf. Contract manufacturers are closely supervised to ensure adherence to established production methods and compliance with the Company's rigorous quality control and quality assurance standards. The Company does not expect to establish any significant manufacturing capacity in the near future. The Company does not operate and does not currently plan to operate manufacturing facilities for the production of its products in commercial quantities, and it intends to contract with third parties for the manufacture and supply of its products. There can be no assurance that the Company will be able to obtain supplies of its products from third-party suppliers on terms or in quantities acceptable to the Company. Also, the Company's dependence on third parties for the manufacture of its products may adversely affect the Company's product margins and its ability to develop and deliver products on a timely basis. Any such third-party suppliers or any manufacturing facility the Company establishes will be required to meet FDA GMP requirements. FDA inspection and approval of manufacturing facilities and quality procedures for a drug are a prerequisite to approval of an NDA for that drug. The Company may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected.

         The raw materials required for the majority of the Company's products are currently available in quantities sufficient to conduct the Company's research, development, preclinical safety and clinical development activities. Certain of the Company's products, such as Annamycin, are new syntheses and, therefore, are not yet available in commercial quantities. No assurance can be given that the raw materials necessary for the manufacture of the Company's products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair the Company's competitive position and potential profitability.

SALES AND MARKETING

         The Company presently intends to market its products and will build its sales and marketing infrastructure in accordance with regulatory submissions. The Company currently plans to market selected products directly to oncologists, hematologists and infectious disease specialists through a niche sales and marketing force in the United States. Where large market opportunities require large sales forces, the Company may enter into co-marketing arrangements with, or license marketing rights to, third parties. The Company's international strategy is to negotiate marketing agreements with pharmaceutical manufacturers and distributors which will entitle the Company to receive a percentage of net product sales.

         The Company does not have any experience in sales, marketing or distribution. To market any of its products, the Company must develop a sales and marketing force with supporting distribution capability or enter into marketing and distribution arrangements with a company that has an established capability. Significant additional expenditures will be required for the Company to develop such capabilities. The Company has entered into agreements with Abbott Laboratories and Grupo Ferrer Internacional, S.A. with respect to the marketing and sale of NYOTRAN. In addition, the Company has entered into an agreement with Genzyme Corporation under which Genzyme may acquire the right to market and sell ATRAGEN, subject to certain conditions and certain rights of the Company. To the extent that Genzyme does not acquire or the Company reacquires such marketing rights, the Company plans to enter into marketing agreements with one or more other pharmaceutical companies to market ATRAGEN. In addition, the Company plans to enter into marketing agreements with one or more pharmaceutical companies to market other products that it may develop. To the extent the Company relies upon licensing, marketing or distribution arrangements with others, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company's business would be materially adversely affected. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or that it or its collaborators will be successful in gaining market acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company.

PATENTS AND PROPRIETARY RIGHTS

         The Company's ability to commercialize any products will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Some of the United States patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the use of certain compounds to treat specified conditions, and composition-of-matter patents are not available for some of the Company's product candidates. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable, that any patents will provide meaningful protection to the Company, that others will not be able to design around the patents, or that the Company's patents will provide a competitive advantage or have commercial application.

         There can be no assurance that patents owned by or licensed to the Company will not be challenged by others. The Company could incur substantial costs in proceedings before the United States Patent and Trademark Office and other regulatory authorities, including interference proceedings. These proceedings could result in adverse decisions about the patentability of the Company's inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents. The Company is currently involved in an interference proceeding before the United States Patent and Trademark Office regarding Platar. See "-- Cancer -- Platar for Lung Cancer (Institutional Phase II)."

         There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to bring such litigation to a successful conclusion. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses. The Company does not believe that the commercialization of its products will infringe upon the patent rights of others. However, there can be no assurance that the Company has identified United States and foreign patents that pose a risk of infringement.

         The Company also relies upon trade secrets and other unpatented proprietary information in its product development activities. To the extent the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

         The Company engages in collaborations, sponsored research agreements, licensing and other arrangements with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the United States government or certain third parties have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements.

         Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, reexamination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

GOVERNMENT REGULATION

         The Company's research and development activities, preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of its products, are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. The United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. Preclinical study and clinical trial requirements and the regulatory approval process take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's products. Delays or rejections in obtaining regulatory approvals would adversely affect the Company's ability to commercialize any product the Company develops and the Company's ability to receive product revenues or royalties. If regulatory approval of a product is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

         The FDA and other regulatory authorities require that the safety and efficacy of the Company's therapeutic products must be supported through adequate and well-controlled clinical trials. If the results of these clinical trials do not establish the safety and efficacy of the Company's products to the satisfaction of the FDA and other regulatory authorities, the Company will not receive the approvals necessary to market its products, which would have a material adverse effect on the Company.

         The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes: (i) preclinical tests; (ii) submission to the FDA of an IND which must become effective before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended application; (iv) submission of an NDA to the FDA; and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state and local agencies and must comply with current GMP requirements.

         Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of human clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in the FDA authorization to commence clinical trials or that the lack of an objection means that the FDA will ultimately approve an NDA.

         Clinical trials involve the administration of the investigational new drug to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Also, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution conducting the clinical trials.

         Clinical trials are typically conducted in three sequential phases which may overlap. In Phase I, the initial introduction of the drug to humans, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies of a limited patient population to gather evidence about the efficacy of the drug for specific targeted indications, dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks. When a product has shown evidence of efficacy and has an acceptable safety profile in a Phase II evaluation, Phase III clinical trials are undertaken to evaluate clinical efficacy and to test for safety in an expanded patient population at geographically dispersed clinical trial sites. There can be no assurance that any of the Company's clinical trials will be completed successfully or within any specified time period. The Company or the FDA may suspend clinical trials at any time.

         The Company has designed the protocols for its pivotal clinical trials based on its analysis of its research, including various parts of its Phase I and Phase II clinical trials. Although copies of its pivotal clinical trial protocols have been submitted to the FDA, there can be no assurance that the FDA, after the results of the pivotal clinical trials have been announced, will not disagree with the design of the pivotal clinical trial protocols. In addition, the FDA inspects and reviews clinical trial sites, informed consent forms, data from the clinical trial sites, including case report forms and record keeping procedures, and the performance of the protocols by clinical trial personnel to determine compliance with Good Clinical Practices. The FDA also looks to determine that there was no bias in the conduct of clinical trials. The conduct of clinical trials in general and the performance of the pivotal clinical trial protocols is complex and difficult. There can be no assurance that the design or the performance of the pivotal clinical trial protocols will be successful.

         The results of preclinical studies and clinical trials, if successful, are submitted in an NDA to seek FDA approval to market and commercialize the drug product for a specified use. The testing and approval process will require substantial time and effort, and there can be no assurance that any approval will be granted for any product or that approval will be granted according to any schedule. The FDA may deny an NDA if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy of the drug. Moreover, if regulatory approval of a drug product is granted, the approval will be limited to specific indications. There can be no assurance that any of the Company's product candidates will receive regulatory approvals for commercialization.

         The FDA has implemented an accelerated review process for pharmaceutical agents that treat serious or life- threatening diseases and conditions, subject to payment of user fees. When appropriate, the Company intends to pursue opportunities for accelerated review of its products. The Company cannot predict the ultimate effect of this review process on the timing or likelihood of FDA review of any of its products.

         Even if regulatory approvals for the Company's products are obtained, the Company, its products, and the facilities manufacturing the Company's products are subject to continual review and periodic inspection. The FDA will require post-marketing reporting to monitor the safety of the Company's products. Each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA's GMP requirements. To supply drug products for use in the United States, foreign manufacturing establishments must comply with the FDA's GMP requirements and are subject to periodic inspection by the FDA or by regulatory authorities in those countries under reciprocal agreements with the FDA. In complying with GMP requirements, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. The Company does not have any drug manufacturing capability and must rely on outside firms for this capability. See "-- Manufacturing." The FDA stringently applies regulatory standards for manufacturing. Identification of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

         Before the Company's products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of the Company's products, no assurance can be given that it will approve satisfactory prices for the products.

         The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If such an accident occurs, the Company could be held liable for resulting damages, which could be material to the Company's financial condition and business. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company.

         Under the Orphan Drug Act, the FDA may grant "orphan drug" status to therapeutic agents intended to treat a "rare disease or condition," defined as a disease or condition that affects less than 200,000 persons in the United States. Orphan drug status grants the sponsor tax credits for the amounts expended on clinical trials, provided that certain conditions are met, as well as potential marketing exclusivity for four to seven years following approval of the pertinent NDA. The Company received orphan drug status for ATRAGEN(R) in 1993 for the treatment of acute and chronic leukemia and may request this status for more of its products as part of its overall regulatory strategy. There is no assurance, however, that any of its other products will receive orphan drug status or that the benefits of protection currently afforded by orphan drug status will remain in effect. In addition, any party may obtain orphan drug status with respect to products for which patent protection has expired or is otherwise unavailable. The first party granted marketing approval could prevent other persons from commercializing that product during the period for which exclusivity was granted to such party (i.e., four to seven years).

COMPETITION

         The Company believes that its products, because of their unique pharmacologic profiles and novel mechanisms of action, will become useful new treatments for cancers and infectious diseases, either as alternatives to or in combination with other pharmaceuticals. The Company is engaged in pharmaceutical product development characterized by rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than those of the Company may develop products that directly compete with the Company's products. Those entities may succeed in developing products, including liposomes and liposomal products, that are safer, more effective or less costly than the Company's products. Even if the Company's products should prove to be more effective than those developed by other companies, other companies may be more successful than the Company because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If the Company commences significant commercial sales of its products, it or its collaborators will compete in areas in which the Company has little or no experience such as manufacturing and marketing. There can be no assurance that the Company's products, if commercialized, will be accepted and prescribed by healthcare professionals.

         Some of the Company's competitors are active in the development of liposome and liposomal research and product development to treat cancer and certain fungal infections. Those competitors include The Liposome Company, Inc., NeXstar Pharmaceuticals, Inc., and SEQUUS Pharmaceuticals, Inc. Each of these companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat disease indications targeted by the Company could adversely affect the market acceptance of the Company's products as a result of the established market recognition and physician familiarity with the competing product. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that competition will be intense for all of its product candidates.

EMPLOYEES

         As of September 30, 1998, the Company had 92 full time employees, 74 of whom were engaged in research, development, clinical and regulatory affairs and 18 of whom were engaged in marketing, business development and administration. The Company's employees include two M.D.s, sixteen Ph.D.s, one Pharm.D and two R.N.s. The Company has not experienced any work stoppages and considers relations with its employees to be good.

LEGAL PROCEEDINGS

         The Company is not currently a party to any material legal proceedings.

PROPERTIES

         The Company's corporate offices and laboratories are located in a 30,000 square foot leased building located at 8707 Technology Forest Place in The Woodlands, a suburb of Houston, Texas. The lease for this facility expires in 2008, and the Company has renewal options to extend the lease to 2018.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are as follows:


                  NAME                       AGE                      POSITION

Geoffrey F. Cox, Ph.D.(3)...............     54      Chairman of the Board of Directors (Class II)
                                                     and Chief Executive Officer
David S. Gordon, M.D....................     56      Senior Vice President of Medical Affairs and
                                                     Chief Medical Officer
Paul A. Cossum, Ph.D....................     45      Vice President, Preclinical Development
Praveen Tyle, Ph.D......................     38      Vice President, Pharmaceutical Development
                                                     and Operations
Janet M. Walter.........................     35      Vice President, Marketing and Business
                                                     Development
Terance A. Murnane......................     48      Controller and Secretary
Gabriel Lopez-Berestein, M.D.(1)........     50      Director (Class II) and Chief Scientific
                                                     Advisor
Ronald J. Brenner, Ph.D.................     65      Director (Class I)
James R. Butler(1)(3)...................     57      Director (Class III)
Phyllis I. Gardner, M.D.................     48      Director (Class II)
Martin P. Sutter(2)(3)..................     43      Director (Class I)
Gregory F. Zaic(2)......................     50      Director (Class III)

---------------------------

(1)      Member of the Audit Committee of the Board of Directors
(2)      Member of the Compensation Committee of the Board of Directors
(3)      Member of the Nominating Committee of the Board of Directors

         Geoffrey F. Cox, Ph.D. joined the Company as Chairman of the Board and Chief Executive Officer in November 1997 and has served as a member of the Board of Directors since January 1994. Dr. Cox joined Genzyme Corporation in 1984, was appointed Managing Director of Genzyme, Ltd. (U.K.) in 1986, Senior Vice President of worldwide manufacturing operations in May 1988 and Executive Vice President in 1996, with responsibility for manufacturing operations and the Pharmaceuticals, Diagnostic Products and Genetic Diagnostic Products units of Genzyme.

         David S. Gordon, M.D. joined the Company in April 1997 as its Senior Vice President of Medical Affairs and Chief Medical Officer. Dr. Gordon has over 20 years experience in internal medicine, oncology and hematology, clinical research and the pharmaceutical industry. He has held clinical and administrative positions with The Liposome Company and the RW Johnson Pharmaceutical Research Institute of Johnson & Johnson. Prior to positions in the pharmaceutical industry, Dr. Gordon held a number of academic positions, including Professor of Medicine (Hematology & Oncology) at Emory University School of Medicine and Director, Division of Immunology at the Centers for Disease Control, both in Atlanta, Georgia. Dr. Gordon currently serves as a director of Hycor Biomedical, Inc. Dr. Gordon is board certified in internal medicine and medical oncology. He has published over 100 articles and abstracts in the fields of cancer, infectious disease and immunology.

         Paul A. Cossum, Ph.D. joined Triplex Pharmaceuticals Corporation ("Triplex") as Vice President of Preclinical Development in 1993 and assumed the position of Vice President of Preclinical Development of the Company in September 1995 upon consummation of the Company's mergers with Triplex and Oncologix. From 1992 to 1993, he was the Director of Preclinical Development at Isis Pharmaceuticals. While at Isis, he implemented preclinical programs to support the development INDs for two anti-viral oligonucleotide compounds. Prior to his employment at Isis, Dr. Cossum worked in the Department of Pharmacological Sciences at Genentech, Inc., where he participated in the filing of several INDs and NDAs for certain endocrine, cardiovascular and neurologic therapeutic proteins. He has published widely in the fields of metabolism and toxicology of oligonucleotides, recombinant proteins and conventional drugs.

         Praveen Tyle, Ph.D. joined the company in February 1997 as its Vice President of Pharmaceutical Development and Operations. Dr. Tyle has more than 14 years of worldwide pharmaceutical industry experience, serving most recently as Senior Director, Pharmaceutical Development at Agouron Pharmaceuticals, Inc., where he was responsible for the development of preclinical and clinical products and their preparation toward commercialization. From 1984 to 1991, Dr. Tyle held product development positions at American Cyanamid Company and Novartis (formerly Sandoz Pharmaceuticals Corporation). Dr. Tyle serves as a member of the Scientific Advisory Board of a French biotechnology company, Biovector Therapeutics, S.A., and is a scientific advisor to Warner Chilcott Laboratories in New Jersey. Dr. Tyle also serves as an adjunct Professor of Pharmaceutical Sciences at the University of Houston. He holds several U.S. patents in the areas of drug development and delivery systems.

         Janet M. Walter joined the Company in August 1997 as Vice President of Marketing and Business Development. Ms. Walter, who has more than ten years of oncology marketing experience, served most recently as Director, Global Marketing at Schering-Plough Pharmaceuticals, Inc. where she was responsible for the worldwide development of INTRON(R)A. She also served as Senior Product Manager for Bristol-Myers Squibb Oncology Division, where she was responsible for the launch of TAXOL(R) in several different markets, and Product manager at U.S. Bioscience. In addition, Ms. Walter has several years of prior experience in oncology clinical research and field sales.

         Terance A. Murnane joined the Company in May 1990 as its Controller and was appointed Secretary in January 1992. Mr. Murnane was a self-employed accountant from February 1988 until April 1990. From October 1987 to February 1988, he served as the Controller for a privately-held wholesale company. Prior to that time, he spent ten years in the Private Business/Audit Department at KPMG Peat Marwick, an international accounting firm, serving most recently as Senior Manager. Mr. Murnane is a Certified Public Accountant.

         Gabriel Lopez-Berestein, M.D., a co-founder of the Company, has served as a member of the Board of Directors and the Company's Chief Scientific Advisor since January 1988. Dr. Lopez-Berestein is Professor of Medicine and Chief of the Immunobiology and Drug Carriers Section at The University of Texas M.D. Anderson Cancer Center, with which he has been affiliated since 1979. Dr. Lopez-Berestein is the author of over 125 publications in the areas of macrophage research and drug carrier technology. Dr. Lopez-Berestein is also the recipient of a number of grants and awards, including a Scholar Award of the Leukemia Society of America and various NIH awards.

         Ronald J. Brenner, Ph.D. has served as a member of the Board of Directors since September 1995. Since 1988, Dr. Brenner has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and a general partner of several Hillman investment partnerships. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen Corporation, a biotechnology company. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as a Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of Cytogen Corporation.

         James R. Butler has served as a member of the Board of Directors since June 1997. Mr. Butler is Senior Vice President, Sales and Marketing for ALZA Corporation, a California-based pharmaceutical company developing therapeutics using its proprietary drug delivery systems. Mr. Butler has overseen ALZA Pharmaceuticals since August 1993. ALZA Pharmaceuticals has responsibility for domestic sales and marketing, government affairs, ex-U.S. commercialization of ALZA products, new product planning, and ALZA scientific. ALZA scientific is responsible for all aspects of the ALZET(R) product line. Prior to joining ALZA in 1993, Mr. Butler was Vice President and General Manager of Glaxo Inc.'s Corporate Division. Mr. Butler held numerous sales and marketing positions during his 23- year tenure at Glaxo.

         Phyllis I. Gardner, M.D. has served as a member of the Board of Directors since September 1998. Dr. Gardner is the Senior Associate Dean for Education and Student Affairs at Stanford University School of medicine, and has been a tenured associate professor in the departments of molecular pharmacology and medicine at Stanford since 1984. Since 1994, Dr. Gardner has worked closely with ALZA Corporation in the areas of drug formulation and drug delivery. From 1996 to 1998, she was Vice President of Research and Head of the ALZA Technology Institute. Dr. Gardner is also a consultant or advisor to a number of companies and serves as a member of the board of directors of Health Hero Network and Elim Biopharmaceuticals, Inc.

         Martin P. Sutter, a co-founder of the Company, has served as a Director of the Company since June 1986 and served as Chairman of the Board of Directors of the Company from 1986 to 1997. Since July 1988, Mr. Sutter has been the managing General Partner of The Woodlands Venture Partners, L.P., a venture capital firm based in The Woodlands, Texas, and the General Partner of The Woodlands Venture Fund, L.P., one of the Company's principal stockholders. In addition, Mr. Sutter has been a General Partner of Essex Woodlands Health Ventures, L.P. since September 1994. From January 1985 to July 1988, he served as President of The Woodlands Venture Capital Company. Mr. Sutter is the Chairman of the Board of Directors of Zonagen, Inc., a biotechnology company based in The Woodlands, Texas, and a director of Targeted Genetics and several privately held healthcare and biotechnology companies.

         Gregory F. Zaic has served as a member of the Board of Directors since September 1995. Mr. Zaic has been an investor primarily focused on medical and life science investment opportunities since 1983. He currently is a General Partner of Prince Ventures and has served as acting president and director of many private and public companies, including GenVec, Inc., Thiktillos, Inc. and Xylos Corporation. Before his investment career, Mr. Zaic served in several financial, technical, and operational capacities, including heading the Special Products Division of Baxter, a manufacturer of custom medical devices for the cardiopulmonary and intravenous solution administration markets.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table

         The following table provides certain summary information concerning compensation paid or accrued during the last three years to the Company's Chief Executive Officer, to its former President and to each of the other executive officers of the Company, determined as of the end of the last fiscal year, whose annual compensation exceeded $100,000 (the "Named Executive Officers"):

                                                                                         LONG-TERM
                                                 ANNUAL COMPENSATION                    COMPENSATION
                                                 -------------------           -----------------------------
                                                                                 RESTRICTED      SECURITIES
                                                                                    STOCK      UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR       SALARY           BONUS         AWARDS        OPTIONS (#)   COMPENSATION
-------------------------------------- -------- --------------- -------------- --------------  -------------- -------------
Geoffrey F. Cox, Ph.D .................. 1997     $  50,000(1)     $ 110,000(2)  $  93,992(3)    500,000        $     134(4)
   Chief Executive Officer
David S. Gordon, M.D ................... 1997     $ 146,208(5)     $  28,400          --         125,000        $  21,360(6)
   Senior Vice President of Medical
   Affairs and Chief Medical Officer
Paul A. Cossum, Ph.D ................... 1997     $ 168,000        $  33,600          --          41,000        $   1,302(8)
   Vice President, Preclinical ......... 1996     $ 163,000        $   2,000          --          44,800        $   1,292(8)
   Development ......................... 1995     $  46,667(7)          --            --          20,000        $  17,000(9)
Praveen Tyle, Ph.D ..................... 1997     $ 147,377(10)    $  30,100    $  36,250(11)    125,000        $  77,956(12)
   Vice President, Pharmaceutical
   Development and Operations
Janet M. Walter ........................ 1997     $  60,000(13)    $  12,000          --         100,000        $   8,974(14)
   Vice President, Marketing and
   Business Development
James M. Chubb, Ph.D ................... 1997     $ 235,000        $  58,750                         --         $   8,339(15)
   Former President .................... 1996     $ 221,583        $  10,000          --         208,000        $  32,389(16)
                                         1995     $ 61,833(17)          --      $ 106,250(18)    125,000        $  42,075(19)

---------------------------


(1) Dr. Cox joined the Company as Chief Executive Officer and Chairman of the Board in November 1997 at an annual base salary of $300,000.
(2)      Represents a cash bonus paid upon commencement of employment.
(3) Represents a stock bonus of 17,278 shares of common stock issued upon commencement of employment and recorded at fair market value at the time of issuance.
(4)      Represents taxable life insurance.
(5) Dr. Gordon joined the Company as Senior Vice President of Medical Affairs and Chief Medical Officer in April 1997 at an annual base salary of $213,000.
(6) Represents (i) $6,952 in relocation costs, (ii) $12,250 in housing allowance, (iii) $1,158 in taxable life insurance and (iv) $1,000 in matching contributions to the Company's 401(k) savings plan.
(7) Dr. Cossum joined the Company as Vice President of Preclinical Development in September 1995 at an annual base salary of $160,000. Dr. Cossum's current annual base salary is $168,000.
(8) Represents (i) $1,000 in matching contributions to the Company's 401(k) savings plan in 1996 and 1997, respectively, and (ii) taxable life insurance of $292 and $302 in 1996 and 1997, respectively.
(9) Represents the forgiveness of a portion of the balance of a loan to Dr. Cossum.
(10) Dr. Tyle joined the Company as Vice President of Pharmaceutical Development and Operations in February 1997 at an annual base salary of $168,000. Dr. Tyle's current annual base salary is $176,400.
(11) Represents a stock bonus of 5,000 shares of Common stock issued upon commencement of employment and recorded at fair market value at the time of issuance.
(12) Represents (i) $46,386 in relocation costs, (ii) $30,397 in estimated federal income taxes relating to such relocation costs, which are reimbursable by the Company in 1998, (iii) $173 in taxable life insurance and (iv) $1,000 in matching contributions to the Company's 401(k) savings plan.
(13) Janet M. Walter joined the Company as Vice President, Marketing and Business Development in August 1997 at an annual base salary of $160,000.
(14) Represents (i) $7,924 in relocation costs, (ii) $50 in taxable life insurance and (iii) $1,000 in matching contributions to the Company's 401(k) savings plan.
(15) Represents (i) $7,339 in taxable life and long-term disability insurance and (ii) $1,000 in matching contributions to the Company's 401(k) savings plan.
(16) Represents (i) $25,695 in federal income taxes incurred by Dr. Chubb in connection with the 1996 grant of 25,000 shares of common stock that the Company reimbursed in 1997, (ii) $5,694 in taxable life and long-term disability insurance and (iii) $1,000 in matching contributions to the Company's 401(k) savings plan.
(17) Dr. Chubb joined the Company as President in September 1995 at an annual base salary of $212,000. (18) Represents a stock bonus of 25,000 shares of common stock issued upon commencement of employment and recorded at fair market value at the time of issuance.
(19) Represents the estimated amount of federal income taxes incurred by Dr. Chubb in connection with the grant of 25,000 shares of common stock that the Company reimbursed in 1996.

         Option Grants in 1997

         The following table provides certain information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 1997 under the Company's Employee Option Plan:


                                             INDIVIDUAL GRANTS
                    --------------------------------------------------------------------  --------------------------------
                     NUMBER OF     PERCENT OF                                                POTENTIAL REALIZABLE VALUE AT
                    SECURITIES    TOTAL OPTIONS                   MARKET                        ASSUMED ANNUAL RATES OF
                    UNDERLYING     GRANTED TO     EXERCISE       PRICE ON                       STOCK PRICE APPRECIATION
                      OPTIONS     EMPLOYEES IN    PRICE PER       DATE OF   EXPIRATION            FOR OPTION TERM(1)
     NAME            GRANTED (#)  FISCAL YEAR      SHARE          GRANT       DATE               5%                  10%
---------------      -------      -------------   ---------      --------   ----------    ------------     --------------
Geoffrey F. Cox      500,000         41.3%     $    4.25     $     4.25      09/03/04     $    865,088     $    1,986,602
David S. Gordon      125,000         10.3%     $    5.13     $     5.13      04/28/04     $    261,053     $      599,486
Paul A. Cossum        31,000          2.6%     $    4.75     $     4.75      05/14/04     $     59,946     $      137,660
                      10,000          0.8%     $    4.75     $     4.75      12/09/04     $     19,337     $       44,406
Praveen Tyle         100,000          8.3%     $    7.25     $     7.25      02/21/04     $    295,148     $      677,782
                      25,000          2.1%     $    4.75     $     4.75      12/09/04     $     48,343     $      111,016
Janet M. Walter      100,000          8.3%     $    4.50     $     4.50      08/18/04     $    183,195     $      420,692
James M. Chubb            --            --            --             --         --                  --                 --

---------------------------

(1) The Securities and Exchange Commission requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full seven-year term prior to exercise. Such options may be exercised prior to the end of such seven-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

         Year-End Option Values

         The following table sets forth certain information regarding (i) the number of shares of common stock underlying unexercised options held by the Chief Executive Officer and each Named Executive Officer as of December 31, 1997 and (ii) the value, at December 31, 1997, of exercisable and unexercisable "in-the-money" stock options held by the Chief Executive Officer and each Named Executive Officer. Neither the Chief Executive Officer nor any other Named Executive Officer exercised any stock options during the year ended December 31, 1997.


                               1997 OPTION VALUES

                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                    OPTIONS AT FISCAL YEAR-END (#)     AT FISCAL YEAR END ($)(1)
                                    ------------------------------ -----------------------------
              NAME                  EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------------------   ------------  ---------------- -------------- --------------
GEOFFREY F. COX, PH.D............    149,155           383,345     $       --     $        --
DAVID S. GORDON, M.D.............     42,000            83,000     $       --     $        --
PAUL A. COSSUM, PH.D.............     45,306            72,489     $   42,922     $       100
PRAVEEN TYLE, PH.D...............     49,500            75,500     $       --     $        --
JANET M. WALTER..................     35,932            64,068     $       --     $        --
JAMES. M. CHUBB, PH.D............    158,460           199,224     $   99,514     $       548

---------------------------


(1) A STOCK OPTION IS "IN-THE-MONEY" IF THE CLOSING MARKET PRICE OF THE COMPANY'S COMMON STOCK EXCEEDS THE EXERCISE PRICE OF SUCH STOCK OPTION. THE VALUE OF "IN-THE-MONEY" UNEXERCISED STOCK OPTIONS SET FORTH IN THE FOREGOING TABLE REPRESENTS THE DIFFERENCE BETWEEN THE EXERCISE PRICE OF SUCH OPTIONS AND THE CLOSING SALES PRICE OF THE COMPANY'S COMMON STOCK ON DECEMBER 31, 1997, AS REPORTED BY THE NASDAQ STOCK MARKET, $4.25 PER SHARE.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Dr. Cox, Dr. Gordon, Dr. Cossum, Dr. Tyle, Ms. Walter and Mr. Murnane which establish their annual salaries and provide for the payment of such bonus compensation as may be awarded by the Board of Directors and for their participation in all employee benefit plans sponsored by the Company. The employment agreement for Dr. Cox has a primary term ending in 2000, with automatic monthly renewals starting in May 1999 for an on-going eighteen months unless terminated by either party. All other employment agreements are for a one year period and renew automatically for one year periods unless terminated by either party. All agreements provide that if the employee is terminated for any reason other than cause, the Company is obligated to pay for the employee an amount equal to one year's annual base salary and continue the provision of employment benefits for one year following termination.

                             PRINCIPAL STOCKHOLDERS

         The following table presents certain information regarding the beneficial ownership of the Company's equity securities at October 31, 1998, and as adjusted to reflect the sale of the shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director of the Company, (iii) the Company's chief executive officer and each of the other executive officers of the Company with annual compensation in excess of $100,000 and (iv) all directors and officers as a group.


                                                                                          PERCENTAGE OF SHARES
                                                                                           BENEFICIALLY OWNED
                                                                                           ------------------
                                                               NUMBER OF SHARES OF
                                                                  COMMON STOCK           PRIOR TO        AFTER
                            NAME                               BENEFICIALLY OWNED        OFFERING       OFFERING
                            ----                               ------------------        --------       --------
Paragon Associates and Paragon Associates II                     1,351,000                 8.7%           6.8%
Joint Venture and the Bradbury Dyer Foundation(1)
500 Crescent Court, Suite 260
Dallas, Texas 75201.........................................
Hillman Medical Venture Partnerships(2)                          1,187,925                 7.7%           5.9%
824 Market Street, Suite 900
Wilmington, Delaware 19801..................................
Healthcare Ventures Partnerships(3)                                977,825                 6.3%           4.9%
Twin Towers at Metro Bank
379 Thornall Street
Edison, New Jersey 08837....................................
The Allstate Corporation(4)                                        810,962                 5.2%           4.1%
2775 Sanders Road
Northbrook, Illinois 60062..................................
Geoffrey F. Cox(5)..........................................       308,095                 2.0%           1.5%
Martin P. Sutter(6).........................................       553,883                 3.6%           2.8%
Gabriel Lopez-Berestein(7)..................................       152,065                 1.0%            *
Ronald J. Brenner(8)........................................     1,238,013                 8.0%           6.2%
Gregory F. Zaic(9)..........................................       445,239                 2.9%           2.2%
James R. Butler(10).........................................        30,500                  *              *
Paul A. Cossum(11)..........................................        77,141                  *              *
Praveen Tyle(12)............................................        91,311                  *              *
David S. Gordon(13).........................................        74,736                  *              *
Janet M. Walter(14).........................................        53,735                  *              *
All directors and officers as a group (11 persons)(5)-(15)..     3,069,327                19.7%          15.3%

---------------------------
*Less than one percent.

(1) Consists of 1,331,000 shares beneficially owned by Paragon Associates II Joint Venture ("Paragon JV"), which includes ownership of Paragon Associates and Paragon Associates II, and 20,000 shares owned by the Bradbury Dyer Foundation ("Foundation"). The sole general partner of Paragon Associates and Paragon JV, Bradbury Dyer III, may be deemed to be the beneficial ownership of 1,351,000 shares.
(2) Consists of 141,232 shares owned by Hillman Medical Ventures 1989 L.P., 441,383 shares owned by Hillman Medical Ventures 1990 L.P. and 605,310 shares owned by Hillman Medical Ventures 1991 L.P. (collectively, the "Hillman Medical Venture Partnership"). The general partners of the Hillman Medical Venture Partnerships are Cashon Biomedical Associates, L.P. and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust, which Trustees may be deemed the beneficial owners of the 1,187,925 shares owned by the Hillman Medical Venture Partnerships. Dr. Brenner, a director of the Company, is the managing partner of Cashon Biomedical Associates, L.P., of which the other general partners are Hal S. Broderson, M.D. and Charles G. Hadley. Dr. Brenner, Dr. Broderson and Mr. Hadley may be deemed to beneficially own such shares.

(3) Consists of 255,132 shares owned by HealthCare Ventures III, L.P., 199,391 shares owned by HealthCare Ventures II, L.P., 404,651 shares owned by HealthCare Ventures III, L.P. and 118,651 shares owned by HealthCare Ventures IV, L.P. (Collectively, the "HealthCare Venture Partnerships"). James H. Cavanaugh, Ph.D., Harold R. Werner, John W. Littlechild and William W. Crouse are general partners of each of the HealthCare Venture Partnerships and may be deemed to beneficially own such shares.
(4) Consists of 810,962 shares owned by Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation, based on Schedule 13G, Amendment No. 5, dated February 10, 1998, of The Allstate Corporation.
(5) Includes 266,435 shares that may be acquired on the exercise of stock options. Also includes 17,278 shares owned by Dr. Cox's spouse which may be considered to be beneficially owned.
(6) Includes 463,883 shares owned by The Woodlands Venture Fund, L.P. Mr. Sutter is a general partner of The Woodlands Venture Partners, L.P., which is the general partner of The Woodlands Venture Fund, L.P. Mr. Sutter disclaims beneficial ownership of the 463,883 shares owned by The Woodlands Venture Fund, L.P. Also includes 88,750 shares which may be acquired on the exercise of the currently vested portion of stock options.
(7) Includes 65,000 shares that may be acquired on the exercise of stock options. Excludes 19,697 shares held by a relative of Dr. Lopez-Berestein, to which he disclaims beneficial ownership.
(8) Includes 1,187,925 shares owned by the Hillman Medical Venture Partnerships, of which Dr. Brenner is the managing general partner of one of the general partners. Also includes 40,000 shares which may be acquired on the exercise of the currently vested portion of stock options.
(9) Includes 403,539 shares owned by Prince Venture Partners III, L.P. Mr. Zaic is the general partner of Prince Ventures, L.P., which is a general partner of Prince Venture Partners III, L.P. Mr. Zaic disclaims beneficial ownership of the shares held by Prince Venture Partners III, L.P. Also includes 40,000 shares which may be acquired on the exercise of the currently vested portion of stock options.
(10) Includes 25,000 shares that may be acquired on the exercise of currently vested stock options. Also includes 3,000 shares owned through The Butler Living Trust and 2,500 shares owned by the spouse of Mr. Butler which may be considered to be beneficially owned.
(11) Includes 71,266 shares that may be acquired on the exercise of the currently vested portion of stock options. Also includes 1,000 shares owned by two daughters of Dr. Cossum which may be considered to be beneficially owned.
(12) Includes 76,900 shares that may be acquired on the exercise of the currently vested portion of stock options.
(13) Includes 67,500 shares that may be acquired on the exercise of the currently vested portion of stock options. Also includes 3,000 shares owned by Gordon Strategic, Inc. which is wholly owned by Dr. Gordon and 500 shares owned by Dr. Gordon's spouse which may be considered to be beneficially owned.
(14) Represents shares that may be acquired on the exercise of currently vested stock options.
(15) Includes 857,775 shares that may be acquired on the exercise of the currently vested portion of stock options.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate of Incorporation provides for authorized capital stock of 35,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

         The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the common stock. The Company has no present plan to issue any shares of preferred stock.

WARRANTS

         The Company currently has outstanding warrants issued in connection with financing transactions to purchase an aggregate of 17,951 shares of common stock and outstanding warrants issued in connection with the September 1995 merger with Oncologix (the "Oncologix Warrants") to purchase an aggregate of 158,990 shares of common stock. The Oncologix Warrants have an exercise price of $12.00 per share and expire on December 11, 1999.

CONTINGENT STOCK RIGHTS

         In connection with the Triplex merger, the Company issued contingent rights (the "Triplex Contingent Stock Rights") to the former holders of Triplex stock and options entitling them to receive additional shares of common stock upon the occurrence of certain events. The Triplex Contingent Stock Rights entitle the former Triplex stock and option holders to receive shares of common stock with an aggregate fair market value at the time of issuance of $5.0 million (subject to certain adjustments) if the Company obtains data from clinical trials of Zintevir on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file an NDA.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS AND DELAWARE LAW

         Certain provisions of the Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

         Authority to Issue Preferred Stock. The Company's Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such voting rights, divided rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.

         Stockholder Actions and Meetings. The Company's Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the President of the Company or the holders of not less than 30 percent of the total voting power of all shares of the Company's capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the Board of Directors and other stockholder business proposed to be transacted at stockholder meetings must be timely received by the Company in a proper written form which meets the prescribed content requirements. The Certificate of Incorporation and Bylaws of the company prohibit stockholders from taking any action by written consent.

         Classification of Directors. The Company's Certificate of Incorporation and bylaws provide that the directors of the Company shall be divided into three classes as equal in number as possible serving three-year terms.

         Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by
Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         Indemnification. To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

         Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a stockholder acquiring more than 15 percent of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85 percent of such stock may not engage in certain "Business Combinations" with the corporation for a period of three years after the date on which the stockholder became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

         The provisions of Section 203, together with the ability of the Company's Board of Directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Certificate of Incorporation nor Bylaws currently exclude the Company from the restrictions imposed by Section 203.

REGISTRATION RIGHTS

         The Company entered into registration rights agreements dated September 1, 1986 with Dr. Jim Klostergaard and Dr. Gabriel Lopez-Berestein. Pursuant to such Agreements, Drs. Klostergaard and Lopez-Berestein have unlimited "piggyback" registration rights with respect to the shares of common stock owned by them. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to restrict the number of shares offered in a registration.

         Pursuant to a registration rights agreement dated August 2, 1989, holders of approximately 1,011,790 shares of common stock and of warrants to purchase 17,951 shares of common stock have the right to demand up to three registrations of the Registrable Securities (as defined in the agreement) under the Securities Act of 1933, as amended (the "Securities Act"), and unlimited piggyback registration rights. These demand registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares offered in such registration and to require a lock-up of shares not included in such registration and the right of the Company to refuse a registration under certain conditions, such as the six-month period immediately following effectiveness of a registration statement and the ninety-day period preceding an expected filing of a registration statement. If the Company proposes an offering of Registrable Securities, either for its own account of for other stockholders exercising such registration rights, the other holders of these rights are entitled to notice of the contemplated registration and an opportunity to include their securities in such registration. The Company must use its best efforts to effect such registration, with certain limitations. Furthermore, the Company is required to pay the associated registration expenses, excluding the underwriting discounts and sales commissions, for the holders exercising such registration rights. In addition, Genzyme Corporation has one demand registration right, which requires the Company to register all shares of common stock that Genzyme currently holds or may acquire in the future.

         In connection with the Triplex merger, the Company granted the former stockholders of Triplex unlimited piggyback registration rights which provide that, if the Company proposes an offering of common stock, either for its own account or for other stockholders exercising registration rights, the holders of the rights are entitled to notice of the contemplated registration and an opportunity to include their common stock in such registration, subject to certain limitations. The Company will request that these registration rights be waived in connection with this offering by substantially all of the holders of such rights.

TRANSFER AGENT

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         The Company is offering the shares of common stock offered hereby on a best efforts, all or nothing basis, principally to selected investors purchasing for investment. Paramount Capital, Inc. (the "Placement Agent") has been retained to act as the exclusive agent for the Company in connection with the arrangement of such offers and sales on a best efforts basis. The Placement Agent is not obligated to and does not intend to itself take (or purchase) any of the shares offered hereby. The Placement Agent will obtain indications of interest from potential investors for the amount of the offering. The Company will not request effectiveness of the Registration Statement and no investor funds will be accepted until indications of interest have been received for the full amount of the offering. The Placement Agent will distribute confirmation and definitive prospectuses to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing.

         Neither the Company nor the Placement Agent will accept investor funds prior to effectiveness of the Registration Statement. Prior to the closing date, the Placement Agent will promptly place all investor funds in escrow with State Street Bank and Trust, as escrow agent (the "Escrow Agent"), in an escrow account established for the benefit of the investors. The escrow agent will invest such funds in accordance with Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Prior to the closing date, the Escrow Agent will advise the Company that payment for the purchase of the shares of common stock offered hereby has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of such notice, the Company will deposit the shares with The Depositary Trust Company to be credited to the respective accounts of the investors. The Company will collect investor funds, together with interest thereon, if any, through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited in the Escrow Agent escrow account will promptly be returned.

         The following table sets out the nature of the compensation and the amounts of commissions and fees to be paid to the Placement Agent for each share and in total.


                                    PRICE TO            COMMISSION           PROCEEDS TO
                                     PUBLIC            AND FEES (1)          COMPANY (2)
                                     ------            ------------          -----------
Per Share................           $                  $                     $
Total....................           $                  $                     $

(1) The Company has agreed, among other things, (i) to pay the Placement Agent a fee in connection with the arrangement of this financing of 8% of the Price to Public for shares sold to purchasers who are not affiliates of the Company and 5% for shares sold to purchasers who are affiliates of the Company, (ii) to indemnify the Placement Agent against certain liabilities including liabilities under the Securities Act and (iii) to reimburse the Placement Agent for out-of-pocket expenses. Further, the Company has agreed to issue to the Placement Agent, upon the closing of the offering, warrants to purchase 450,000 shares of Common Stock.
(2)  Before deducting expenses payable by the Company estimated at $         .

         Certain officers and directors of the Company have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, common stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Placement Agent (which consent may be given without notice to the Company's Stockholders or other public announcement).

                                  LEGAL MATTERS

         The validity of the shares to be offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

         The audited financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. In addition, such materials and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         The Company has filed with the SEC a registration statement under the Securities Act, on Form S-1 to register with the SEC the securities offered by the Company using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                   PAGE
                                                                                                   ----
Report of Independent Public Accountants.........................................................   F-2

Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998 (unaudited)...............   F-3

Statements of Operations for the Years ended December 31, 1995, 1996 and 1997, and for the Nine Months Ended September 30, 1997 and 1998 (unaudited) and the
     Period from Inception (June 13, 1986) through September 30, 1998 (unaudited)................   F-4

Statements of Stockholders' Equity for the Period from Inception (June 13, 1986) through
     September 30, 1998 (unaudited)..............................................................   F-5

Statements of Cash Flows for the Years ended December 31, 1995, 1996 and 1997, and for the
     Nine Months Ended September 30, 1997 and 1998 (unaudited) and the Period from
     Inception (June 13, 1986) through September 30, 1998 (unaudited)............................  F-11

Notes to Financial Statements....................................................................  F-12

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Aronex Pharmaceuticals, Inc.:

     We have audited the accompanying balance sheets of Aronex Pharmaceuticals, Inc. (a Delaware corporation in the development stage), as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (June 13, 1986) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aronex Pharmaceuticals, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (June 13, 1986) through December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


The Woodlands, Texas
February 17, 1998

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                   ASSETS

                                                                                DECEMBER 31
                                                                           ----------------------   SEPTEMBER 30,
                                                                             1996          1997         1998
                                                                           --------      --------   -------------
                                                                                                     (UNAUDITED)
Current assets:
    Cash and cash equivalents ........................................     $  4,179      $  2,029      $  3,791
    Short-term investments ...........................................       30,414        17,783        10,936
    Accounts receivable ..............................................           78           100            --
    Prepaid expenses and other assets ................................          663           474           384
                                                                           --------      --------      --------
        Total current assets .........................................       35,334        20,386        15,111

Long-term investments ................................................        6,795        10,142         1,288
Furniture, equipment and leasehold improvements, net of accumulated
    depreciation of $2,869, $3,660, and $2,781, respectively .........        2,152         1,107         2,123
Deposits .............................................................           --           490            --
                                                                           --------      --------      --------
        Total assets .................................................     $ 44,281      $ 32,125      $ 18,522
                                                                           ========      ========      ========


                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses ............................     $  1,191      $  1,977      $  2,959
    Accrued payroll ..................................................          126           554           933
    Advance from Genzyme .............................................        2,000         2,000         2,000
    Current portion of notes payable .................................          325           191           217
    Current portion of obligations under capital leases ..............           16            18            13
                                                                           --------      --------      --------
        Total current liabilities ....................................        3,658         4,740         6,122

Long-term liabilities:
    Notes payable, net of current portion ............................          121            --         1,047
    Obligations under capital leases, net of current portion .........           25             6            --
                                                                           --------      --------      --------
        Total long-term obligations ..................................          146             6         1,047

Commitments and Contingencies

Stockholders' equity:
    Preferred stock $.001 par value, 5,000,000 shares authorized,
        none issued and outstanding ..................................           --            --            --
    Common stock $.001 par value, 30,000,000 shares authorized,
        14,597,247, 15,459,166 and 15,503,745 shares issued
        and outstanding, respectively ................................           15            15            15
    Additional paid-in capital .......................................       93,742        96,606        97,660
    Common stock warrants ............................................          968           967            50
    Treasury stock ...................................................          (11)          (11)          (11)
    Deferred compensation ............................................       (1,949)         (907)         (545)
    Unrealized loss on securities available-for-sale .................          (75)          (87)          (66)
    Deficit accumulated during development stage .....................      (52,213)      (69,204)      (85,750)
                                                                           --------      --------      --------
        Total stockholders' equity ...................................       40,477        27,379        11,353
                                                                           --------      --------      --------

    Total liabilities and stockholders' equity .......................     $ 44,281      $ 32,125      $ 18,522
                                                                           ========      ========      ========



   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                            STATEMENTS OF OPERATIONS
             (ALL AMOUNTS IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)

                                                                                                                 PERIOD FROM
                                                                                         NINE MONTHS ENDED        INCEPTION
                                                     YEARS ENDED DECEMBER 31,               SEPTEMBER 30,       (JUNE 13,1986)
                                             ------------------------------------      ----------------------      THROUGH
                                                                                                                 SEPTEMBER 30,
                                               1995          1996          1997          1997          1998          1998
                                             --------      --------      --------      --------      --------   --------------
                                                                                             (UNAUDITED)          (UNAUDITED)
Revenues:
    Interest income ....................     $    452      $  1,692      $  2,059      $  1,632      $  1,013      $  6,594
    Research and development
    grants and contracts ...............        1,248         2,670           841           591           329         5,379
                                             --------      --------      --------      --------      --------      --------
             Total revenues ............        1,700         4,362         2,900         2,223         1,342        11,973
                                             --------      --------      --------      --------      --------      --------
Expenses:
    Research and development ...........        8,347        10,357        13,993         9,864        15,399        68,534
    Purchase of in-process research
         and development ...............        8,383           242         3,000         3,000            --        11,625
    General and administrative .........        2,215         1,620         2,641         1,477         2,448        16,252
    Interest expense and other .........          184           173           257           160            41         1,312
                                             --------      --------      --------      --------      --------      --------
             Total expenses ............       19,129        12,392        19,891        14,501        17,888        97,723
                                             --------      --------      --------      --------      --------      --------
Net loss ...............................     $(17,429)     $ (8,030)     $(16,991)     $(12,278)     $(16,546)     $(85,750)
                                             ========      ========      ========      ========      ========      ========

Basic and diluted loss per share .......     $  (2.69)     $  (0.62)     $  (1.14)     $  (0.83)     $  (1.07)
                                             ========      ========      ========      ========      ========

Weighted average shares used in
    computing basic and diluted
    loss per share .....................        6,488        13,048        14,896        14,714        15,475
                                             ========      ========      ========      ========      ========


   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH SEPTEMBER 30, 1998
                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                 UNREALIZED
                                                                                                                  LOSS ON
                                                                          ADDITIONAL   COMMON                    SECURITIES
                                                      COMMON STOCK        PAID-IN       STOCK       DEFERRED     AVAILABLE
                                                    SHARES     AMOUNT      CAPITAL     WARRANTS   COMPENSATION   FOR SALE
                                                   ---------  ---------   ----------   --------   ------------   ----------
Sale of Common Stock for cash, August
  through December 1986
   ($1.6396 per share)............................   183,334  $      --   $      301   $     --    $        --   $       --
Issuance of Common Stock for license
   agreement rights, October 1986 ($.006
   per share).....................................    60,606         --            1         --             --           --
Net loss..........................................        --         --           --         --             --           --
                                                   ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1986......................   243,940         --          302         --             --           --
Issuance of Common Stock in exchange for
   8% convertible notes, May 1987 ($3.30
   per share).....................................    90,909          1          299         --             --           --
Net loss..........................................        --         --           --         --             --           --
                                                   ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1987......................   334,849          1          601         --             --           --
Warrants issued to purchase 11,364 shares
   of Common  Stock...............................        --         --           --         --             --           --
Issuance of Common Stock for cash, September
   and December 1988 ($.066 per share)............   130,303         --            8         --             --           --
Net loss..........................................        --         --           --         --             --           --
                                                   ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1988......................   465,152          1          609         --             --           --
Issuance of Common Stock for cash, July
   and August 1989 ($.066 per share)..............   158,182         --           10         --             --           --
Issuance of Common Stock for cash, August
   1989  ($3.63 per share)........................ 1,220,386          1        4,429         --             --           --
Issuance of Common Stock for key man life
   insurance policies, December 1989 ($3.63)......     3,862         --           14         --             --           --
Net loss..........................................        --         --           --         --             --           --
                                                   ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1989...................... 1,847,582  $       2   $    5,062   $     --   $         --   $       --

                                                      DEFICIT
                                                    ACCUMULATED
                                                      DURING                     TOTAL
                                                    DEVELOPMENT    TREASURY   STOCKHOLDERS'
                                                       STAGE        STOCK        EQUITY
                                                    ------------   --------   -------------
Sale of Common Stock for cash, August
  through December 1986
   ($1.6396 per share)............................  $         --   $     --   $         301
Issuance of Common Stock for license
   agreement rights, October 1986 ($.006
   per share).....................................            --         --               1
Net loss..........................................           (40)        --             (40)
                                                    ------------   --------   -------------
Balance at December 31, 1986......................           (40)        --             262
Issuance of Common Stock in exchange for
   8% convertible notes, May 1987 ($3.30
   per share).....................................            --         --             300
Net loss..........................................          (216)        --            (216)
                                                    ------------   --------   -------------
Balance at December 31, 1987......................          (256)        --             346
Warrants issued to purchase 11,364 shares
   of Common  Stock...............................            --         --              --
Issuance of Common Stock for cash, September
   and December 1988 ($.066 per share)............            --         --               8
Net loss..........................................          (832)        --            (832)
                                                    ------------   --------   -------------
Balance at December 31, 1988......................        (1,088)        --            (478)
Issuance of Common Stock for cash, July
   and August 1989 ($.066 per share)..............            --         --              10
Issuance of Common Stock for cash, August
   1989  ($3.63 per share)........................            --         --           4,430
Issuance of Common Stock for key man life
   insurance policies, December 1989 ($3.63)......            --         --              14
Net loss..........................................          (942)        --            (942)
                                                    ------------   --------   -------------
Balance at December 31, 1989......................  $     (2,030)  $     --   $       3,034

                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH SEPTEMBER 30, 1998
                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                                UNREALIZED
                                                                                                                 LOSS ON
                                                                         ADDITIONAL   COMMON                    SECURITIES
                                                     COMMON STOCK        PAID-IN       STOCK       DEFERRED     AVAILABLE
                                                   SHARES     AMOUNT      CAPITAL     WARRANTS   COMPENSATION   FOR SALE
                                                  ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1989....................  1,847,582  $       2   $    5,062   $     --   $         --   $       --
Stock options exercised January 1990 ($.66
    per share)..................................         30         --           --         --             --           --
Warrants issued to purchase 9,914 shares
   of Common Stock..............................         --         --           --         --             --           --
Net loss........................................         --         --           --         --             --           --
                                                  ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1990....................  1,847,612          2        5,062         --             --           --
Stock options exercised, May 1991 ($.66
   per share)...................................         75         --           --         --             --           --
Issuance of Common Stock for cash and notes
   payable  including accrued interest of
   $96,505, October 1991 ($7.26 per share)......    596,095         --        4,328         --             --           --
Deferred compensation relating to certain
   stock options................................         --         --          326         --           (326)          --
Compensation expense related to stock options...         --         --           --         --            138           --
Net loss........................................         --         --           --         --             --           --
                                                  ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1991....................  2,443,782          2        9,716         --           (188)          --
Stock options exercised, January, April, May,
   October and December 1992 ($.66 per
   share).......................................     37,198         --           24         --             --           --
Stock warrants exercised April, May and
   August 1992 ($3.63 per share)................     11,364         --           41         --             --           --
Issuance of Common Stock for cash in initial
   public offering, July 1992 ($14.00 per
   share) ......................................    850,000          1       10,659         --             --           --
Deferred compensation relating to certain
   stock options................................         --         --        1,644         --         (1,644)          --
Compensation expense related to stock options ..         --         --           --         --            460           --
Net loss........................................         --         --           --         --             --           --
                                                  ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1992....................  3,342,344  $       3   $   22,084   $     --   $     (1,372)  $       --

                                                      DEFICIT
                                                     ACCUMULATED
                                                       DURING                    TOTAL
                                                     DEVELOPMENT   TREASURY   STOCKHOLDERS'
                                                       STAGE        STOCK         EQUITY
                                                    ------------   --------   -------------
Balance at December 31, 1989....................    $     (2,030)  $     --   $       3,034
Stock options exercised January 1990 ($.66
    per share)..................................              --         --              --
Warrants issued to purchase 9,914 shares
   of Common Stock..............................              --         --              --
Net loss........................................          (1,825)        --          (1,825)
                                                    ------------   --------   -------------
Balance at December 31, 1990....................          (3,855)        --           1,209
Stock options exercised, May 1991 ($.66
   per share)...................................              --         --              --
Issuance of Common Stock for cash and notes
   payable  including accrued interest of
   $96,505, October 1991 ($7.26 per share)......              --         --           4,328
Deferred compensation relating to certain
   stock options................................              --         --              --
Compensation expense related to stock options...              --         --             138
Net loss........................................          (2,914)        --          (2,914)
                                                    ------------   --------   -------------
Balance at December 31, 1991....................          (6,769)        --           2,761
Stock options exercised, January, April, May,
   October and December 1992 ($.66 per
   share).......................................              --         --              24
Stock warrants exercised April, May and
   August 1992 ($3.63 per share)................              --         --              41
Issuance of Common Stock for cash in initial
   public offering, July 1992 ($14.00 per
   share) ......................................              --         --          10,660
Deferred compensation relating to certain
   stock options................................              --         --              --
Compensation expense related to stock options ..              --         --             460
Net loss........................................          (4,708)        --          (4,708)
                                                    ------------   --------   -------------
Balance at December 31, 1992....................    $    (11,477)  $     --   $       9,238


                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH SEPTEMBER 30, 1998
                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                UNREALIZED
                                                                                                                 LOSS ON
                                                                         ADDITIONAL   COMMON                    SECURITIES
                                                     COMMON STOCK        PAID-IN       STOCK       DEFERRED     AVAILABLE
                                                   SHARES     AMOUNT      CAPITAL     WARRANTS   COMPENSATION   FOR SALE
                                                  ---------  ---------   ----------   --------   ------------   ----------

Balance at December 31, 1992....................  3,342,344  $       3   $   22,084   $     --   $     (1,372)  $       --
Issuance of Common Stock for compensation.......      5,000         --           51         --             --           --
Warrants issued to purchase 50,172 shares
    of Common Stock.............................         --         --           --         --             --           --
Stock options exercised, February and
   November 1993 ($.66) per share...............     14,465         --            9         --             --           --
Issuance of Common Stock for cash,
   September 1993 ($14.00 per share) ...........    357,143         --        4,538         --             --           --
Issuance of Common Stock for cash in
   secondary public offering November &
   December 1993 ($9.00 per share)..............  1,402,250          2       11,462         --             --           --
Compensation expense related to stock options...         --         --           --         --            396           --
Net loss........................................         --         --           --         --             --           --
                                                  ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1993....................  5,121,202          5       38,144         --           (976)          --
Deferred compensation relating to certain
   stock options ...............................         --         --           66         --            (66)          --
Stock options exercised, January through October
($.66 per share) ............................... 199415,111         --           10         --             --           --
Warrants issued to purchase 537 shares of
   Common Stock.................................         --         --           --         --             --           --
Issuance of additional shares of Common
   Stock pursuant to collaborative
   agreement (see Note 6).......................     66,163         --           --         --             --           --
Compensation expense related to stock options...         --         --           --         --            546           --
Unrealized loss on available-for-sale securities         --         --           --         --             --         (315)
Net loss........................................         --         --           --         --             --           --
                                                  ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1994....................  5,202,476  $       5   $   38,220   $     --   $       (496)  $     (315)

                                                       DEFICIT
                                                     ACCUMULATED
                                                       DURING                      TOTAL
                                                    DEVELOPMENT    TREASURY   STOCKHOLDERS'
                                                       STAGE        STOCK         EQUITY
                                                    ------------   --------   -------------

Balance at December 31, 1992....................    $    (11,477)  $     --   $       9,238
Issuance of Common Stock for compensation.......              --         --              51
Warrants issued to purchase 50,172 shares
    of Common Stock.............................              --         --              --
Stock options exercised, February and
   November 1993 ($.66) per share...............              --         --               9
Issuance of Common Stock for cash,
   September 1993 ($14.00 per share) ...........              --         --           4,538
Issuance of Common Stock for cash in
   secondary public offering November &
   December 1993 ($9.00 per share)..............              --         --          11,464
Compensation expense related to stock options...              --         --             396
Net loss........................................          (6,225)        --          (6,225)
                                                    ------------   --------   -------------
Balance at December 31, 1993....................         (17,702)        --          19,471
Deferred compensation relating to certain
   stock options ...............................              --         --              --
Stock options exercised, January through October
($.66 per share) ...............................              --         --              10
Warrants issued to purchase 537 shares of
   Common Stock.................................              --         --              --
Issuance of additional shares of Common
   Stock pursuant to collaborative
   agreement (see Note 6).......................              --         --              --
Compensation expense related to stock options...              --         --             546
Unrealized loss on available-for-sale securities              --         --            (315)
Net loss........................................          (9,052)        --          (9,052)
                                                    ------------   --------   -------------
Balance at December 31, 1994....................    $    (26,754)  $     --   $      10,660

                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH SEPTEMBER 30, 1998
                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                               UNREALIZED
                                                                                                                LOSS ON
                                                                        ADDITIONAL   COMMON                    SECURITIES
                                                    COMMON STOCK        PAID-IN       STOCK       DEFERRED     AVAILABLE
                                                  SHARES     AMOUNT      CAPITAL     WARRANTS   COMPENSATION   FOR SALE
                                                 ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1994 .............       5,202,476  $       5   $   38,220   $     --   $       (496)  $     (315)
Deferred compensation relating to certain
     stock options .......................              --         --        1,380         --         (1,380)          --
Stock options exercised, January through
     December 1995 ($.66 per share) ......          36,958         --           24         --             --           --
Issuance of Common Stock and warrants
     pursuant to merger agreements
     (see Note 4) ........................       3,868,436          4       11,111      2,844             --           --
Warrants exercised ($4.50 per share) .....         705,614          1        3,402       (226)            --           --
Issuance of Common Stock pursuant to
     settlement agreement (see Note 6) ...         531,552         --        2,046     (1,130)            --           --
Issuance of Common Stock for services
     rendered ............................          37,500         --          159         --             --           --
Treasury stock purchased ($4.42 per share)          (2,480)        --           --         --             --           --
Compensation expense related to stock
     options .............................              --         --           --         --            340           --
Unrealized gain on available-for-sale
  securities .............................              --         --           --         --             --          199
Net loss .................................              --         --           --         --             --           --
                                                 ---------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1995 .............      10,380,056  $      10   $   56,342   $  1,488   $     (1,536)  $     (116)

                                                 DEFICIT
                                                ACCUMULATED
                                                  DURING                      TOTAL
                                                DEVELOPMENT    TREASURY   STOCKHOLDERS'
                                                   STAGE        STOCK         EQUITY
                                                ------------   --------   -------------
Balance at December 31, 1994 .............      $    (26,754)  $     --   $      10,660
Deferred compensation relating to certain
     stock options .......................                --         --              --
Stock options exercised, January through
     December 1995 ($.66 per share) ......                --         --              24
Issuance of Common Stock and warrants
     pursuant to merger agreements
     (see Note 4) ........................                --         --          13,959
Warrants exercised ($4.50 per share) .....                --         --           3,177
Issuance of Common Stock pursuant to
     settlement agreement (see Note 6) ...                --         --             916
Issuance of Common Stock for services
     rendered ............................                --         --             159
Treasury stock purchased ($4.42 per share)                --        (11)            (11)
Compensation expense related to stock
     options .............................                --         --             340
Unrealized gain on available-for-sale
  securities .............................                --         --             199
Net loss .................................           (17,429)        --         (17,429)
                                                ------------   --------   -------------
Balance at December 31, 1995 .............      $    (44,183)  $    (11)  $      11,994


                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH SEPTEMBER 30, 1998
                  (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                                 UNREALIZED
                                                                                                                  LOSS ON
                                                                         ADDITIONAL   COMMON                     SECURITIES
                                                     COMMON STOCK        PAID-IN       STOCK       DEFERRED      AVAILABLE
                                                   SHARES      AMOUNT      CAPITAL     WARRANTS   COMPENSATION    FOR SALE
                                                  ----------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1995....................  10,380,056  $      10   $   56,342   $  1,488   $     (1,536)  $     (116)
                                                  ----------  ---------   ----------   --------   ------------   ----------
Warrants redeemed January 1996..................          --         --          269       (269)            --           --
Deferred compensation relating to certain
     stock options..............................          --         --          966         --           (966)          --
Issuance of Common Stock for cash in
     secondary public offering, March &
     April 1996 ($10.00 per share)..............   3,450,000          4       32,073         --             --           --
Stock options exercised, January through
     December 1996 ($.04-$9.50 per share).......     106,041         --          343         --             --           --
Warrants exercised January through December
     1996 ($4.50-$12.00 per share)..............     622,574          1        3,528       (194)            --           --
Issuance of Common Stock pursuant to
     settlement agreements......................      38,722         --          221        (57)            --           --
Compensation expense related to stock options...          --         --           --         --            553           --
Unrealized gain on available-for-sale securities          --         --           --         --             --           41
Net loss........................................          --         --           --         --             --           --
                                                  ----------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1996....................  14,597,247         15       93,742        968         (1,949)         (75)

Warrants exercised February and March 1997
     ($8.00 per share)..........................       3,499         --           28         (1)            --           --
Reversal of deferred compensation relating to
     forfeited stock options....................          --         --         (578)        --            578           --
Issuance of Common Stock for services...........      22,278         --          130         --             --           --
Stock options exercised, January through
     December 1997 ($.04-$5.50 per share).......     128,278         --          215         --             --           --
Issuance of shares through the employee stock
     purchase plan, June and December 1997 ($3.31
     and $3.19 per share).......................      21,392         --           69         --             --           --
Issuance of Common Stock pursuant to
     contingent stock agreement.................     686,472         --        3,000         --             --           --
Compensation expense related to stock options...          --         --           --         --            464           --
Unrealized loss on securities available-for-sale          --         --           --         --             --          (12)
Net loss........................................          --         --           --         --             --           --
                                                  ----------  ---------   ----------   --------   ------------   ----------
Balance at December 31, 1997                      15,459,166  $      15   $   96,606   $    967   $       (907)  $      (87)

                                                          DEFICIT
                                                        ACCUMULATED
                                                          DURING                                    TOTAL
                                                         DEVELOPMENT          TREASURY          STOCKHOLDERS'
                                                            STAGE               STOCK              EQUITY
                                                       --------------      --------------      --------------
Balance at December 31, 1995 .....................     $      (44,183)     $          (11)     $       11,994
                                                       --------------      --------------      --------------
Warrants redeemed January 1996 ...................                 --                  --                  --
Deferred compensation relating to certain
     stock options ...............................                 --                  --                  --
Issuance of Common Stock for cash in
     secondary public offering, March &
     April 1996 ($10.00 per share) ...............                 --                  --              32,077
Stock options exercised, January through
     December 1996 ($.04-$9.50 per share) ........                 --                  --                 343
Warrants exercised January through December
     1996 ($4.50-$12.00 per share) ...............                 --                  --               3,335
Issuance of Common Stock pursuant to
     settlement agreements .......................                 --                  --                 164
Compensation expense related to stock options ....                 --                  --                 553
Unrealized gain on available-for-sale securities .                 --                  --                  41
Net loss .........................................             (8,030)                 --              (8,030)
                                                       --------------      --------------      --------------
Balance at December 31, 1996 .....................            (52,213)                (11)             40,477

Warrants exercised February and March 1997
     ($8.00 per share) ...........................                 --                  --                  27
Reversal of deferred compensation relating to
     forfeited stock options .....................                 --                  --                  --
Issuance of Common Stock for services ............                 --                  --                 130
Stock options exercised, January through
     December 1997 ($.04-$5.50 per share) ........                 --                  --                 215
Issuance of shares through the employee stock
     purchase plan, June and December 1997 ($3.31
     and $3.19 per share) ........................                 --                  --                  69
Issuance of Common Stock pursuant to
     contingent stock agreement ..................                 --                  --               3,000
Compensation expense related to stock options ....                 --                  --                 464
Unrealized loss on securities available-for-sale .                 --                  --                 (12)
Net loss .........................................            (16,991)                 --             (16,991)
                                                       --------------      --------------      --------------
Balance at December 31, 1997 .....................     $      (69,204)     $          (11)     $       27,379

                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH SEPTEMBER 30, 1998
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)





                                                                                        ADDITIONAL      COMMON
                                                                 COMMON STOCK             PAID-IN        STOCK          DEFERRED
                                                            SHARES          AMOUNT        CAPITAL       WARRANTS      COMPENSATION
                                                         -------------  -------------  -------------  -------------  -------------
Balance at December 31, 1997 ...........................    15,459,166  $          15  $      96,606  $         967  $        (907)
Stock Options exercised January through June
     1998 (unaudited) ..................................         8,115             --              3             --             --
Issuance of Common Stock for services ..................        17,192             --             70             --             --
Warrants expired June 1998 (unaudited) .................            --             --            917           (917)            --
Issuance of shares through the employee stock purchase
        plan, June 1998 ($3.35) (unaudited) ............        19,272             --             64             --             --
Compensation expense related to stock
     options (unaudited) ...............................            --             --             --             --            362
Unrealized gain on securities available for sale .......            --             --             --             --             --
Net loss (unaudited) ...................................            --             --             --             --             --
                                                         -------------  -------------  -------------  -------------  -------------
Balance at September 30, 1998 (unaudited) ..............    15,503,745  $          15  $      97,660  $          50  $        (545)
                                                         =============  =============  =============  =============  =============
                                                            UNREALIZED          DEFICIT
                                                             LOSS ON          ACCUMULATED
                                                            SECURITIES           DURING                                 TOTAL
                                                            AVAILABLE          DEVELOPMENT         TREASURY         STOCKHOLDERS'
                                                             FOR SALE             STAGE              STOCK              EQUITY
                                                           -------------      -------------      -------------      -------------
Balance at December 31, 1997 ...........................   $         (87)     $     (69,204)     $         (11)     $      27,379
Stock Options exercised January through June
     1998 (unaudited) ..................................              --                 --                 --                  3
Issuance of Common Stock for services ..................              --                 --                 --                 70
Warrants expired June 1998 (unaudited) .................              --                 --                 --                 --
Issuance of shares through the employee stock purchase
        plan, June 1998 ($3.35) (unaudited) ............              --                 --                 --                 64
Compensation expense related to stock
     options (unaudited) ...............................              --                 --                 --                362
Unrealized gain on securities available for sale .......              21                 --                 --                 21
Net loss (unaudited) ...................................         (16,546)                --                 --            (16,546)
                                                           -------------      -------------      -------------      -------------
Balance at September 30, 1998 (unaudited) ..............   $         (66)     $     (85,750)     $         (11)     $      11,353
                                                           =============      =============      =============      =============






   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                            STATEMENTS OF CASH FLOWS
                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                                   PERIOD FROM
                                                                                                                    INCEPTION
                                                                                                                    (JUNE 13,
                                                                                              NINE MONTHS ENDED       1986)
                                                            YEARS ENDED DECEMBER 31,            SEPTEMBER 30,       THROUGH
                                                        --------------------------------    --------------------  SEPTEMBER 30,
                                                          1995        1996        1997        1997        1998        1998
                                                        --------    --------    --------    --------    --------  -------------
                                                                                              (UNAUDITED)           (UNAUDITED)
Cash flows from operating activities:
   Net loss .........................................   $(17,429)   $ (8,030)   $(16,991)   $(12,278)   $(16,546)   $(85,750)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities --
   Depreciation and amortization ....................        749         936       1,139         652         521       4,547
   Loss (gain) on disposal of assets ................         --          --         200         107          (2)        198
   Compensation expense related to stock and
     stock options ..................................        499         553         594         400         432       3,668
   Charge for purchase of in-process research and
     development ....................................      8,383         164       3,000       3,000          --      11,547
   Unrealized gain (loss) on investment .............        199          41         (12)        (31)         21         (66)
   Acquisition costs, net of cash received ..........       (270)         --          --          --          --        (270)
   Loss in affiliate ................................        300          50          --          --          --         500
   Accrued interest payable converted to stock ......         --          --          --          --          --          97
Changes in assets and liabilities:
   (Decrease) increase in prepaid expenses and
   other assets .....................................         (1)       (375)        189         (45)         90        (199)
   Decrease (increase) in accounts receivable .......        (32)        267         (22)        (88)        100          --
   Increase (decrease) in accounts payable and
     accrued expenses ...............................        796        (322)      1,214         211       1,361       3,819
   Increase (decrease)  in deferred revenue .........        272        (876)         --          --          --        (353)
                                                        --------    --------    --------    --------    --------    --------
   Net cash used in operating activities ............     (6,534)     (7,592)    (10,689)     (8,072)    (14,023)    (62,262)

Cash flows from investing activities:
   Net sales (purchases) of investments .............     10,094     (32,975)      9,284       6,392      15,701      (6,489)
   Purchase of furniture, equipment and leasehold
     improvements ...................................       (137)       (256)       (352)       (280)     (1,545)     (5,666)
   Proceeds from sale of assets .....................         --          --          54          34           9          63
   Decrease (increase) in deposits ..................         --          --        (490)       (336)        490          --
   Investment in affiliate ..........................         --          --          --          --          --        (500)
                                                        --------    --------    --------    --------    --------    --------
   Net cash provided by (used in) investing
     activities .....................................      9,957     (33,231)      8,496       5,810      14,655     (12,592)
Cash flows from financing activities:
   Proceeds from notes payable and capital leases ...         64       2,000          --          --       1,369       6,041
   Repayment of notes payable and principal
     payments under capital lease obligations .......       (534)       (272)       (237)       (307)       (321)     (2,765)
   Purchase of treasury stock .......................        (11)         --          --          --          --         (11)
   Proceeds from issuance of stock ..................      3,200      35,755         315         241          68      75,380
                                                        --------    --------    --------    --------    --------    --------
   Net cash provided by (used in) financing
     activities .....................................      2,932      37,221          43           4       1,130      78,645
                                                        --------    --------    --------    --------    --------    --------
   Net increase in cash and cash equivalents ........      6,355      (3,602)     (2,150)     (2,258)      1,762       3,791
   Cash and cash equivalents at beginning
     of period ......................................      1,426       7,781       4,179       4,179       2,029          --
                                                        --------    --------    --------    --------    --------    --------

Cash and cash equivalents at end of period ..........   $  7,781    $  4,179    $  2,029    $  1,921    $  3,791    $  3,791
                                                        ========    ========    ========    ========    ========    ========

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest .........   $    184    $    120    $     57    $     52    $     14    $    826
   Supplemental schedule of noncash financing
     activities: Conversion of notes payable and
     accrued interest to Common Stock ...............   $     --    $     --    $     --    $     --    $     --    $   3,043


   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

     Aronex Pharmaceuticals, Inc. ("Aronex Pharmaceuticals" or the "Company") was incorporated in Delaware on June 13, 1986 and merged with Triplex Pharmaceutical Corporation ("Triplex") and Oncologix, Inc. ("Oncologix") effective September 11, 1995 (see Note 4). Aronex Pharmaceuticals is a development stage company which has devoted substantially all of its efforts to research and product development and has not yet generated any significant revenues, nor is there any assurance of future revenues. In addition, the Company expects to continue to incur losses for the foreseeable future, and there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. See "Risk Factors" elsewhere herein. The research and development activities engaged in by the Company involve a high degree of risk and uncertainty. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors. These factors include, but are not limited to, the need for additional financing, attracting and retaining key personnel and consultants, and successfully developing manufacturing, sales and marketing operations. The Company's ability to develop these operations may be immensely impacted by uncertainties related to patents and proprietary technologies, technological change and obsolescence, product development, competition, government regulations and approvals, health care reform, third-party reimbursement and product liability exposure. Additionally, the Company is reliant upon collaborative arrangements for research, contractual agreements with corporate partners, and its exclusive license agreements with The University of Texas M.D. Anderson Cancer Center ("M.D. Anderson"). Further, during the period required to develop these products, the Company will require additional funds which may not be available to it. Accordingly, there can be no assurance of the Company's future success. The Company expects that its existing financial resources will be sufficient to fund its capital requirements into late 1999. As a result, the Company's independent public accountants have informed the Company that if the conditions regarding its financial resources continue to exist at the time of their audit of the financial statements for the year ending December 31, 1998, their report on those financial statements will include an explanatory fourth paragraph expressing substantial doubt about the Company's ability to continue as a going concern.

2.   ACCOUNTING POLICIES

     Interim Financial Statements

     The interim financial statements as of September 30, 1998, and for the nine months ended September 30, 1997 and September 30, 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Cash, Cash Equivalents and Short- and Long-Term Investments

     The Company has adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Debt and equity securities that the Company has the intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Debt and equity securities that are held for current resale are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either "securities-held-to-maturity" or "trading securities" are classified as "securities-available-for-sale" and reported at fair value, with unrealized gains and losses

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

excluded from earnings and reported as a separate component of stockholders' equity. The adoption of SFAS 115 did not have a material effect on the Company's financial position or results of operations.

     Cash and cash equivalents include money market accounts and investments with an original maturity of less than three months. At September 30, 1998, all short-term investments are held to maturity securities consisting of high-grade commercial paper and United States Government backed securities with a carrying value of $10,936,000 (unaudited), which approximates fair market value and cost. Long-term investments at September 30, 1998 are available for sale securities which are United States mortgage backed securities with various maturity dates over the next several years that have an amortized cost of $1,354,000 (unaudited), a fair market value of $1,288,000 (unaudited) and a gross unrealized loss of $66,000 (unaudited) at September 30, 1998. The Company currently has no trading securities.

     Furniture, Equipment and Leasehold Improvements

     Furniture and equipment are carried at cost and depreciation is calculated on the straight-line method using a five-year estimated useful life. Leasehold improvements are amortized on the straight-line method over the shorter of the life of the lease or a five-year estimated useful life. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized.

     A summary of furniture, equipment and leasehold improvements is as follows (in thousands):

                                                                           DECEMBER 31,
                                                                        1996           1997
                                                                    ------------- ---------
 Office furniture and equipment...................................  $     571     $     611
 Laboratory equipment.............................................      2,986         2,802
 Leasehold improvements...........................................      1,464         1,354
                                                                    ---------     ---------
                                                                        5,021         4,767
Less accumulated depreciation and amortization....................     (2,869)       (3,660)
                                                                    ---------     ---------
Furniture, equipment and leasehold improvements, net..............  $   2,152     $   1,107
                                                                    =========     =========

     At December 31, 1996 and 1997, the cost of laboratory equipment held under capital leases aggregated $64,000. All furniture, equipment and leasehold improvements have been pledged as collateral on notes payable.

     Revenue Recognition

     Research and development grant and contract revenues are recognized as expenses for development activities as they are incurred and the related work is performed under the terms of the contracts. Any revenue contingent upon future performance by the Company is deferred and recognized as the performance is completed. Any revenues resulting from the achievement of milestones are recognized when the milestones are achieved.

     Research and Development

     Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform certain research on behalf of the Company.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Loss Per Share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share", which establishes standards for computing and presenting earnings per share. The new standard replaces the presentation of primary earnings per share prescribed by Accounting Principles Board Opinion No. 15 ("APB 15"), "Earnings per Share", with a presentation of basic earnings per share and also requires dual presentation of basic and diluted earnings per share on the face of the statement of operations for all entities with complex capital structures. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to fully-diluted earnings per share pursuant to APB 15. The Company adopted SFAS No. 128 in the fourth quarter of fiscal 1997. Because of the loss for the year, no shares resulting from the assumed exercise of the options or warrants using the treasury stock method are added to the denominator because the inclusion of such shares would be antidilutive due to the losses for all periods included in the statements of operations. Therefore, the Company's basic and diluted earnings per share are the same.

     Presentation

     In April 1992, the stockholders approved a 1 for 3.3 reverse stock split and in July 1996 approved a 1 for 2 reverse stock split. Retroactive effect has been given to the reverse stock splits in stockholders' equity and in all per share data in the accompanying financial statements.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   INVESTMENT IN AFFILIATE

     In April 1994, the Company invested in and entered into a drug development agreement with RGene Therapeutics, Inc. ("RGene"). RGene was involved in the development of gene therapy. Aronex Pharmaceuticals purchased $500,000 of RGene's preferred stock. This $500,000 investment was written off during 1994, 1995 and 1996. In June 1996, RGene was acquired by Targeted Genetics Corporation ("Targeted Genetics"), a publicly traded company. The Company received 440,520 shares of Targeted Genetics common stock in the merger. These shares are subject to certain contractual resale restrictions. Under the drug development agreement with RGene, Aronex Pharmaceuticals performed certain research and development with respect to certain RGene projects for three years. This agreement expired in April 1997. During 1995, 1996 and 1997, Aronex Pharmaceuticals recorded $668,000, $597,000 and $166,000, respectively, in revenue relating to this agreement.

4.   MERGER AGREEMENTS WITH TRIPLEX PHARMACEUTICAL CORPORATION AND ONCOLOGIX,
     INC.

     On September 11, 1995, Aronex Pharmaceuticals merged with Triplex and Oncologix through two newly-formed, wholly-owned subsidiaries pursuant to Agreements and Plans of Merger (the "Triplex Agreement" and the "Oncologix Agreement"). The results of operations and the cash flow for Triplex and Oncologix have been included in the financial statements from the date of acquisition.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In connection with the Triplex Agreement, the Company issued the following to existing Triplex stockholders and option holders: (i) 3,441,436 shares of Common Stock; (ii) options to purchase 88,912 shares of Common Stock; and (iii) contingent stock issue rights to receive shares of Common Stock with a fair market value of up to $8.0 million, the conversion of which is contingent upon the satisfaction of conditions which relate to the licensing or development of certain products (the "Triplex Contingent Stock Rights").

     The Triplex Contingent Stock Rights entitle the former Triplex stockholders and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $5.0 million (subject to certain adjustments) if the Company either: (i) entered into an agreement on or before September 11, 1997 with respect to the licensing of a certain product whereby the Company received at least $5.0 million in cash or an unconditional binding commitment for at least $5.0 million (events which did not occur) or (ii) obtains data from such clinical trials for such product on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file a New Drug Application. In addition, the Triplex Contingent Stock Rights entitled the former Triplex stock and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $3.0 million if the Company did not receive a minimum of $5.0 million in equity milestone payments from Genzyme on or before September 11, 1997 with respect to the development of its ATRAGEN product. As a result of its failure to receive such payments from Genzyme, the Company issued 686,472 shares of Common Stock under the Triplex Contingent Stock Rights with an aggregate fair market value at the time of issuance of $3.0 million and recorded a corresponding non-cash research and development expense of $3.0 million in 1997.

     In connection with the Oncologix Agreement, the Company issued the following: (i) 427,000 shares of Common Stock to certain Oncologix debt holders;
(ii) warrants (the "Warrants") to purchase approximately 9.0 million shares of Common Stock to Oncologix preferred stockholders, certain former employees and debt holders; and (iii) contingent stock issue rights to receive shares of Common Stock with a fair market value of approximately $2.1 million, the conversion of which was contingent upon the satisfaction of conditions which relate to the licensing or development of certain products (the "Oncologix Contingent Stock Rights").

     The Oncologix Contingent Stock Rights entitled such former Oncologix investors to receive shares of Common Stock if the Company received at least $5.0 million in cash or an unconditional binding commitment for at least $5.0 million on or before September 11, 1997 relating to certain products. Neither such event occurred and, accordingly, the Oncologix Contingent Stock Rights expired in 1997.

     The Warrants issued in connection with the Oncologix merger consisted of three series of warrant rights to purchase approximately 2.4 million, 2.8 million and 3.7 million shares of Common Stock, respectively designated as Series A, Series B and Series C. Upon the failure to exercise a series of warrant rights prior to their expiration, the warrant holder forfeits all remaining rights under the terms of the Warrant. The Series A component of the Warrants expired in 1995. At December 31, 1997 the Series B and Series C components to purchase approximately 1.4 million and 1.2 million shares of Common Stock, respectively, had exercise prices of $8.00 and $12.00 per share, respectively, and expiration dates of June 1998 and December 1999, respectively. In June 1998 the Series B component of the Warrants expired. At September 30, 1998 Series C Warrants to purchase approximately 160,000 (unaudited) shares of Common Stock were outstanding.

5.   NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASES

     In June 1993, the Company entered into a master loan agreement for the financing of $1.0 million in furniture, office equipment and laboratory equipment acquisitions. Each loan is collateralized by the furniture and equipment and is payable in 48 monthly installments with a final installment at the end of the loan term not to exceed 20% of the purchase price at inception. During 1993 and 1994, the Company borrowed $607,000 and $392,000,

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

respectively, through this agreement. In 1993 and 1994, in connection with the financing, the Company issued to the lender warrants to purchase 5,093 and 2,944 shares of the Common Stock at an exercise price of $12.00 per share that expire in March 2000 and March 2001, respectively. No value was assigned to the warrants as the value of the warrants at the dates of issuance was de minimis. This loan was paid in full in 1998.

     In July 1990 and October 1992, the Company borrowed $108,000 and $388,000, respectively, from a real estate company related to one of its stockholders to finance the construction of the Company's laboratory and office space. The Company executed promissory notes bearing interest at 10.5 and 12.5% per annum, respectively. The July 1990 note was payable in monthly installments of principal and interest over a five-year period ending July 1995. The October 1992 note, as amended, provided for payment of interest only through October 1994 and monthly payment of principal and interest from November 1994 through January 1999. This note was paid in full in 1996.

     At December 31, 1996, the Company had a promissory note payable to Genzyme bearing interest at nine percent per annum. This note was converted to an advance in 1997 (see Note 9).

     In May 1998, the Company entered into a master loan agreement for the financing of $1.5 million in furniture, office equipment and laboratory equipment acquisitions. Each loan is collateralized by the furniture and equipment and is payable in 60 monthly installments. In June 1998, the Company borrowed $1,369,000 (unaudited) through this agreement bearing interest at 12%. Future principal payments under the master loan agreement at September 30, 1998 are as follows:

                                 NOTE PAYABLE
                                  MASTER LOAN
          YEAR ENDING              AGREEMENT
         DECEMBER 31,             (UNAUDITED)
         ------------           --------------
             1998               $      50,000
             1999                     221,000
             2000                     250,000
             2001                     281,000
             2002                     318,000
             2003                     144,000
                                -------------
            Total               $   1,264,000
                                =============

     The Company leases certain laboratory equipment under capital leases. The leases have effective interest rates ranging from approximately 15 to 18% and mature at various dates through March 1999. Future payments under capital lease obligations at December 31, 1997 are as follows:


       YEAR ENDING
       DECEMBER 31,           CAPITAL LEASES
       ------------           --------------
          1998                $       21,000
          1999                         6,000
                              --------------
                                      27,000
       Less Interest                  (3,000)
                              --------------
       Lease Obligations      $       24,000
                              ==============

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.   STOCKHOLDERS' EQUITY

     Common Stock

     In July 1992, the Company, in an initial public offering, issued 850,000 shares of Common Stock for $14 a share, with the Company receiving net proceeds of approximately $10.7 million. In connection with a collaborative agreement entered into in September 1993 (described in Note 9), Genzyme Corporation ("Genzyme") made a $5 million equity investment in the Company which resulted in Genzyme's ownership of approximately 9 percent of the Company's outstanding Common Stock at the time the investment was made. In September 1994, the Company issued to Genzyme 66,162 additional shares which were contingent on certain stock performance criteria. In November 1993, the Company sold 1,250,000 shares of its Common Stock in a secondary public offering for $9.00 per share which, together with the over-allotment exercise for 152,250 shares of its Common Stock, raised net proceeds of approximately $11.5 million. In May 1996, the Company sold 3,000,000 shares of its Common Stock in a secondary public offering for $10.00 per share which, together with the over-allotment exercise for 450,000 shares of its Common Stock, raised net proceeds of approximately $32.1 million.

     Common Stock Warrants

     At September 30, 1998, the Company had warrants outstanding, relating to certain financing and leasing transactions, to purchase 17,951 (unaudited) shares of Common Stock at exercise prices ranging from $3.63 per share to $12.00 per share. The warrants expire at various dates through March 2001.

     The Company issued Warrants to purchase approximately 9.0 million shares of Common Stock in connection with the Oncologix merger in 1995 (see Note 4). At September 30, 1998, warrants to purchase approximately 160,000 (unaudited) shares of Common Stock remained outstanding at an exercise price of $12.00 per share. The Warrants expire in December 1999.

     Contingent Stock Rights

     In connection with the Triplex and Oncologix mergers, the Company issued $10.1 million contingent stock rights. At December 31, 1997, $5.0 million contingent stock rights remain outstanding, contingent upon the development and licensing of a certain product (see Note 4).

7.   STOCK OPTION PLANS

     During 1989, the Company's stockholders approved the 1989 Stock Option Plan (the "Plan"). The Plan, as amended in 1992 and in May 1997, authorizes the issuance of options covering the greater of (i) 2,490,000 shares of Common Stock or (ii) 17% of the shares of Common Stock outstanding on the last day of the preceding fiscal quarter. The term of each option ranges from five to seven years from the date of grant. At December 31, 1997, 301,907 shares were available for future grant under the Plan.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     A summary of stock option activity for the Plan follows:

                                                      OPTIONS           PRICE
                                                    OUTSTANDING       PER SHARE
                                                    ---------    ------------------
Balance at December 31, 1994 ...................      364,607    $    .66 to $14.88
      Granted, including options repriced ......      578,968    $     .04 to $7.00
      Options repriced .........................      (10,500)   $   7.00 to $14.88
      Exercised ................................      (49,459)   $      .22 to $.68
      Forfeited ................................      (95,079)   $    .66 to $14.88
                                                    ---------    ------------------
Balance at December 31, 1995 ...................      788,537    $    .04 to $14.88
      Granted ..................................      533,200    $   5.50 to $12.00
      Exercised ................................      (93,541)   $     .04 to $9.50
      Forfeited ................................     (109,047)   $   4.24 to $11.00
                                                    ---------    ------------------
Balance at December 31, 1996 ...................    1,119,149    $    .04 to $14.88
      Granted ..................................    1,232,578    $    4.06 to $8.88
      Exercised ................................     (150,556)   $     .04 to $5.50
      Forfeited ................................     (240,454)   $    .66 to $10.50
                                                    ---------    ------------------
Balance at December 31, 1997 ...................    1,960,717    $    .04 to $14.88
      Granted (unaudited) ......................      290,320    $    2.19 to $4.63
      Exercised (unaudited) ....................       (8,115)   $    0.12 to $3.88
      Forfeited (unaudited) ....................     (110,646)   $   3.88 to $14.88
                                                    ---------    ------------------
Balance at September 30, 1998 (unaudited) ......    2,132,276    $    .04 to $14.88
                                                    =========    ==================
Exercisable at September 30, 1998 (unaudited) ..      954,652    $    .04 to $14.88
                                                    =========    ==================

     During June 1998, the Company's stockholders approved the 1998 Stock Option Plan. This plan authorizes the issuance of options to purchase up to 750,000 (unaudited) shares of Common Stock. Shares issued under this plan expire 10 years from the date of issuance. In 1998, options to purchase 320,000 shares (unaudited) of Common Stock at an exercise price of $3.88 were issued to employees under this plan. These shares will vest at various dates based on the achievement of corporate and personal goals as determined by the Board of Directors' compensation committee and the achievement of specific Common Stock price targets. None of the options issued under this plan were exercisable at September 30, 1998.

     During 1993, the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan, as amended effective in May 1997, authorizes the issuance of options to purchase up to 600,000 shares of Common Stock. Shares issued under the Director Plan expire 10 years from the date of issuance. The Director Plan allows for the issuance of two types of grants: Formula Grants and Discretionary Grants. Formula Grants are fully vested when issued and are issued at a price equal to the fair market value of the Company's stock at the date of issuance. Each Non-Employee Director was issued 12,500 Formula Grants on November 14, 1995. In addition, the following Formula Grants are issued under the Director Plan: (1) options to purchase 25,000 shares of common stock to each Non-Employee Director upon first being elected to the Board of Directors and (2) options to purchase 7,500 shares of Common Stock annually, beginning on December 31, 1997, to each Non-Employee Director who has served as a director for at least six months. Additionally, under the Director Plan, as amended in 1997, on March 17, 1997, each Non-Employee Director received an option to purchase 16,250 shares of Common Stock. These options were fully vested when issued and were issued at a price equal to the fair market value of the Company's stock at the date of issuance. Discretionary Grants may be issued by the Compensation Committee of the Board of Directors and may be issued at less than the fair market value of the Company's stock. In 1997, grants to purchase a total of 15,000 shares of Common Stock were issued to one Non-Employee Director. These options were fully vested when issued and were issued at a price equal to the fair market value of the Company's stock at the date of issuance. In 1996, Discretionary Grants to purchase a total of 87,500 shares of Common Stock were issued to two Non-Employee Directors. These options vest over four years and were issued at less than the fair market value of the Company's Common Stock at the date of grant.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


     A summary of stock option activity for the Director Plan follows:


                                                            OPTIONS              PRICE
                                                          OUTSTANDING           PER SHARE
                                                        --------------      -----------------
Balance at December 31, 1994...........................         30,000      $           11.00
Granted................................................         87,500      $            5.50
Forfeited..............................................        (15,000)     $           11.00
                                                        --------------      -----------------
Balance at December 31, 1995...........................        102,500      $  5.50 to $11.00
Granted................................................        110,000      $   5.50 to $9.38
Exercised..............................................        (12,500)     $            5.50
                                                        --------------      -----------------
Balance at December 31, 1996...........................        200,000      $   5.50 to $9.38
Granted................................................        167,500      $  4.25 to $11.00
Exercised..............................................             --      $              --
                                                        --------------      -----------------
Balance at December 31, 1997...........................        367,500      $  4.25 to $11.00
                                                        --------------      -----------------
Granted (unaudited)....................................         25,000      $            2.53
Exercised (unaudited)..................................             --      $              --
                                                        --------------      -----------------
Balance at September 30, 1998 (unaudited)..............        392,500      $  2.53 to $11.00
                                                        ==============      =================
Exercisable at September 30, 1998 (unaudited)..........        348,750      $  2.53 to $11.00
                                                        ==============      =================

     The Company records deferred compensation for the difference between the grant price and the deemed fair value for financial statement presentation purposes related to options. Such amount totals $907,000 at December 31, 1997. In 1995, 1996 and 1997, $340,000, $553,000, and $594,000, respectively, in related expense was recorded. The balance will be amortized to expense over the remaining vesting periods of the options.

     The Company accounts for these plans under APB Opinion No. 25, under which compensation expense was recorded. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), the Company's net loss per share would have been increased to the following pro forma amounts:


                                                               YEAR ENDED
                                                              DECEMBER 31,
                                        ------------------------------------------------------
                                               1995                1996             1997
                                        ---------------     ----------------    --------------
Net Loss:
        As reported ..................  $    (17,429,000)   $     (8,030,000)   $  (16,991,000)
                                        ================    ================    ==============
        Pro forma ....................  $    (18,240,000)   $     (9,062,000)   $  (19,129,000)
                                        ================    ================    ==============

Loss Per Share (basic and diluted):
        As reported ..................  $          (2.69)   $          (0.62)   $        (1.14)
                                        ================    ================    ==============
        Pro forma ....................  $          (2.81)   $          (0.69)   $        (1.29)
                                        ================    ================    ==============

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black Scholes options pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997, respectively: risk-free interest rates of 5.5% to 7.7%, 5.4% to 6.4% and 5.7% to 6.9%, with no expected dividends; expected lives of 5 years and expected volatility of 116% in 1995 and 1996 and 114% in 1997.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     A summary of the status of the Company's two fixed stock option plans as of December 31, 1995, 1996 and 1997 and charges during the years ending on those dates is presented below:

                                                1995                        1996                          1997
                                       ----------------------    -----------------------     ------------------------
                                                    WEIGHTED-                   WEIGHTED-                    WEIGHTED-
                                                    AVERAGE                     AVERAGE                      AVERAGE
                                                    EXERCISE                    EXERCISE                     EXERCISE
            FIXED OPTIONS               SHARES        PRICE        SHARES         PRICE         SHARES        PRICE
------------------------------------   --------     --------     ----------     ---------     -----------   ---------
Balance at beginning of year........    394,607     $   5.37        891,037     $    4.29       1,319,149   $    5.27
Granted.............................    666,468     $   3.61        643,200     $    6.89       1,400,078   $    4.99
Options repriced....................    (10,500)    $  11.48             --     $      --              --   $      --
Exercised...........................    (49,459)    $   0.49       (106,041)    $    3.24        (150,556)  $    1.43
Forfeited...........................   (110,079)    $   7.30       (109,047)    $    6.75        (240,454)  $    5.91
                                       --------                  ----------                   -----------
Balance at end of year..............    891,037     $   4.10      1,319,149     $    5.27        2,328,217  $    5.37
                                       ========                  ==========                   ===========
Options exercisable at year end.....    360,657     $   3.24        437,391     $    4.10          915,103  $    5.56
                                       ========                  ==========                   ===========
Weighted-average fair value of
options granted during the year.....   $   6.49                  $     7.99                   $      4.02

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                      OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                    ------------------------------------------------------     -----------------------------------
                        AMOUNT         WEIGHTED-AVERAGE                            NUMBER
    RANGE OF        OUTSTANDING AT        REMAINING       WEIGHTED-AVERAGE     EXERCISABLE AT     WEIGHTED-AVERAGE
 EXERCISE PRICES   DECEMBER 31, 1997   CONTRACTUAL LIFE     EXERCISE PRICE     DECEMBER 31, 1997    EXERCISE PRICE
----------------   -----------------   ----------------   ----------------     -----------------  ----------------
$0.04 - $  3.00            56,894            4.2          $      0.40                 56,894        $     0.40
$3.01 - $  7.00         1,863,110            6.3          $      4.90                612,880        $     4.92
$7.01 - $14.88            408,213            6.9          $      8.22                245,329        $     8.37
                        ---------                                                    -------
                        2,328,217                                                    915,103
                        =========                                                    =======

8.   FEDERAL INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.

     A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the periods ended December 31, 1995, 1996 and 1997 is as follows:

                                                                  1995          1996         1997
                                                                --------      ---------   ---------
Statutory rate                                                   (34.0)%        (34.0)%     (34.0)%
Purchase of in-process research and development                   16.4%           1.1%        6.6%
Stock option compensation not deductible (deductible)              0.7%          (0.3)%      (0.2)%
Other nondeductible expenses                                        --             --        (0.7)%
Adjustment to deferred tax valuation allowance                    16.9%          33.2%       28.3%
                                                                 -----          -----       =====
                                                                   0.0%           0.0%        0.0%
                                                                 =====          =====       =====

                          ARONEX PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Significant components of the Company's net deferred tax asset at December 31, 1996 and 1997 are as follows:

                                                                 1996             1997
                                                             ------------    -------------
Deferred tax assets relating to:
   Federal net operating loss carryforwards ..............   $ 22,777,400    $ 27,640,500
   Financial statement depreciation and amortization in
        excess of (less than) amount deductible for income
        tax purposes .....................................        130,400         132,000
   Accrued liabilities not currently deductible
        for income tax purposes ..........................         42,900         725,100
   Equity in loss of affiliate not currently
        deductible for income tax purposes ...............        170,000         170,000
   Other items, net ......................................        (24,300)        (19,400)
                                                             ------------    ------------
Total deferred items, net ................................     23,096,400      28,648,200
Deferred tax valuation allowance .........................    (23,096,400)    (28,648,200)
                                                             ------------    ------------
Net deferred tax asset ...................................   $         --    $         --
                                                             ============    ============

          At December 31, 1997, the Company had net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $79.0 million. The Tax Reform Act of 1986 provided a limitation on the use of NOL and tax credit carryforwards following certain ownership changes that could limit the Company's ability to utilize these NOLs and tax credits. Accordingly, the Company's ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. As a result of the merger (see Note 4) with Triplex and Oncologix, a change in control as defined by federal income tax law occurred, causing the use of these carryforwards to be limited and possibly eliminated. Additionally, because United States tax laws limit the time during which NOLs and the tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of its NOLs and tax credit carryforwards for federal income tax purposes. The carryforwards will begin to expire in 2001 if not otherwise used. Due to the possibility of not reaching a level of profitability that will allow for the utilization of the Company's deferred tax assets, a valuation allowance has been established to offset these tax assets. The valuation allowance increased $10,957,000, $3,504,000, and $5,551,800 for the years ended December 31, 1995, 1996 and 1997, respectively. These increases were primarily due to the Company's losses from operations for such periods and the valuation allowance for the net operating loss carryforwards acquired in the 1995 mergers with Triplex and Oncologix (See Note
4). The Company has not made any federal income tax payments since inception.

9.        LICENSE, RESEARCH AND DEVELOPMENT AGREEMENTS

          The Company has two exclusive license agreements with M.D. Anderson which may be terminated in the event of a material breach of the terms of the agreement or for failure to convert the licensed subject matter to a commercial form. However, the Company believes its ongoing research and development efforts currently satisfy this obligation to commercialize.

          The license agreements require the Company to pay royalties for licensed patent products or processes based on cumulative net sales percentages. The Company must also pay M.D. Anderson $200,000 for each FDA-approved product resulting from certain licensed research tasks. No royalties have been paid to date since the Company has had no sales.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          For the years ended December 31, 1995, 1996 and 1997, the Company paid M.D. Anderson $392,000, $144,000, and $108,000, respectively, for research performed on behalf of the Company.

          The Company entered into a non-exclusive license agreement to use a patented process in the manufacture, use and sale of certain of Aronex Pharmaceuticals' products in 1993 with an initial fee of $30,000. Annual royalty payments by the Company are to be computed as a percentage of sales, as defined in the agreement. The royalty payments shall not exceed $1 million in a calendar year and expire upon expiration of the licensed patents.

          In 1993, the Company entered into a license and development agreement with Genzyme to develop and commercialize ATRAGEN(R). The initial focus of the collaboration was the development of ATRAGEN for the treatment of myelogenous leukemias and certain non-hematologic cancers. The Company and Genzyme shared clinical development responsibilities and research program funding through the end of 1996. Under the agreement, Genzyme was required to make up to $1.5 million in milestone payments to the Company upon the occurrence of certain events and to pay the Company royalties on sales of the product. Genzyme had the right to terminate the agreement in the event of a third party claim of infringement by products subject to the agreement. The Company had the right to terminate the agreement if Genzyme failed to satisfy certain milestones. In connection with the collaborative agreement, Genzyme made a net $4.5 million equity investment in the Company and agreed to make an additional $5.0 million equity investment in the Company if certain developmental goals were achieved.

          In September 1996, Genzyme advanced the Company $2.0 million relating to the $5.0 million equity milestone. In early 1997, the license and development agreement was amended and Genzyme was released from any further obligation to perform development work for ATRAGEN. Under the amendment, the license granted to Genzyme was converted to an option to acquire the right to market and sell ATRAGEN worldwide (with the Company retaining co-promotion rights in the United States). Genzyme is required to pay the Company $3.0 million no more than six months after the filing of an NDA for ATRAGEN to exercise the option, and would thereafter be required to pay royalties on sales of ATRAGEN. The Company has the right to re-acquire the marketing rights at any time within the six months following Genzyme's exercise of the option by returning Genzyme's $3.0 million option exercise payment, repaying Genzyme's $2.0 million advance and paying royalties on sales of ATRAGEN, including $500,000 in minimum royalties in the first year. If Genzyme does not exercise its option, the Company is required to repay Genzyme the $2.0 million advance and to pay royalties on sales of ATRAGEN, including $500,000 in minimum royalties in the first year following the expiration of the option.

          In 1996, the Company entered into a license agreement with Boehringer Mannheim GmbH (subsequently acquired by F. Hoffman-LaRoche Ltd. ("Roche")) to develop and commercialize one of the Company's products, AR209. Under the agreement, Roche was responsible for funding the costs of all remaining preclinical and clinical development of AR209 and for manufacturing the product. Roche paid the Company $150,000 in license fees in connection with this agreement in 1997 and agreed to pay minimum annual license fees of $100,000 during the term of the agreement. In addition, Roche was required to pay the Company up to $2.65 million in milestone payments upon the occurrence of certain events and to pay the Company royalties on sales of the product. The Company had the option to co-promote the product under terms to be negotiated by the parties or to co-market the product if the parties are unable to reach an agreement as to the terms of a co-promotion arrangement. Roche had the right to terminate the agreement if the costs of developing AR209 were materially greater than anticipated and Roche determined, in its reasonable discretion, not to proceed with the development of the product in light of such increased costs. The Company had the right to terminate the agreement if Roche failed to achieve certain milestones. Both parties had the right to terminate the agreement without cause, with all rights to AR209 reverting to the non-terminating party. The agreement was terminated without cause by Roche in September 1998, as a result of which all rights to AR209 have reverted to the Company.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10.       COMMITMENTS AND CONTINGENCIES

          The Company leases laboratory and office space under operating leases and certain office equipment on a short-term basis. In 1997, the Company entered into a lease for a building from its current landlord who was a related party until late in 1997. Under this lease, the Company has committed to lease 30,000 square feet for ten years beginning in January 1998. Rental expense was approximately $208,000, $268,000, and $236,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

          Future minimum noncancellable payments under operating leases at December 31, 1997 are as follows:


          YEAR ENDING
          DECEMBER 31,                AMOUNT
          ------------            -------------
              1998                $     698,000
              1999                      714,000
              2000                      714,000
              2001                      714,000
              2002                      712,000
           Thereafter                 3,570,000
                                  -------------
             Total                $   7,122,000
                                  =============

         The Company is subject to numerous risks and uncertainties because of the nature of and status of its operations. The Company maintains insurance coverage for events and in amounts that it deems appropriate. Management believes that uninsured losses, if any, will not be materially adverse to the Company's financial position or results of operations.

11.       RELATED PARTY TRANSACTIONS AND EMPLOYMENT AGREEMENTS

         In September 1995, the Company entered into an employment agreement with an officer of the Company, for an initial term of one year. This officer terminated his employment on January 15, 1998 and the Company is obligated to pay his monthly salary of $19,583 and certain benefits for a period of twelve months after termination.

         During 1995, 1996 and 1997, the Company entered into employment agreements with its chief executive officer and other officers which have initial termination dates ranging from 1998 to 2000. The agreements are thereafter automatically renewed for successive periods of twelve to eighteen months unless terminated by either party. Such agreements provide that in the case of termination without cause, the officers are entitled to payments ranging from one hundred to one hundred and fifty percent of their annual salaries. Under these agreements the Company is committed to pay certain relocation costs and an amount equal to the federal income tax liability relating to a portion of the taxable relocation costs. Additionally, one of these officers has an outstanding loan with the Company with a balance of approximately $18,000 at December 31, 1997. This loan will be repaid over the next three years. Current annual salaries relating to these agreements total $1,017,000 at December 31, 1997.

         In February 1998, the Company amended a consulting agreement with the Company's chief scientific advisor for a three-year period ending December 31, 2000, whereby the Company is committed to pay consulting fees of $156,000 per year through December 31, 2000. One-half of the amount to be paid over the next three years will be paid in cash and one-half will be paid in Company Common Stock. The Company paid cash of $132,000, $144,000, and $156,000 for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to this agreement.

         During 1995 and 1996, the Company paid $28,500 and $2,500, respectively, in consulting fees to a consulting firm which is wholly-owned by a former member of the Board of Directors.

                          ARONEX PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12.       401(k) PLAN

         The Company maintains a retirement savings plan, effective as amended on January 1, 1991, in which any employee of the Company who has completed one month of employment may elect to participate. The plan is an individual account plan providing for deferred compensation as described in Section 401(k) of the Code and is subject to, and intended to comply with, the Employee Retirement Income Security Act of 1974, as amended. Each eligible employee is permitted to contribute up to 20% of his annual salary up to the applicable statutory maximum prescribed in the Code. The Company may, in its discretion, contribute an amount equal to the employee's contribution, but such Company contribution may not exceed an amount equal to six percent of the employee's compensation. A participant is 50% vested in the accrued benefits derived from the Company's contributions after completion of one year of employment following his election to participate in the plan, and 100% vested in such contributions after completion of two years of employment following such election. Participants may receive hardship loans under the terms of the plan. The plan provides for distributions in the event a participant dies, reaches the age of 65, becomes disabled or terminates his employment prior to the age of 65. The Company made contributions of approximately $25,800, $40,000 and $45,700 under the 401(k) plan for the years ended December 31, 1995, 1996 and 1997, respectively.

13.      EMPLOYEE STOCK PURCHASE PLAN

         In December 1996, the Board of Directors adopted the 1997 Employee Stock Purchase Plan and reserved 250,000 shares of Common Stock for issuance thereunder. The plan permits employees to purchase Common Stock through payroll deductions of up to 15% of their compensation subject to limitations as defined by the Internal Revenue Service. Purchases of Common Stock are made at the lower of 85% of fair market value at the beginning or end of each six-month offering period. In 1997, 21,292 shares were purchased by employees at $3.31 and $3.19 per share.

14.      SUBSEQUENT EVENT

         On November 12, 1998, the Company entered into a license agreement with Abbott Laboratories ("Abbott") for NYOTRAN. The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN, subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain copromotion rights retained by the Company in the United States and Canada. Abbott has agreed to pay the Company up-front payments of $2.8 million under the license agreement within 10 business days of November 12, 1998. Abbott has agreed to purchase 837,989 shares of the Company's common stock for $3.0 million under a related stock purchase agreement with a scheduled closing date of November 30, 1998. Abbott has also agreed to provide funding for the continuing clinical development of NYOTRAN and to make subsequent milestone payments as specified regulatory goals and sales targets are achieved. Abbott will also pay to the Company escalating royalties on all product sales of NYOTRAN.

================================================================================


     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION (OTHER THAN THIS PROSPECTUS) OR TO MAKE ANY REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR A SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE THEREOF.

                               ------------------



                                TABLE OF CONTENTS


                                                                        PAGE

  Prospectus Summary..................................................   1
  Caution as to Forward-Looking
     Statements.......................................................   5
  Risk Factors........................................................   5
  Use of Proceeds.....................................................  12
  Dividend Policy.....................................................  12
  Price Range of Common Stock.........................................  13
  Dilution............................................................  14
  Capitalization......................................................  15
  Selected Financial Data.............................................  16
  Management's Discussion and Analysis
     of Financial Condition and Results of
     Operations.......................................................  17
  Business............................................................  22
  Management..........................................................  39
  Principal Stockholders..............................................  44
  Description of Capital Stock........................................  46
  Plan of Distribution................................................  49
  Legal Matters.......................................................  49
  Experts.............................................................  50
  Available Information...............................................  50
  Index to Financial Statements....................................... F-1


================================================================================


                                4,500,000 SHARES



                      [ARONEX PHARMACEUTICALS, INC. LOGO]



                                  COMMON STOCK





                                 --------------
                                   PROSPECTUS
                                 --------------






                                         , 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby, all of which will be paid by the Company, is as follows:


  Registration fee.............................................     $ 3,953
  NASD filing fee..............................................        *
  Nasdaq listing fee...........................................        *
  Blue Sky fees and expenses...................................        *
  Printing and engraving expenses..............................        *
  Legal fees and expenses......................................        *
  Accounting fees and expenses.................................        *
  Miscellaneous fees and expenses..............................        *
                                                                       -
        Total    ..............................................      $ *
                                                                     ====

---------------------------


  *To be completed by amendment.

  ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Article VIII of the Amended and Restated Certificate of Incorporation of the Company and Article VII of the Bylaws of the Company provides for indemnification of the directors of the Company to the full extent permitted by law, as now in effect or later amended. Article VII of the Bylaws also permits the indemnification to the same extent of officers, employees or agents of the Company if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The Bylaws further provide for a contractual cause of action on the part of directors of the Company for indemnification claims that have not been paid by the Company.

        The Company also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

        Article VII of the Company's Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) for any transaction from which the director derived an improper personal benefit.

  ITEM 15.   RECENT SALE OF UNREGISTERED SECURITIES

        On November 12, 1998, the Company entered into a license agreement and a related stock purchase agreement with Abbott Laboratories ("Abbott") for NYOTRAN. In connection with the license agreement, Abbott has agreed to purchase 837,989 shares of the Company's common stock pursuant to the stock purchase agreement. Closing of the transaction is scheduled for November 30, 1998 and is subject to customary closing conditions, none of which are under the control of Abbott. The sale of shares of the Company's common stock to Abbott is conducted as a private placement pursuant to Regulation D promulgated under the Securities Act.

  ITEM 16.   EXHIBITS

    *1.1     Placement Agent Agreement.

     3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form
             10-Q for the quarterly period ending June 30, 1997 (the "June 1997
             Form 10-Q")).

     3.2     Restated Bylaws (incorporated by reference to Exhibit 3.2 to the
             Company's Registration Statement on Form S-1 (No. 33-47418) (the
             "1992 Registration Statement"), as declared effective by the Commission on July 10, 1992).

     4.1 Specimen certificate for shares of Common Stock, par value $0.001 per share (incorporated by reference to Exhibit 4.1 to the Company's Annual Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

    *5.1     Opinion of Andrews & Kurth L.L.P.

    10.1 Registration Rights Agreement dated August 2, 1989, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.2 to the 1992 Registration Statement).

    10.2     First Amendment to Registration Rights Agreement dated April 18,
             1990, by and among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.3 to the 1992 Registration
             Statement).

    10.3     Second Amendment to Registration Rights Agreement dated October 31,
             1991, by and among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.4 to the 1992 Registration
             Statement).

    10.4     Third Amendment to Registration Rights Agreement dated September
             10, 1993, among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.24 to the Company's
             Registration Statement on Form S-1 (No. 33-71166) (the "1993
             Registration Statement"), as declared effective by the Commission on November 15, 1993).

    10.5     Fourth Amendment to Registration Rights Agreement dated January 20,
             1994, among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.28 to the Company's Annual
             Report on Form 10-K for the year ended December 31, 1993 (the "1993
             Form 10-K")).

    10.6 Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the June 1997 Form 10-Q).

    10.7     Amended and Restated 1993 Non-Employee Director Stock Option Plan
             (incorporated by reference to Exhibit 10.2 to the June 1997 Form
             10-Q).

    10.8 1998 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "June 1998 Form 10-Q")).

    10.9     Exclusive License Agreement dated October 15, 1986, between the
             Company, The University of Texas System Board of Regents and The
             University of Texas M. D. Anderson Cancer Center (incorporated by reference to Exhibit 10.8 to the 1992 Registration Statement).

   10.10 Research and Development Contract dated October 1, 1986, between the Company, The University of Texas System Board of Regents and
             The University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.9 to the 1992 Registration Statement).

   10.11     Exclusive License Agreement dated July 1, 1988, between the
             Company, The University of Texas System Board of Regents and The
             University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.10 to the 1992 Registration Statement).

   10.12     Research and Development Contract dated July 1, 1988, between the
             Company, The University of Texas System Board of Regents and The
             University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.11 to the 1992 Registration Statement).

   10.13 Amendment No. 2 to Exclusive License Agreement dated July 9, 1993, among the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center
             (incorporated by reference to Exhibit 10.20 to the 1993
             Registration Statement).

   10.14 Sponsored Laboratory Study Agreement dated July 9, 1993, between the Company and The University of Texas M. D. Anderson Cancer
             Center (incorporated by reference to Exhibit 10.21 to the 1993
             Registration Statement).

   10.15     Technology Transfer Agreement dated July 18, 1989, among Triplex
             Pharmaceutical Corporation and Baylor College of Medicine, BCM
             Technologies, Inc., Michael Edward Hogan and Donald Joseph Kessler
             (incorporated by reference to Exhibit 10.61 to the Company's
             Registration Statement on Form S-4 (No. 33-91584) dated July 24,
             1995 (the "Merger Registration Statement")).

   10.16     Form of Key Management Proprietary Information and Inventions and
             Noncompetition Agreement (incorporated by reference to Exhibit
             10.23 to the 1992 Registration Statement).

   10.17     Form of Proprietary Information and Inventions Agreement
             (incorporated by reference to Exhibit 10.24 to the 1992
             Registration Statement).

   10.18 Stock Purchase Warrant dated March 29, 1990, from the Company in favor of Pacific Venture Finance, Inc (incorporated by reference to Exhibit 10.28 to the 1992 Registration Statement).

   10.19     Master Loan and Security Agreement dated March 1, 1993, between the
             Company and MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year Ended December 31, 1993 (the "1993 Form 10-K")).

   10.20 Common Stock Purchase Warrant dated June 28, 1993 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.22 to the 1993 Form 10-K).

   10.21 Common Stock Purchase Warrant dated March 21, 1994 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "March 1994 Form 10-Q")).

   10.22     Common Stock Purchase Warrant dated January 27, 1994 from the
             Company in favor of Vector Securities International, Inc
             (incorporated by reference to Exhibit 10.29 to the 1993 Form 10-K).

   10.23 License and Development Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.22 to the 1993 Registration Statement).

   10.24 Common Stock Purchase Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.23 to the 1993 Registration Statement).

   10.25     Amendment No. 2 to License and Development Agreement dated
             September 10, 1996, between the Company and Genzyme Corporation
             (incorporated by reference to Exhibit 10.1 to the Company's
             Quarterly Report on Form 10-Q for the fiscal quarter ended
             September 30, 1996 (the "September 1996 Form 10-Q")).

   10.26     Amendment No. 2 to Stock Purchase Agreement dated September 10,
             1996, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the September 1996 Form 10-Q).

   10.27     Amendment No. 3 to License and Development Agreement dated March
             25, 1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1997 (the "March
             1997 Form 10-Q")).

   10.28     Amendment No. 3 to Common Stock Purchase Agreement dated March 25,
             1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the March 1997 Form 10-Q).

   10.29     Licensing Agreement dated December 7, 1996, between the Company and
             Boehringer Mannheim GmbH (incorporated by reference to Exhibit
             10.51 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

   10.30     Plan and Agreement of Merger dated February 22, 1995, among Triplex
             Pharmaceutical Corporation, Argus Pharmaceuticals, Inc. and API
             Acquisition Company No. 1 (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K dated February 22, 1995
             (the "February 1995 Form 8-K")).

   10.31 Form of Certificate of Contingent Interest (incorporated by reference to Exhibit 1.2 to the February 1995 Form 8-K).

   10.32     Agreement and Plan of Merger dated February 22, 1995, among
             Oncologix, Inc., the Company and API Acquisition Company No. 2
             (incorporated by reference to Exhibit 1.7 to the February 1995 Form
             8-K).

   10.33 Form of Warrant (incorporated by reference to Exhibit 1.8 to the February 1995 Form 8-K).

   10.34 Agreement between Oncologix and HCV Group (incorporated by reference to Exhibit 1.9 to the February 1995 Form 8-K).

   10.35     Exchange Agreement dated December 12, 1995, among the Company,
             Health Care Ventures I, L.P., Health Care Ventures II, L.P., Health
             Care Ventures III, L.P. and Health Care Ventures IV, L.P
             (incorporated by reference to Exhibit 1.2 to the Company's Current
             Report on Form 8-K dated December 12, 1995).

   10.36     Employment Agreement dated March 12, 1997, between the Company and
             David S. Gordon, M.D (incorporated by reference to Exhibit 10.4 to the March 1997 Form 10-Q).

   10.37     Employment Agreement dated July 28, 1997, between the Company and
             Janet Walter (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended
             September 30, 1997).

   10.38     Employment Agreement dated November 3, 1997 between the Company and
             Geoffrey Cox, Ph.D (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 (the "1997 Form 10-K")).

   10.39     Employment Termination and Severance Agreement dated January 1,
             1998, between the Company and James M. Chubb, Ph.D (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
             10-Q for the fiscal quarter ended March 31, 1998 (the "March 1998
             Form 10-Q")).

   10.40     Consulting Agreement dated January 1, 1998, between the Company and
             Gabriel Lopez-Berestein (incorporated by reference to Exhibit 10.2 to the March 1998 Form 10-Q).

   10.41     Consulting Agreement dated April 1, 1998, between the Company and
             Roman Perez-Solar (incorporated by reference to Exhibit 10.3 to the March 1998 Form 10-Q).

   10.42     Employment Agreement dated June 12, 1998, between the Company and
             Praveen Tyle, Ph.D. (incorporated by reference to Exhibit 10.2 to the June 1998 Form 10-Q).

   10.43     Employment Agreement dated June 12, 1998, between the Company and
             Paul A. Cossum, Ph.D. (incorporated by reference to Exhibit 10.3 to the June 1998 Form 10-Q).

   10.44     Employment Agreement dated June 12, 1998, between the Company and
             Terance A. Murnane, Ph.D. (incorporated by reference to Exhibit
             10.4 to the June 1998 Form 10-Q).

   10.45     Lease Agreement dated April 4, 1997, between the Company and The
             Woodlands Corporation (incorporated by reference to Exhibit 10.3 to the June 1997 Form 10-Q).

  *10.46     License Agreement dated November 12, 1998, between the Company and
             Abbott Laboratories.

    11.1 Statement regarding computation of loss per share (incorporated by reference to Exhibit 11.1 to the 1997 Form 10-K).

    23.1     Consent of Arthur Andersen LLP

   *23.2     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

    24.1 Power of attorney (included on the signature page of this Registration Statement).

---------------------------

  *     To be filed by amendment.

  ITEM 17.   UNDERTAKINGS

        The undersigned registrant hereby undertakes that:

        (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF THE WOODLANDS, STATE OF TEXAS, ON NOVEMBER 18, 1998.

                                           ARONEX PHARMACEUTICALS, INC.


                                           By:/s/   Geoffrey F. Cox
                                              ---------------------------------
                                                    Geoffrey F. Cox
                                                    Chairman of the Board and
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

        We the undersigned, directors and officers of Aronex Pharmaceuticals, Inc. (the "Company"), do hereby severally constitute and appoint Geoffrey F. Cox and Terance A. Murnane and each or any of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                 SIGNATURE                                       TITLE                              DATE
                 ---------                                       -----                              ----

  /s/     Geoffrey F. Cox                     Chairman of the Board and Chief                November 18, 1998
  -----------------------------------         Executive Officer (Principal executive
          Geoffrey F. Cox                     officer)

  /s/    Terance A. Murnane                   Controller (Principal financial and            November 18, 1998
  -----------------------------------               accounting officer)
         Terance A. Murnane

  /s/    Gabriel Lopez-Berestein                                Director                     November 18, 1998
  -----------------------------------
         Gabriel Lopez-Berestein

  /s/    Ronald J. Brenner, Ph.D.                               Director                     November 18, 1998
  -----------------------------------
         Ronald J. Brenner, Ph.D.

                                                                Director                     November    , 1998
  -----------------------------------
         James R. Butler

  /s/    Martin P. Sutter                                       Director                     November 18, 1998
  -----------------------------------
         Martin P. Sutter

  /s/    Phyllis I. Gardner, M.D.                               Director                     November 18, 1998
  -----------------------------------
         Phyllis I. Gardner, M.D.

  /s/    Gregory F. Zaic                                        Director                     November 18, 1998
  -----------------------------------
         Gregory F. Zaic

                               INDEX TO EXHIBITS


  EXHIBITS                         DESCRIPTION
  --------                         -----------
    *1.1     Placement Agent Agreement.

     3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form
             10-Q for the quarterly period ending June 30, 1997 (the "June 1997
             Form 10-Q")).

     3.2     Restated Bylaws (incorporated by reference to Exhibit 3.2 to the
             Company's Registration Statement on Form S-1 (No. 33-47418) (the
             "1992 Registration Statement"), as declared effective by the Commission on July 10, 1992).

     4.1 Specimen certificate for shares of Common Stock, par value $0.001 per share (incorporated by reference to Exhibit 4.1 to the Company's Annual Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

    *5.1     Opinion of Andrews & Kurth L.L.P.

    10.1 Registration Rights Agreement dated August 2, 1989, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.2 to the 1992 Registration Statement).

    10.2     First Amendment to Registration Rights Agreement dated April 18,
             1990, by and among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.3 to the 1992 Registration
             Statement).

    10.3     Second Amendment to Registration Rights Agreement dated October 31,
             1991, by and among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.4 to the 1992 Registration
             Statement).

    10.4     Third Amendment to Registration Rights Agreement dated September
             10, 1993, among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.24 to the Company's
             Registration Statement on Form S-1 (No. 33-71166) (the "1993
             Registration Statement"), as declared effective by the Commission on November 15, 1993).

    10.5     Fourth Amendment to Registration Rights Agreement dated January 20,
             1994, among the Company and certain of its stockholders
             (incorporated by reference to Exhibit 10.28 to the Company's Annual
             Report on Form 10-K for the year ended December 31, 1993 (the "1993
             Form 10-K")).

    10.6 Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the June 1997 Form 10-Q).

    10.7     Amended and Restated 1993 Non-Employee Director Stock Option Plan
             (incorporated by reference to Exhibit 10.2 to the June 1997 Form
             10-Q).

    10.8 1998 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "June 1998 Form 10-Q")).

    10.9     Exclusive License Agreement dated October 15, 1986, between the
             Company, The University of Texas System Board of Regents and The
             University of Texas M. D. Anderson Cancer Center (incorporated by reference to Exhibit 10.8 to the 1992 Registration Statement).

   10.10 Research and Development Contract dated October 1, 1986, between the Company, The University of Texas System Board of Regents and
             The University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.9 to the 1992 Registration Statement ).

   10.11     Exclusive License Agreement dated July 1, 1988, between the
             Company, The University of Texas System Board of Regents and The
             University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.10 to the 1992 Registration Statement).

   10.12     Research and Development Contract dated July 1, 1988, between the
             Company, The University of Texas System Board of Regents and The
             University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.11 to the 1992 Registration Statement).

   10.13 Amendment No. 2 to Exclusive License Agreement dated July 9, 1993, among the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center
             (incorporated by reference to Exhibit 10.20 to the 1993
             Registration Statement).

   10.14 Sponsored Laboratory Study Agreement dated July 9, 1993, between the Company and The University of Texas M. D. Anderson Cancer
             Center (incorporated by reference to Exhibit 10.21 to the 1993
             Registration Statement).

   10.15     Technology Transfer Agreement dated July 18, 1989, among Triplex
             Pharmaceutical Corporation and Baylor College of Medicine, BCM
             Technologies, Inc., Michael Edward Hogan and Donald Joseph Kessler
             (incorporated by reference to Exhibit 10.61 to the Company's
             Registration Statement on Form S-4 (No. 33-91584) dated July 24,
             1995 (the "Merger Registration Statement")).

   10.16     Form of Key Management Proprietary Information and Inventions and
             Noncompetition Agreement (incorporated by reference to Exhibit
             10.23 to the 1992 Registration Statement).

   10.17     Form of Proprietary Information and Inventions Agreement
             (incorporated by reference to Exhibit 10.24 to the 1992
             Registration Statement).

   10.18 Stock Purchase Warrant dated March 29, 1990, from the Company in favor of Pacific Venture Finance, Inc (incorporated by reference to Exhibit 10.28 to the 1992 Registration Statement).

   10.19     Master Loan and Security Agreement dated March 1, 1993, between the
             Company and MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year Ended December 31, 1993 (the "1993 Form 10-K")).

   10.20 Common Stock Purchase Warrant dated June 28, 1993 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.22 to the 1993 Form 10-K).

   10.21 Common Stock Purchase Warrant dated March 21, 1994 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "March 1994 Form 10-Q")).

   10.22     Common Stock Purchase Warrant dated January 27, 1994 from the
             Company in favor of Vector Securities International, Inc
             (incorporated by reference to Exhibit 10.29 to the 1993 Form 10-K).

   10.23 License and Development Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.22 to the 1993 Registration Statement).

   10.24 Common Stock Purchase Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.23 to the 1993 Registration Statement).

   10.25     Amendment No. 2 to License and Development Agreement dated
             September 10, 1996, between the Company and Genzyme Corporation
             (incorporated by reference to Exhibit 10.1 to the Company's
             Quarterly Report on Form 10-Q for the fiscal quarter ended
             September 30, 1996 (the "September 1996 Form 10-Q")).

   10.26     Amendment No. 2 to Stock Purchase Agreement dated September 10,
             1996, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the September 1996 Form 10-Q).

   10.27     Amendment No. 3 to License and Development Agreement dated March
             25, 1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1997 (the "March
             1997 Form 10-Q")).

   10.28     Amendment No. 3 to Common Stock Purchase Agreement dated March 25,
             1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the March 1997 Form 10-Q).

   10.29     Licensing Agreement dated December 7, 1996, between the Company and
             Boehringer Mannheim GmbH (incorporated by reference to Exhibit
             10.51 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

   10.30     Plan and Agreement of Merger dated February 22, 1995, among Triplex
             Pharmaceutical Corporation, Argus Pharmaceuticals, Inc. and API
             Acquisition Company No. 1 (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K dated February 22, 1995
             (the "February 1995 Form 8-K")).

   10.31 Form of Certificate of Contingent Interest (incorporated by reference to Exhibit 1.2 to the February 1995 Form 8-K).

   10.32     Agreement and Plan of Merger dated February 22, 1995, among
             Oncologix, Inc., the Company and API Acquisition Company No. 2
             (incorporated by reference to Exhibit 1.7 to the February 1995 Form
             8-K).

   10.33 Form of Warrant (incorporated by reference to Exhibit 1.8 to the February 1995 Form 8-K).

   10.34 Agreement between Oncologix and HCV Group (incorporated by reference to Exhibit 1.9 to the February 1995 Form 8-K).

   10.35     Exchange Agreement dated December 12, 1995, among the Company,
             Health Care Ventures I, L.P., Health Care Ventures II, L.P., Health
             Care Ventures III, L.P. and Health Care Ventures IV, L.P
             (incorporated by reference to Exhibit 1.2 to the Company's Current
             Report on Form 8-K dated December 12, 1995).

   10.36     Employment Agreement dated March 12, 1997, between the Company and
             David S. Gordon, M.D (incorporated by reference to Exhibit 10.4 to the March 1997 Form 10-Q).

   10.37     Employment Agreement dated July 28, 1997, between the Company and
             Janet Walter (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended
             September 30, 1997).

   10.38     Employment Agreement dated November 3, 1997 between the Company and
             Geoffrey Cox, Ph.D (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 (the "1997 Form 10-K")).

   10.39     Employment Termination and Severance Agreement dated January 1,
             1998, between the Company and James M. Chubb, Ph.D (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
             10-Q for the fiscal quarter ended March 31, 1998 (the "March 1998
             Form 10-Q")).

   10.40     Consulting Agreement dated January 1, 1998, between the Company and
             Gabriel Lopez-Berestein (incorporated by reference to Exhibit 10.2 to the March 1998 Form 10-Q).

   10.41     Consulting Agreement dated April 1, 1998, between the Company and
             Roman Perez-Solar (incorporated by reference to Exhibit 10.3 to the March 1998 Form 10-Q).

   10.42     Employment Agreement dated June 12, 1998, between the Company and
             Praveen Tyle, Ph.D. (incorporated by reference to Exhibit 10.2 to the June 1998 Form 10-Q).

   10.43     Employment Agreement dated June 12, 1998, between the Company and
             Paul A. Cossum, Ph.D. (incorporated by reference to Exhibit 10.3 to the June 1998 Form 10-Q).

   10.44     Employment Agreement dated June 12, 1998, between the Company and
             Terance A. Murnane, Ph.D. (incorporated by reference to Exhibit
             10.4 to the June 1998 Form 10-Q).

   10.45     Lease Agreement dated April 4, 1997, between the Company and The
             Woodlands Corporation (incorporated by reference to Exhibit 10.3 to the June 1997 Form 10-Q).

  *10.46     License Agreement dated November 12, 1998, between the Company and
             Abbott Laboratories.

    11.1 Statement regarding computation of loss per share (incorporated by reference to Exhibit 11.1 to 1997 Form 10-K).

    23.1     Consent of Arthur Andersen LLP

   *23.2     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

    24.1 Power of attorney (included on the signature page of this Registration Statement).


---------------
*       To be filed by amendment.